As filed with the Securities and Exchange Commission on December 19, 2003
Registration No. 333-108949

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

(Pre-Effective Amendment No. 4)

COMMUNITY FIRST, INC.

(Name of small business issuer in its charter)

Tennessee (State or jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)

04-3687717
(I.R.S. Employer Identification No.)

501 S. James Campbell Blvd., Columbia, Tennessee 38401
(931) 380-2265
(Address and telephone number of principal executive offices and principal place of business)

Marc R. Lively, Chief Executive Officer
Community First, Inc.
501 S. James Campbell Blvd., Columbia, Tennessee 38401
(931) 380-2265
(Name, address and telephone number of agent for service)

Copies to:
C. Michael Norton
Bone McAllester Norton PLLC
511 Union Street, Suite 1600
Nashville, Tennessee 37219
(615) 238-6330

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[   ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. The prospectus is not an offer to sell the shares and is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted. The prospectus is not an offer to sell the shares and is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted.

Preliminary, Subject to Completion, dated             , 2003

PROSPECTUS

180,000 Shares

Community First, Inc.

Common Stock

     Community First, Inc. is offering 180,000 shares of our common stock. There is currently no public market for our common stock, and there can be no assurance that a public trading market will develop. Sales are isolated transactions and, given the small volume of trading in our common stock, may not be indicative of its present value. The most recent trade of our common stock occurred on August 14, 2003, at a price of $25 per share. You should not invest in this offering unless you view your investment as a long-term one.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 7.

Public offering price	$25.00 per share

	If no
	shares	If 25%	If 50%	If 75%	If 100%
	sold	sold	sold	sold	sold

Proceeds to Community First, Inc. (after estimated expenses)	$(50,000)	$1,075,000	$2,200,000	$3,325,000	$4,450,000

     Shares are first being offered to our current Tennessee resident shareholders. Shares not purchased by Tennessee resident shareholders will then be made available to the general public. Once made, subscriptions may not be revoked. There is no minimum number of shares which must be sold in the offering and we intend to close sales of shares respecting subscriptions we accept under the offering on a continuous basis without holding subscriptions in escrow until the offering is concluded. The offering will continue until March 31, 2004, unless earlier terminated, or extended in the discretion of our board of directors to a date not later than June 30, 2004. Any current Tennessee resident shareholder who wishes to purchase shares hereunder must purchase a minimum of 200 shares ($5,000). Any other purchaser must purchase a minimum of 400 shares ($10,000).

     We retain the right to accept or reject all or any part of a subscription. If rejected, the amount paid for the subscription or portion of the subscription which is rejected will be promptly refunded, without interest, to the subscriber. We will make a final decision as to which subscriptions to accept and which to reject within ten days after the termination of the offering if we have not previously made such determination.

     Shares are being offered and sold exclusively by the officers and directors of Community First, Inc., and we have not engaged or agreed to pay any underwriter, broker-dealer or sales agent with regard to the sale of the shares.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION OR REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SHARES OF OUR COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this prospectus is             , 2003

SUMMARY
RISK FACTORS
SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
THE OFFERING
MANNER OF DISTRIBUTION
USE OF PROCEEDS
PRICE RANGE OF OUR COMMON STOCK
DIVIDENDS
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
BUSINESS STRATEGY
DESCRIPTION OF BUSINESS
SUPERVISION AND REGULATION
MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER INFORMATION
RELATED PARTY TRANSACTIONS
PRINCIPAL SHAREHOLDERS
DESCRIPTION OF OUR CAPITAL STOCK
SELECTED PROVISIONS OF OUR CHARTER AND BYLAWS AND TENNESSEE LAW
SHARES ELIGIBLE FOR FUTURE SALE
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
SIGNATURES
EXHIBIT INDEX
EX-5 OPINION REGARDING LEGALITY
EX-21 SUBSIDIARIES OF THE REGISTRANT
EX-23.1 CONSENT OF CROWE CHIZEK AND COMPANY LLC

Summary	3
Risk Factors	7
Forward Looking Statements	12
The Offering	13
Manner of Distribution	17
Use of Proceeds	17
Price Range of our Common Stock	17
Dividends	18
Capitalization	19
Selected Financial Data	20
Management’s Discussion and Analysis of Financial Condition and Results of Operation	21
Business Strategy	38
Description of Business	39
Supervision and Regulation	45
Management	53
Executive Compensation and Other Information	55
Related Party Transactions	58
Principal Shareholders	59
Description of Our Capital Stock	60
Selected Provisions of our Charter and Bylaws and Tennessee Law	61
Shares Eligible for Future Sale	61
Experts	62
Legal Matters	62
Where You Can Find More Information	62
Index to Consolidated Financial Statements	F-1

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     The prospectus is not an offer to sell the shares and is not soliciting an offer to buy the shares in any state where the offer or sale is not permitted. We will not provide subscription materials to any person who resides in any foreign country or in any state of the United States if we determine that compliance with the securities laws of such country or state would be impracticable, and we will not accept any subscriptions from subscribers located in those states or countries. Persons who receive a subscription document or who wish to subscribe from states other than Tennessee should contact Marc R. Lively, telephone (931) 380-2265.

SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the risk factors and our financial statements and related notes appearing elsewhere in this prospectus, to understand this offering fully.

COMMUNITY FIRST AND COMMUNITY FIRST BANK

     General

     Community First, Inc. is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and became so upon the acquisition of all the voting shares of Community First Bank on August 30, 2002. Community First, Inc. was incorporated under the laws of the State of Tennessee as a Tennessee corporation on April 9, 2002. We conduct substantially all of our activities through and derive substantially all of our income from our wholly-owned subsidiary, Community First Bank.

     The Bank commenced business on May 18, 1999, as a Tennessee-chartered commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation’s Bank Insurance Fund. The Bank is regulated by the Tennessee Department of Financial Institutions and the FDIC. The Bank operates a main office and a two branch offices in Columbia, Tennessee, one additional branch office in Mount Pleasant, Tennessee, and a loan production office in Brentwood, Tennessee. The Bank also operates nine automatic teller machines in Maury County, Tennessee. The Bank’s sole subsidiary is Community First Title, Inc., a Tennessee chartered and regulated title insurance company.

     Services

     The Bank offers a full range of depository accounts and services to both consumers and businesses. At September 30, 2003, the Bank’s deposit base totaled approximately $175 million and included the following deposit categories: noninterest-bearing deposit accounts (10% of total deposits); NOW and money market demand accounts (30% of total deposits); other savings deposits (4% of total deposits); time deposits of $100,000 or more (21% of total deposits); and certificates of deposits in amounts less than $100,000 (35% of total deposits).

     Loans

     The Bank makes secured and unsecured loans to individuals, partnerships, corporations, and other business entities. The Bank offers direct installment loans to consumers on both a secured and unsecured basis. Commercial lending includes the extension of credit to a company directly or to individuals for business purposes. At September 30, 2003, consumer loans of approximately $9 million represented approximately 6% (all percentages net of loan loss reserves) of the Bank’s total loan portfolio; real estate construction loans of approximately $26 million represented approximately 16% of the Bank’s total loan portfolio; residential real estate loans (1 to 4 family residential) of approximately $46 million represented approximately 29% of the Bank’s total loan portfolio; commercial loans secured by real estate of approximately $57 million represented approximately 35% of the Bank’s total loan portfolio; and commercial loans, financial and agricultural, of approximately $20 million represented approximately 13% of the Bank’s total loan portfolio.

     Competition

     The banking business is highly competitive. The Bank’s primary market area consists of Maury County, Tennessee, and principally the cities of Columbia and Mount Pleasant, Tennessee. The Bank competes with numerous commercial banks and savings institutions with offices in the Bank’s market area. The competitors in the local market area have up to $794 million in deposits, as reported by the FDIC as of June 30, 2002 (the most current figures available). At June 30, 2002, the Bank had deposits of approximately $121 million.

     In addition to these competitors, the Bank competes for loans with insurance companies, regulated small loan companies, credit unions, and certain government agencies. The Bank competes with numerous other companies and financial institutions engaged in similar lines of business, such as bank holding companies, mortgage banking companies, brokerage companies, investment banking firms, and leasing companies.

     Employees

     As of September 30, 2003, Community First and the Bank had 49 full-time equivalent employees and 49 total employees. This is an increase in 5 full-time equivalent employees and 5 total employees from September 30, 2002. Community First plans to continue to hire additional employees to meet growth demands.

     Reasons for the Offering

     We intend to use the net proceeds of this offering to increase the capital of the Bank. While the Bank is considered by federal and state regulatory guidelines to be well-capitalized, we expect the asset base of the Bank to continue to grow as additional deposits are received by the Bank. Rapid growth in assets could result in the capital of the Bank representing a smaller percentage of assets if we are not able to add capital quickly enough through net earnings to maintain our status as well-capitalized. The funds from the offering are expected to provide us with adequate capital for the foreseeable future.

     No Public Market for Shares

     Our common stock is not currently traded on any exchange or stock quotation system, and is not traded extensively on the over the counter bulletin board. We cannot be sure that an active or established trading market will develop following completion of the offering, or, if one develops, that it will continue, or whether the price of our common stock will be higher or lower than the offering price. The common stock will not be listed on The Nasdaq National Market, the Nasdaq SmallCap Market or any other securities market upon completion of the offering.

     Principal Executive Offices

     The address and telephone number of our principal executive offices are:

501 South James Campbell Boulevard
Columbia, Tennessee 38401
(931) 380-2265

THE OFFERING

Common stock offered	180,000 shares. The shares being offered will be first made available to our current Tennessee resident shareholders and then to the general public. Our directors and executive officers have indicated their intention to purchase shares in the offering. See “The Offering” on page 13 and “Principal Shareholders” on page 59.

Common stock outstanding after this offering	1,332,906 shares

Net proceeds	We anticipate that our net proceeds from this offering will be approximately $4,450,000.

Minimum/maximum subscription	The minimum number of shares for which a current Tennessee resident shareholder may subscribe is 200, for an investment of $5,000. The minimum number of shares for which all other shareholders may subscribe is 400, for an investment of $10,000. No maximum subscription has been established. However, we may reject, in whole or in part, any subscription, whether or not there are available shares, and we may determine, in our sole discretion, the allocation of shares to subscribers. See “The Offering – General” on page 13. We will make a final decision as to which subscriptions to accept and which to reject within ten days after the termination of the offering if we have not previously made such determination.

Use of proceeds	We intend to use the net proceeds as working capital to fund future internal growth and for general corporate purposes.

Expiration time	The offering will continue until March 31, 2004, unless earlier terminated, or extended in the discretion of our board of directors to a date not later than June 30, 2004.

Minimum offering	There is no minimum aggregate number of shares that must be sold in the offering. We intend to complete the offering if any valid subscriptions are received before the expiration of the offering.

Subscriptions irrevocable	Once your completed subscription agreement is received, you may not revoke your subscription. Your subscription funds will not be released to us or for our use or commingled with our funds unless your subscription is accepted and shares are to be issued to you with respect to your funds.

Risk factors	See “Risk Factors” on page 7 for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

     The number of shares outstanding after the offering is based upon our shares outstanding as of September 30, 2003, assumes the sale of all of the shares offered and excludes a total of 163,600 shares issuable under our stock option plans. Net proceeds assumes the sale of all of the shares offered after deducting estimated offering expenses.

SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and “Management Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 21. Except for the data under “Performance Ratios and Other Data” and “Asset Quality Ratios,” the summary historical consolidated financial data as of December 31, 2002 and December 31, 2001 and for the years ended December 31, 2002 and December 31, 2001 is derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus, and the summary historical consolidated financial data as of and for the nine months ended September 30, 2003 is derived from unaudited consolidated financial statements for those periods, which are also included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial positions and results of operations for these periods. The financial condition and results of operations as of and for the nine months ended September 30, 2003 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2003. Community First became the holding company for the Bank on August 30, 2002, and for comparison purposes the following data as of and for the year ended December 31, 2001, represents the comparable data for Community First Bank.

	Nine Months Ended	Year Ended
	September 30,	December 31,

	2003	2002	2001

	(In thousands, except per share data)
INCOME STATEMENT DATA:
Interest income	$7,280	$8,957	$8,384
Interest expense	2,848	3,837	4,431

Net interest income	4,432	5,120	3,953
Provision for loan losses	344	683	594
Non-interest income	1,380	1,399	1,120
Non-interest expense	4,081	4,600	3,901

Net income	$865	$750	$623
BALANCE SHEET DATA:
Total assets	$197,606	$173,955	$128,401
Total securities	24,416	18,563	21,745
Total loans, net	158,480	131,433	95,971
Allowance for loan losses	(2,041)	(1,773)	(1,328)
Total deposits	174,881	151,848	111,217
Federal funds purchased	0	0	720
Federal Home Loan Bank advances	6,000	6,000	4,000
Trust preferred securities	3,000	3,000	0
Total stockholders’ equity	$12,942	$12,152	$11,413
PER SHARE DATA:
Earnings per share - basic	$.75	$.65	$.54
Earnings per share diluted	.70	.61	.51
Book value	11.23	10.58	9.97
PERFORMANCE RATIOS:
Return on average assets	.64	.51	.56
Return on average equity	9.33	5.89	5.62
Net interest margin (1)	3.42	3.71	3.78
ASSET QUALITY RATIOS:
Nonperforming assets to total loans	.41	.33	.88
Net loan charge-offs to average loans	.05	.21	.20
Allowance for loan losses to total loans	1.27	1.33	1.36
CAPITAL RATIOS:
Leverage ratio (2)	8.65	9.04	8.92
Tier 1 risk-based capital ratio	9.94	11.11	10.92
Total risk-based capital ratio	11.19	12.36	12.18

(1)	Net interest margin is the result of net interest income for the period divided by average interest earning assets.

(2)	Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock in this offering. Investing in our common stock involves a degree of risk. If any of the following risks actually occurs, we may not be able to conduct our business as currently planned and our financial condition or operating results could be materially harmed, the trading price of our common stock could decline and you could lose all or part of your investment.

The book value of a share of our common stock after the offering will be approximately one-half of the price paid for shares in the offering.

     If all of the shares being offered are sold, the book value per share at September 30, 2003, after giving effect to completion of this offering, would be $13.05 per share. Based on these assumptions, the post-offering book value would be less than the offering price of $25.00 per share, and accordingly, investors in the offering would experience dilution of $11.95, or 47.8%, per share, calculated on the basis of the difference between the offering price and pro forma book value. The book value at September 30, 2003, without giving effect to the completion of this offering was $11.23, and as a result, existing shareholders will not experience dilution.

The offering price does not necessarily reflect the fair market value of the common stock.

     We considered a number of factors in determining the offering price for the common stock, but principally looked to the price of recent trades known to have occurred. No independent third party or negotiations were involved in the determination of the offering price, and the price does not necessarily reflect the market value of our common stock. The price at which our common stock trades after the offering may be higher or lower than the offering price.

A public market for our common stock does not currently exist, and will probably not exist after the offering.

     While the common stock will be freely transferable by most shareholders, we do not expect that there will be a public market for trading the common stock following the offering. There has not been active trading in our common stock and we cannot be sure that an active or established trading market will develop following completion of the offering, or, if one develops, that it will continue, or whether the price of our common stock will be higher or lower than the offering price. The common stock will not be listed on The Nasdaq National Market, the Nasdaq SmallCap Market or any other securities market upon completion of the offering.

     Even if a market maker should make quotations of our common stock, market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. Even with a market maker, the limited size of this offering and the absence of dividends within the foreseeable future will impede the development of an active and liquid market for our common stock. You should carefully consider the limited liquidity of your investment in the shares.

No underwriter has agreed to purchase any of the common stock and we may not be able sell all of the shares in the offering.

     The common stock is being sold through the efforts of our management. Because the offering is not underwritten, there can be no assurance that any particular number of shares will be sold, we will have less capital to fund operations and growth, which could result in restricted or slower growth for Community First Bank, slower expansion of activities and lower shareholder returns. We could be required to raise additional capital earlier than if all of the shares offered are sold.

Our directors and executive officers own 23% of our outstanding common stock before the offering and it is expected that all of our directors and executive officers will purchase common stock in the offering.

     Our directors and executive officers and their affiliates currently own 23% of our outstanding shares of common stock, and our directors and executive officers currently intend to purchase shares in the offering. By voting against a proposal submitted to shareholders, the directors and executive officers, as a group, may be able to make approval more difficult for proposals requiring the vote of shareholders (such as mergers, share exchanges, certain asset sales and certain amendments to our articles of incorporation). See “Principal Shareholders” on page 59 and “Selected Provisions of Our Charter and Bylaws and Tennessee Law” on page 61.

We have not historically paid cash dividends and there can be no assurance that we will do so in the future.

     We have never paid in cash dividends to our shareholders, and our board of directors has decided to retain earnings for the purpose of financing growth. It is likely that the board will elect to continue this policy in the future and not pay dividends. You should not purchase shares if you are depending upon dividend income from this investment. See “Dividends” on page 18.

We are limited by law and regulatory requirement in the amount of dividends we receive from the Bank, which limit funds available to us to pay dividends to shareholders.

     Community First Bank is currently our sole revenue producing operation. As a result, our ability to pay dividends, if our board chose to do so, depends on receiving dividends from Community First Bank. The amount of dividends that Community First Bank may pay is limited by state and federal laws and regulations. Regulatory authorities may prohibit banks and bank holding companies from paying dividends, if it would be an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. Tennessee law requires that dividends be paid only from retained earnings (or undivided profits), except that dividends may be paid from capital surplus with the prior, written consent of the state banking regulator. At September 30, 2003, the Bank has $1,407 thousand of retained earnings available for dividends under these regulations without prior regulatory approval. See “Dividends” on page 18.

We may not be successful in the implementation of our business strategy.

     We cannot assure you that we will continue to be successful in the implementation of our business strategy. See “Business Strategy” on page 38. The growth and expansion of our business has placed, and will continue to place, significant demands on our management and our operational and financial resources. Successful implementation of our business strategy requires continued growth and will depend on our ability to attract a significant number of customers, profitably manage our assets, liabilities and capital, develop necessary business relationships to provide products and services, implement and improve operational, financial and management information systems and other technology, and hire and train additional qualified personnel.

We may not grow as rapidly as we have in the past. If we are unable to achieve our projected growth rates, our ability to increase our long-term profitability will suffer.

     Our assets increased from $34 million at September 30, 1999 (our first full calendar quarter of operations) to $161 million at September 30, 2002 to $198 million at September 30, 2003, and our quarterly net interest income after provision for loan losses has increased from $218,000 in the third quarter of 1999 to $1,380,000 in the third quarter of 2003. The increase in our loan loss reserve is directly attributable to our increasing loan portfolio. During our first three years of operation we increased our provision to maintain a loan loss reserve in excess of 1.25%. As a condition of our regulatory approval we were required to maintain a loan loss reserve in excess of 1.25%. Due to our rapid growth we choose to maintain a reserve in excess of 1.30%. Increases in our future profitably will depend on our continued ability to grow our assets while maintaining asset quality. We have incurred substantial expenses in management, sales and customer support personnel and other infrastructure to support our future growth, and we expect to continue to incur such expenses as we open and expand new branch offices. We may not grow as rapidly as we have over the past four years, and we may not grow at all. To continue to grow, we will need to provide sufficient capital to Community First Bank. We may not be able to receive the regulatory approvals, such as branch approvals, that will be necessary for such growth. If we are unable to grow, our ability to increase our long-term profitability will suffer.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings will decrease.

     Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant loan losses which could have a material adverse effect on our operating results. Management makes various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the collateral, if any, securing the repayment of many of our loans. We maintain an allowance for loan losses in an attempt to cover any loan losses which may occur. In determining the size of the allowance, we rely on an analysis of our loan portfolio based on volume and types of loans, internal loan classifications, trends in classifications, volume and trends in delinquencies and non-accruals, national and local economic conditions, other factors and other pertinent information. During our first three years of operation our provision for loan loss reserve was required to be 1.25% of our loan portfolio as directed by the Tennessee State Department of Financial Institutions. Since our three year anniversary we have maintained our loan loss reserve at levels above those dictated by our regulators.

     Since the Bank opened in 1999, the amount of our actual net loan losses and the amount of our allowance for loan losses have both grown as our total loans have increased. Our allowance was $897 thousand at December 31, 2000 (our first full year of operations), $1,327 thousand at December 31, 2001; $1,773 thousand at December 31, 2002; and $2,041 thousand at September 30, 2003. Because the amount of our loans has increased, the amount of the allowance has remained substantially constant over this period as a percentage of total loans, ranging from 1.27% to 1.34% for all periods. Our actual loan losses have also increased over these periods. Expressed as a percentage of total loans, our net loan losses were .12%, .20% and .21% for the years ending December 31, 2000, 2001 and 2002 respectively.

     If our assumptions regarding the amount of loan losses we may sustain in the future are wrong, our current allowance may not be sufficient to cover future loan losses, and additional provisions may be necessary which would materially decrease our net income or result in losses. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs, based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory agencies could have a negative effect on our operating results.

Fluctuations in interest rates could reduce our profitability. We realize income primarily from the difference between interest earned on loans and investments and interest paid on deposits and borrowings.

     Our earnings are significantly dependent on our net interest income. We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa. In either event, if market interest rates should move contrary to our positions, this “gap” may work against us, and our earnings may be negatively affected. At September 30, 2003, we had a significantly higher amount of interest-bearing assets than interest-bearing liabilities in shorter term maturities, with an asset gap of $19.9 million for maturities of one year or less. At the same time we had higher amounts of interest-bearing assets then interest-bearing liabilities for maturities of over one year. See “Interest Rate Gap Analysis” on page 27. We are unable to predict fluctuations of market interest rates, which are affected by many factors, including the following: inflation, recession, a rise in unemployment, tightening money supply, and domestic and international disorder and instability in domestic and foreign financial markets.

We are dependent on the Columbia and Maury County economy and the economy of the surrounding region.

     Our operations are materially dependent upon and sensitive to the economy of the Columbia-Maury County area and the surrounding region. An economic downturn or widespread labor-management difficulties could have a significant adverse effect on our earnings and financial condition. For example, the Maury County’s largest employer is the Saturn automobile facility, which employees some 7,000 persons. Over the past several years the economic condition of Maury County has been negatively impacted by increases in the unemployment rate due declines in Saturn’s work force and several small plant closures.

Loss of our senior executive officers or other key employees could impair our relationship with our customers and adversely affect our business.

     We have assembled a management team which has substantial background and experience in banking and financial services in the Maury County and Middle Tennessee banking market. Loss of the services of any of these key personnel could negatively impact our business because of their skills, years of industry experience, customer relationships and the potential difficulty of promptly replacing them.

If our subsidiary bank cannot maintain adequate capital, future growth and earnings may be negatively impacted.

     We anticipate that our existing capital resources, including the net proceeds of this offering, will adequately satisfy the foreseeable capital requirements of Community First Bank. However, we cannot be certain that the capital of Community First Bank will be adequate to support its anticipated growth. If the Bank’s deposit base grows at a higher than expected rate, or if the Bank has lower than expected earnings, its capital base may not be adequate to support the Bank and meet regulatory requirements. We cannot always control the amount of deposit growth, and future earnings may be adversely affected by many factors, some of which we cannot control. Any necessary future equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of equity financing, could result in dilution to your share ownership. If adequate capital is not available, Community First Bank will be subject to an increased level of regulatory supervision and our business, operating results and financial condition could be adversely affected. See “Supervision and Regulation” on page 45.

Competition with other financial instructions could adversely affect our profitability.

     According to FDIC deposit information as of September 30, 2003, there were eight banking institutions, excluding credit unions, with offices in Maury County, Tennessee. A number of these banking institutions have substantially greater resources and lending limits, more numerous banking offices, a wider variety of banking and other financial services, and much higher levels of core deposits than we do. In addition, we compete with mortgage companies, insurance companies, consumer finance companies, brokerage firms, credit unions, money market funds and other entities. This competition may limit or reduce our profitability, reduce our growth and adversely affect our results of operations and financial condition. See “Description of Business - Competition” on page 43.

     In addition we have recently expanded into the Williamson County Tennessee market. This market is one of the fastest growing communities in Tennessee; however it represents a significant risk in that it is a very competitive banking environment.

Consummation of the offering is not subject to the receipt of subscriptions for a minimum number of shares, and if fewer than all of the offered shares are sold, we will not fully realize the benefits of an increase in the Bank’s capital base.

     There is no minimum number of shares that must be sold in the offering and subscriptions, once received,

are irrevocable. The offering may be completed even if substantially less than the total number of shares offered is sold. If this happens, our capital would not be increased to the extent it would be if all of the shares being offered were sold. This could result in our having to raise additional capital in the future to support the Bank’s capital structure. Any necessary future equity or debt financing, if available at all, may be on terms which are not favorable to us and, in the case of equity financing, could result in dilution to your share ownership. See “The Offering” on page 13.

We can decide not to accept all or a part of your subscription and you may lose the ability to invest your funds while we hold your subscription funds.

     We will have broad discretion in determining which subscriptions to accept, in whole or in part, including if the offering is oversubscribed. In deciding which subscriptions to accept, we may consider, among other factors, the order in which subscriptions are received, a subscriber’s potential to do business with or to direct business to us, and the desire to have a broad distribution of stock ownership. As a result, a subscriber cannot be assured of receiving the full number of shares subscribed for, and may forego use of all or a portion of such subscriber’s funds pending allocation of available shares. The loss of use of some or all of these funds could result in you losing the ability to invest these funds while we are deciding whether or not to accept your subscription. See “The Offering - General” and “- Acceptance and Refunding of Subscriptions” on pages 13 and 14. We will make a final decision as to which subscriptions to accept and which to reject within ten days after the termination of the offering if we have not previously made such determination.

A significant portion of the Bank’s deposits are large certificates of deposit, and the Bank may lose these deposits if it does not pay competitive interest rates or if the depositors become concerned about possible uninsured losses.

     A significant portion of the Bank’s deposits have historically been certificates of deposit of over $100,000. At September 30, 2003, such certificates made up approximately 20% of the Bank’s total deposits. These certificates generally pay interest at rates which exceed those paid on regular checking and savings accounts, and many of these depositors are likely to shop for the best available rates. As a result, if the Bank fails to price its CD interest rates equal to or better than rates offered by competitors, a large amount of the deposit base of the Bank could be eroded. In addition, the amount of these deposits often exceed the amount of deposits insured by the FDIC, and if the Bank were to experience a time of financial distress, many of these deposits would likely leave the Bank due to concerns about losing the uninsured portion of the deposit. This would further adversely effect the Bank’s financial condition.

The funds received from this offering could increase the capital base of the Bank by as much as one-third, which could result in a lower return on equity for us and could negatively affect the public trading price of our stock.

     A bank’s rate of return on equity is a key component which investors often consider when deciding whether or not to invest in the bank’s stock. Our ROE for the year ended December 31, 2002 was 5.89%, and was 9.33% for the nine months ended September 30, 2003. If the offering is fully subscribed, our equity will be increased by approximately one-third. These additional funds cannot be fully deployed for some period time into optimal yielding investments and loans, which may cause the Bank’s ROE to decline in the short term. If investors perceive this decline in ROE as a weakening of the Bank’s earning capacity, it could result in our stock trading for lower prices.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     Statements and financial discussion and analysis contained in this prospectus that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe Community First’s future plans, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond Community First’s control. The important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	general business and economic conditions in the market Community First serves may be less favorable than anticipated;

•	changes in market rates and prices may impact the value of securities, loans, deposits and other financial instruments;

•	changes in the levels of loan prepayments and the resulting effects on the value of Community First’s loan portfolio;

•	changes in local economic and business conditions that could adversely affect Community First’s customers and their ability to transact profitable business with Community First, including the ability of borrowers to repay their loans according to their terms and the value of related collateral;

•	the failure of assumptions underlying the establishment of and provisions made to the allowance for possible credit losses;

•	the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels;

•	Community First’s ability to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

•	legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance or other aspects of the financial services industry;

•	competitive factors including product and pricing pressures among financial services organizations may increase;

•	Community First’s ability to expand and grow its business and operations through the opening of de novo branches or the acquisition of additional banks, and Community First’s ability to realize the cost savings and revenue enhancements it expects from such expansion or acquisitions;

•	fiscal and governmental policies of the United States government; and

•	other factors discussed in this prospectus.

     The words “anticipate,” “estimate,” “project,” “intend,” “expect,” “believe,” “continue,” “may,” “will,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus. All written and oral forward-looking statements attributable to Community First are expressly qualified in their entirety by these cautionary statements. Community First undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless the securities laws require Community First to do so.

THE OFFERING

General

     We are offering to sell up to 180,000 newly issued shares of our common stock at a price of $25.00 per share. We reserve the right to accept or reject any subscription in whole or in part or, if the offering is oversubscribed, to allot a lesser number of shares than the number for which a person has subscribed. In considering whether or not to accept subscriptions, in whole or in part, we may consider the factors described in “Acceptance and Refunding of Subscriptions” below. If rejected, the amount paid for the subscription or portion of the subscription which is rejected will be promptly refunded, without interest, to the subscriber.

     Offer First to Tennessee Resident Shareholders. The Shares are first being offered to our current Tennessee resident shareholders. Shares not purchased by Tennessee resident shareholders will then be made available to the general public. Management believes it is appropriate to first offer Shares to existing shareholders in recognition of their prior decisions to support the Company by investing in our stock. Management also believes that Tennessee resident shareholders are best situated to further support the Company by becoming or remaining customers of the Bank’s services, and that in an effort to encourage such business and recognize existing Bank customers, a preference to Tennessee shareholders would be appropriate.

     No Minimum Offering. There is no minimum number of shares which must be sold in the offering. The offering will be consummated if any valid subscriptions are received, unless our board of directors has terminated the offering in its entirety.

     Expiration Time. Subscriptions by current Tennessee resident shareholders to purchase shares must be received no later than 5:00 p.m. central time on March 31, 2004. Subscriptions to purchase shares by the general public must be received no later than 5:00 p.m., central time, on February 29, 2004, unless we terminate the offering earlier or extend it. We reserve the right to terminate the offering at any time prior to March 31, 2004, or to extend the termination date for up to three periods of one month each, without notice to subscribers. Under no circumstances will we extend the offering beyond June 30, 2004. See “Procedure for Subscribing for Shares “ and “Acceptance and Refunding of Subscriptions” below. Notwithstanding the stated expiration date, we intend to close sales of shares respecting subscriptions we accept under the offering on a continuous basis without holding subscriptions in escrow until the offering is concluded. We may reject subscription at any time; however, we will make a final decision with regard to the acceptance or rejection of subscriptions within ten days after the termination of the offering if we have not previously made such determination.

     Minimum and Maximum Subscription. In order to recognize existing shareholders who have made prior decisions to support the Company by investing in our stock, and in order to encourage existing shareholders to become or remain Bank customers, we believe it is appropriate to require a smaller minimum investment from our current Tennessee resident shareholders than the minimum investment required of other investors. Accordingly, current Tennessee resident shareholders must subscribe for the purchase of a minimum of 200 shares (for a minimum investment of $5,000), and all other investors must subscribe for the purchase of a minimum of 400 shares (for a minimum investment of $10,000), subject to our right to permit smaller subscriptions in our discretion. There is no maximum number of shares which any person or group of affiliated persons will be permitted to purchase, subject to our right to reject any subscription in whole or in part.

     Notwithstanding our unqualified right of rejection, once we receive a subscription, the subscriber may not revoke it.

Procedure for Subscribing for Shares

     You may participate in the offering and invest in the shares by completing and signing the subscription agreement included with prospectus as Exhibit A and delivering the completed subscription agreement prior to the termination of the offering, together with payment in full of the offering price of all shares for which you have subscribed. Payment in full must be made by:

•	Personal check or cashier’s check drawn upon a U.S. bank; or

•	a postal, telegraphic or express money order;

•	in any case, payable to “Community First Escrow”.

     The offering price will be deemed to have been received only upon (i) clearance of any check, or (ii) receipt of any cashier’s check drawn upon a U.S. bank or of any postal, telegraphic or express money order. If paying by personal check, please note that the funds paid thereby may take at least five business days to clear. Accordingly, investors who wish to pay the offering price by means of personal checks are urged to make payment sufficiently in advance of the termination of the offering to ensure that such payment is received and clears by such date. All funds received in payment of the subscription price will be deposited in an escrow account with Community First Bank as escrow agent, until acceptance of such subscriptions (which can occur in our discretion at any time prior to the closing or termination of the offering), and will be invested at our direction.

     The address to which subscription agreements and payment of the offering price should be delivered is: Marc R. Lively, Chief Executive Officer, Community First Bank & Trust, 501 South James M. Campbell Blvd., Columbia, Tennessee 38401; telephone 931-380-2265.

     If the amount you send with your subscription is insufficient to purchase the number of shares that you indicate are being subscribed for, or if you do not specify the number of shares to be purchased, then you will be deemed to have subscribed to purchase shares to the full extent of the payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering and provided that no fractional shares will be issued). If the amount you send with your subscription exceeds the amount necessary to purchase the number of shares that you indicate are being subscribed for, then you will be deemed to have subscribed to purchase shares to the full extent of the excess payment tendered (subject only to reduction to the extent necessary to comply with any regulatory limitation or conditions we impose in connection with the offering and provided that no fractional shares will be issued). Notwithstanding the foregoing, we reserve the right to reject, in whole or in part, any subscription. See “- Minimum and Maximum Subscription” above.

     Failure to include the full offering price with your subscription agreement may cause us to reject your subscription. The method of delivery of subscription agreements and payment of the offering price will be your election and risk. If you send your subscription by mail, we recommend that you use registered mail, return receipt requested, and that you allow a sufficient number of days to ensure delivery and clearance of payment prior to the termination date.

     We will decide all questions concerning the timeliness, validity, form and eligibility of subscription agreements, and our decisions will be final and binding. In our sole discretion, we may waive any defect or irregularity in any subscription, may permit any defect or irregularity to be corrected within such time as we may allow or may reject the purported subscription. Subscription agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. None of Community First, its officers, directors and agents, or any other person will be under any duty to give a subscriber notice of any defect or irregularity in the submission of subscription agreements, or incur any liability for failure to give such notice.

Escrow Account; Release of Funds: No Interest on Subscription Funds

     All funds received in payment of the offering price will be promptly deposited into an escrow account at Community First Bank until acceptance or rejection by us of such subscriptions. Funds in the escrow account will be invested only in investments permissible under SEC Rule 15c2-4 (including short-term obligations of the United States government or a sweep account collateralized by United States government or agency securities). Subscription funds will be released from the escrow account to us only upon receipt by the escrow agent of the certification of our chief executive officer that subscriptions relating to such funds have been accepted and that shares of common stock will be issued to subscribers in respect of such subscriptions. Earnings on funds in the escrow account will be retained by us, whether or not the offering is consummated.

Acceptance and Refunding of Subscriptions

     Subscription agreements are not binding on us until accepted by us. We reserve the right to accept or reject any subscription in whole or in part or, if the offering is oversubscribed, to allot a lesser number of shares than the number for which a person has subscribed.

     In considering whether to accept subscriptions, in whole or in part, we may consider, among other factors, the order in which subscriptions are received, the number of shares purchased by a subscriber in other capacities, the potential of the subscriber to do business with or direct business to Community First Bank, our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions, the number of shares which have not been subscribed for at the time a subscription is accepted and other factors relating to a particular subscription. In determining whether to permit a larger subscription, we may also consider the identity of the subscriber and the subscriber’s intentions with respect to our operations, management and direction. If you subscribe for shares through a broker or nominee, and your broker or nominee does not identify you in the subscription agreement, we may not allocate any shares to your subscription. The above legal or regulatory restrictions include a subscription for shares which would cause the shareholder to own shares in excess of the number permitted under our bylaws or who would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares and who has not obtained such clearance. See “Stock Ownership Limitation” below.

     In determining the number of shares to allot to each subscriber in the event the offering is oversubscribed, we may, in our discretion, take into account the fact that a subscriber is a current shareholder, the order in which subscriptions are received, a subscriber’s potential to do business with or to direct customers to Community First Bank, and our desire to have a broad distribution of stock ownership, as well as legal or regulatory restrictions and the other factors described above.

     We may elect not to accept subscriptions even if the offering is undersubscribed. We are less likely to accept a subscription made through a broker or nominee which does not identify the investor. We are also less likely to accept a subscription which might be subject to a legal or regulatory restriction. This would include a subscription for shares which would cause the shareholder to own shares in excess of the number permitted under our bylaws or who would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares and who has not obtained such clearance. See “Stock Ownership Limitation” below. We are also less likely to accept a larger subscription if we determine that such ownership might be inconsistent with the operations, management and direction of the Bank, such as a subscription from an executive officer of one of our direct competitors.

     We will decide which subscription agreements to accept and which to reject within ten days after the termination of the offering if we have not previously made such determination.

     In the event that we reject all or a portion of any subscription, the escrow agent will promptly refund to the subscriber by check sent by first-class mail all, or the appropriate portion, of the amount submitted with the subscription agreements. After all refunds have been made, Community First, Community First Bank and their respective directors, officers, and agents will have no further liabilities to subscribers. Certificates representing shares duly subscribed and paid for will be issued as soon as practicable after funds are released to us by the escrow agent.

Limited Market for Common Stock

     Except for common stock held by our directors and executive officers, the shares offered under this prospectus will be freely transferable immediately upon issuance and will not be subject to any transfer restrictions. There does not currently exist a public market for our common stock. Our common stock has been the subject of only sporadic trades. We are not aware of any securities dealers that make a market in the Company’s stock.

     There can be no assurance that an active over-the-counter market will develop for our common stock. It is not anticipated that our common stock will be listed on any stock exchange or be designated for trading on the Nasdaq system upon completion of the offering or in the immediate future.

Determination of Offering Price

     The offering price has been determined by our Board of Directors after consideration of various factors which it deemed relevant, principally recent trades of our common stock. Neither our board of directors nor management has expressed an opinion or has made any recommendation as to whether anyone should purchase shares of common stock in the offering. Any decision to invest in our common stock must be made by you based upon your own evaluation of the offering in the context of your best interests.

     There can be no assurance that, following completion of the offering and the issuance of the shares, you will be able to sell shares purchased in the offering at a price equal to or greater than the offering price. Moreover, until certificates for shares of common stock are delivered, you may not be able to sell the shares of common stock that you have purchased in the offering.

Intentions of Directors and Executive Officers

     Our directors and executive officers have indicated that they intend to subscribe for shares of common stock in the offering. Any shares purchased by directors and executive officers are intended to be held as an investment. These commitments could change based upon individual circumstances. See “Principal Shareholders” on page 59.

Stock Ownership Limitations

     Our bylaws provide that no shareholder may own more than 7.5% of our common stock. In addition, if a shareholder would own 5% or more of our common stock after the offering, the shareholder may be required to provide certain information to, or seek the prior approval of, state and federal bank regulators. We may reject subscriptions and will not be required to issue shares of common stock in the offering to any person who, in our opinion, would own shares in excess of the number permitted under our bylaws or who would be required to obtain prior clearance or approval from any state or federal bank regulatory authority to own or control such shares if, at the termination date, such clearance or approval has not been obtained or any required waiting period has not expired. We reserve the right to reduce or reject, in whole or in part, any subscription which would cause the shareholder to exceed the 7.5% limit or would require prior regulatory application or approval if such has not been obtained prior to the termination date. See “Acceptance and Refunding of Subscriptions” above.

Right to Amend or Terminate the Offering

     We expressly reserve the right to amend the terms and conditions of the offering. In the event of a material change to the terms of the offering, we will file an amendment to the registration statement, of which this prospectus is a part, and resolicit subscribers to the extent required by the Securities and Exchange Commission. In the event of such a resolicitation, all proceeds received will be returned promptly to any subscriber who does not provide the escrow agent with an affirmative reconfirmation of the subscription.

     We expressly reserve the right, at any time prior to delivery of the shares of common stock offered, to terminate the offering if the offering is prohibited by law or regulation or if our board of directors concludes, in its sole judgment, that it is not in our best interests to complete the offering under the circumstances. The offering may be terminated by us giving oral or written notice to the escrow agent or making a public announcement of the termination of the offering. If the offering is so terminated, all funds received will be promptly refunded, without interest.

Issuance of Common Stock

     Certificates representing shares of common stock purchased in the offering will be delivered to purchasers at the direction of the purchasers as indicated in their subscription agreement. No fractional shares will be issued in the offering.

Questions

     If you have questions concerning the offering, contact Marc R. Lively, Chief Executive Officer, Community First Bank & Trust, 501 South James M. Campbell Blvd., Columbia, Tennessee 38401; telephone 931-380-2265. Investors should understand, however, that neither Mr. Lively nor anyone else with Community First may provide any information that is not included in this prospectus.

MANNER OF DISTRIBUTION

     This offering is being made by Community First and its management, who will receive no compensation for such services. We have not engaged or agreed to pay any consideration to any underwriter, broker-dealer or sales agent with regard to this offering. Our directors and officers are not authorized to make statements about us or Community First Bank unless such information is set forth in this prospectus, nor will they render investment advice. None of our directors or executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws. Because they are not in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, any such activities of our directors and executive officers would be exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the Securities Exchange Act of 1934, as amended. Substantially similar exemptions from registration are available under applicable state securities laws.

USE OF PROCEEDS

     The proceeds to Community First from the sale of the common stock offered will be $4,450,000 million if all of the shares being offered are sold, before deducting expenses of the offering, which are estimated at $50,000.

     The proceeds of the offering will be used to strengthen Community First Bank’s capital base and position it to continue to exceed minimum regulatory capital ratios, which will allow for future growth. We believe that the increase in equity will provide continued excess capital to support our asset growth until such time as our internally generated net income will support such growth. An insignificant amount of the net proceeds will be retained at Community First to provide liquidity.

     Contribution of capital to Community First Bank will permit continued growth in assets and loans through expansion of its existing lending and investment activities and possible further branching and acquisitions. We will utilize the increased equity level to increase the bank’s legal lending limit. This increase in legal lending limit will allow the bank to repurchase roughly $10,000,000 in loans that we have sold to other financial institutions. In addition we will be expanding our geographic presence into Williamson County and building an operation center in Maury County. Except as described in this prospectus, there are no definitive plans for any additional branches or for any acquisitions, and there can be no assurance that we will establish additional branches, acquire another institution in whole or in part, or that any new branch or acquisition will be successful or contribute to shareholder value.

PRICE RANGE OF OUR COMMON STOCK

     As of September 30, 2003, there were 1,856 holders of record of Company Common Stock and 1,152,906 shares outstanding, excluding vested options. As of September 30, 2003, there were 112,122 shares of Common Stock subject to outstanding vested options to purchase such shares. Community First has paid no dividends since its inception.

     While there is no public market for Community First’s Common Stock, the most recent trade of Community First’s Common Stock known to Community First occurred on October 3, 2003 at a price of $25.00 per share. These sales are isolated transactions and, given the small volume of trading in Community First’s common stock, may not be indicative of its present value. Below is a table which sets forth Community First’s (and before August 30, 2002, that of Community First Bank) high and low prices for the relevant quarters during the nine months ended September 30, 2003 and during the fiscal year ended December 31, 2002 and the fiscal year ended December 31, 2001:

	High	Low
2001
First quarter	$21.00	$18.50
Second quarter	$21.00	$19.00
Third quarter	$21.00	$19.00
Fourth quarter	$21.00	$19.00
2002
First quarter	$21.00	$17.50
Second quarter	$21.00	$16.75
Third quarter	$20.00	$19.00
Fourth quarter	$20.00	$19.00
2003
First quarter	$32.50	$19.00
Second quarter	$21.00	$20.00
Third quarter	$25.00	$25.00

The above prices have been adjusted to reflect a 2-for-1 stock split which occurred on July 15, 2003.

DIVIDENDS

     Holders of our common stock are entitled to receive dividends as and when declared by our board of directors. We have not paid cash dividends since we became the holding company for Community First Bank, electing to retain our limited earnings to support growth. We currently intend to continue the policy of retaining earnings to support growth for the immediate future. Future dividends will depend primarily upon Community First Bank’s earnings, financial condition and need for funds, as well as applicable governmental policies and regulations. There can be no assurance that we will have earnings at a level sufficient to support the payment of dividends, or that we will in the future elect to pay dividends.

     For a foreseeable period of time, the principal source of cash revenues to Community First will be dividends paid by Bank with respect to its capital stock. There are certain restrictions on the payment of these dividends imposed by federal banking laws, regulations and authorities. Further, the dividend policy of the Bank is subject to the discretion of the board of directors of the Bank and will depend upon such factors as future earnings, financial conditions, cash needs, capital adequacy and general business conditions.

     As a depository institution, the deposits of which are insured by the FDIC, Community First Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Community First Bank is not currently in default under any of its obligations to the Federal Deposit Insurance Corporation.

CAPITALIZATION

     The following table sets forth our capitalization and certain capital ratios as of September 30, 2003. Our capitalization is presented on an actual basis and on an as adjusted basis to reflect the sale of 45,000 (25%), 90,000 (50%), 135,000 (75%) and 180,000 (100%) shares of our common stock in this offering and our receipt of $1.075 million, $2.2 million, $3.325 million and $4.45 million, respectively, in estimated net proceeds from this offering, assuming a public offering price of $25.00 per share and after deducting the estimated expenses of this offering.

	September 30, 2003

	Actual	As Adjusted

	(if 0%	(if 25%	(if 50%	(if 75%	(if 100%
	sold)	sold)	sold)	sold)	sold)
Stockholders’ Equity
Common stock, $5 par value per share; authorized 1,500,000; 1,152,906 shares issued in 2003, 1,197,906, 1,242,906, 1,287,906 and 1,332,906 shares as adjusted, respectively	$5,767	$5,982	$6,217	$6,442	$6,667
Additional paid-in capital	5,767	6,617	7,517	8,417	9,317
Retained earnings	1,407	1,407	1,047	1,047	1,407
Accumulated other comprehensive income	1	1	1	1	1

Total shareholders’ equity	$12,942	$14,017	$15,142	$16,267	$17,392
Capital ratios(3)
Leverage(1)	8.65%	9.24%	9.85%	10.46%	11.07%
Tier 1 risk-based(2)	9.94%	10.61%	11.31%	12.01%	12.72%
Total risk-based(2)	11.19%	11.86%	12.56%	13.26%	13.97%

(1) Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets for the quarter ended September 30, 2003. As adjusted calculation assumes that proceeds from offering would have been received as the last transaction for the quarter ended September 30, 2003.

(2) The as adjusted calculations for the risk-based capital ratios assume that the proceeds from the offering are invested in assets which carry a 100% risk-weighting as of September 30, 2003.

(3) $3,000 of trust preferred securities is included in tier 1 and total capital.

SELECTED FINANCIAL DATA

     The following table sets forth summary historical consolidated financial data from our consolidated financial statements and should be read in conjunction with our consolidated financial statements including the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 21. Except for the data under “Performance Ratios and Other Data” and “Asset Quality Ratios”, the summary historical consolidated financial data as of December 31, 2002 and December 31, 2001 and for the year ended December 31, 2002 and December 31, 2001 is derived from our audited consolidated financial statements and related notes, which are included elsewhere in this prospectus and the summary historical consolidated financial data as of and for the nine months ended September 30, 2003 is derived from unaudited consolidated financial statements for those periods, which are also included elsewhere in this prospectus. The unaudited consolidated financial statements include all adjustments, consisting only of normal recurring items, which our management considers necessary for a fair presentation of our financial positions and results of operations for these periods. The financial condition and results of operations as of and for the nine months ended September 30, 2003 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ending December 31, 2003. Community First became the holding company for the Bank on August 30, 2002, and for comparison purposes the following data as or and for the year ended December 31, 2001, represents the comparable data for Community First Bank.

	Nine Months
	Ended	Year Ended
	September 30,	December 31,

	2003	2002	2001

INCOME STATEMENT DATA:
Interest income	$7,280	$8,957	$8,384
Interest expense	2,848	3,837	4,431

Net interest income	4,432	5,120	3,953
Provision for loan losses	344	683	594
Non-interest income	1,380	1,399	1,120
Non-interest expense	4,081	4,600	3,901

Net income	$865	$750	$623
BALANCE SHEET DATA:
Total assets	$197,606	$173,955	$128,401
Total securities	24,416	18,563	21,745
Total loans, net	158,480	131,433	95,971
Allowance for loan losses	(2,041)	(1,773)	(1,328)
Total deposits	174,881	151,848	111,217
Federal funds purchased	0	0	720
Federal Home Loan Bank advances	6,000	6,000	4,000
Trust preferred securities	3,000	3,000	0
Total stockholders’ equity	$12,942	$12,152	$11,413
PER SHARE DATA:
Earnings per share - basic	$.75	$.65	$.54
Earnings per share diluted	.70	.61	.51
Book value	11.23	10.58	9.97
PERFORMANCE RATIOS:
Return on average assets	.64	.51	.56

	Nine Months
	Ended	Year Ended
	September 30,	December 31,

	2003	2002	2001

Return on average equity	9.33	5.89	5.62
Net interest margin (1)	3.42	3.71	3.78
ASSET QUALITY RATIOS:
Nonperforming assets to total loans	.41	.33	.88
Net loan charge-offs to average loans	.05	.21	.20
Allowance for loan losses to total loans	1.27	1.33	1.36
CAPITAL RATIOS:
Leverage ratio (2)	8.65	9.04	8.92
Tier 1 risk-based capital ratio	9.94	11.11	10.92
Total risk-based capital ratio	11.19	12.36	12.18

(1)	Net interest margin is the result of net interest income for the period divided by average interest earning assets.

(2)	Leverage ratio is defined as Tier 1 capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

     The following is a discussion of our financial condition at December 31, 2002 and December 31, 2001 and at September 30, 2003 and September 30, 2002 and our results of operations for the year ended December 31, 2002 and December 31, 2001 and for the nine months ended September 30, 2003 and 2002. The purpose of this discussion is to focus on information about our financial condition and results of operations which is not otherwise apparent from the annual audited consolidated financial statements or the unaudited interim consolidated financial statements. You should read the following discussion and analysis along with our consolidated financial statements and the related notes included elsewhere in this prospectus. Community First acquired Community First Bank as its wholly-owned subsidiary on August 20, 2002. The following discussion of financial condition and results of operations at December 31, 2002 and September 30, 2002, and the year and nine month period then ended, uses for comparison purposes the comparable data for Community First Bank.

Critical Accounting Policies

     The accounting principles we follow and our methods of applying these principles conform with accounting principles generally accepted in the United States and with general practices within the banking industry. In connection with the application of those principles, we have made judgments and estimates which, in the case of the determination of our allowance for loan losses (ALL), have been critical to the determination of our financial position, results of operations and cash flows.

     Allowance for Loan Losses. Our management assesses the adequacy of the ALL prior to the end of each calendar quarter. This assessment includes procedures to estimate the allowance and test the adequacy and appropriateness of the resulting balance. The ALL consists of two portions: (1) an amount representative of specifically identified credit exposure and exposures readily predictable by historical or comparative experience; and (2) an amount representative of inherent loss which is based in part on the consideration of historic loss histories of other similar community financial institutions which management believes are representative of the probable expected loss experience of the Bank. Even though the allowance for loan losses is composed of two components, the entire allowance is available to absorb any credit losses.

     We establish the amount separately for two different risk groups: (1) unique loans (commercial loans, including those loans considered impaired); and (2) homogenous loans (generally consumer loans). We base the amount for unique loans primarily on risk rating grades assigned to each of these loans as a result of our loan management and review processes. We then assign each risk-rating grade a loss ratio, which is determined based on the experience of management, discussions with banking regulators and our independent loan review process. We estimate losses on impaired loans based on estimated cash flows discounted at the loan’s original effective interest rate or based on the underlying collateral value. We also assign loss ratios to our consumer portfolio. However, we base the loss ratios for these homogenous loans on the category of consumer credit (e.g., automobile, residential mortgage, home equity).

     The unallocated amount is particularly subjective and does not lend itself to exact mathematical calculation. We use the unallocated amount to absorb inherent losses which may exist as of the balance sheet date for such matters as changes in the local or national economy, the depth or experience in the lending staff, any concentrations of credit in any particular industry group, and new banking laws or regulations. After we assess applicable factors, we evaluate the aggregate unallocated amount based on our management’s experience.

     We then test the resulting ALL balance by comparing the balance in the allowance account to historical trends and peer information. Our management then evaluates the result of the procedures performed, including the result of our testing, and concludes on the appropriateness of the balance of the allowance for loan losses in its entirety. The audit committee of our board of directors reviews the assessment prior to the filing of quarterly financial information.

     In assessing the adequacy of the allowance for loan losses, we also rely on an ongoing independent loan review process. We undertake this process both to ascertain whether there are loans in the portfolio whose credit quality has weakened over time and to assist in our overall evaluation of the risk characteristics of the entire loan portfolio. Our loan review process includes the judgment of management and reviews that may have been conducted by bank regulatory agencies as part of their usual examination process.

Financial Condition

Nine Months Ended September 30, 2003

     Assets. Total assets as of September 30, 2003 increased 13.6%, or $23,651,000, to $197,606,000, compared with $173,955,000 at December 31, 2002. The increase in total assets was funded primarily by Community First’s continuing growth of new deposit accounts. Cash and cash equivalents decreased $6,457,000 to $8,439,000 at September 30, 2003 from $14,896,000 at December 31, 2002. The decline in cash and cash equivalents resulted from a drop in federal funds sold, the decline helped support the asset growth for the period.

     Loans. Loans. Total loans at September 30, 2003, were $160,521,000, compared to $133,206,000 at December 31, 2002, an increase of $27,315,000. Most of the net loan growth in the first nine months of 2003 was in loans secured by 1-4 family residential real estate ($7,198,000), an 18% increase, commercial, financial and agriculture loans ($1,997,000), an 11% increase, and commercial loans secured by real estate ($20,870,000), a 57% increase. As of September 30, 2003, $57,185,000 or 35.6% of total loans were commercial loans secured by real estate. Loans secured by 1-4 family residential real estate were $46,265,000 or 28.8% of total loans. Commercial, financial and agriculture loans were $20,915,000 or 13.1% of total loans. Construction loans secured by real estate were $25,707,000 or 16.0% of total loans and consumer loans were $9,321,000 or 5.8% of total loans. Other loans totaled $1,128,000 or .70% of total loans.

     There were $600,000 in mortgage loans held for sale at September 30, 2003, compared with $3,316,000 at December 31, 2002. A loan production office in Williamson County opened in the third quarter of 2003 that is expected to increase the Bank’s origination of mortgage loans for sale in the secondary market.

     Management anticipates that loan demand will continue to be strong, especially in commercial loans. The loan-to-deposit ratio without mortgage loans held for sale as of September 30, 2003, was 91.8%, compared to 87.7% at December 31, 2002, and the loan-to-assets ratio without mortgage loans held for sale was 81.2% at September 30, 2003, compared to 76.6% at December 31, 2002. Management anticipates that the loan-to-deposit ratio for the remainder of 2003 will remain in the range of approximately 85%-90% and the loan-to-assets ratio will be between 75%-85%.

     Of the total loans in the portfolio at September 30, 2003, approximately $83,262,000 or 51.7% are at a variable rate of interest, and $77,859,000,or 48.3% are fixed rate. Of the total loans, $111,377,000, or 69%, mature or are able to be repriced within twelve months. Only $4,876,000 of the Bank’s total loans mature or reprice in more than five years.

     Securities. As of September 30, 2003, securities increased $5,853,000 to $24,416,000, compared with $18,563,000 on December 31, 2002. The Company owned $18,341,000 of U.S. government agency securities and $3,260,000 of fixed-rate mortgage-backed securities in its available-for-sale securities portfolio. Other debt securities owned were $2,438,000. As of September 30, 2003, the maturity dates of the agency and mortgage back securities ranged from April 2004 to August 2013.

     Deposits. Deposits increased to $174,881,000 at September 30, 2003, an increase of $23,033,000, or 15.2%, compared to the $151,848,000 at December 31, 2002. Deposits at September 30, 2003 consisted of $17,237,000 or 9.9% in noninterest-bearing demand deposits, $14,550,000 or 8.3% in interest-bearing NOW accounts, $38,273,000 or 21.9% in money market demand deposits, $6,637,000 or 3.8% in savings accounts, $90,779,000 or 51.9% in time certificates of deposit, and $7,405,000 or 4.2% in IRAs.

     The majority of the deposits continue to be CDs, which increased $12,039,000 in the first three quarters of 2003. A large portion of the increase in CDs is Internet CDs. At September 30, 2003, the weighted average rate of these CDs was 2.6%, and the weighted average remaining maturity was 11.2 months. The weighted average for all interest bearing deposits for September 30, 2003 is 2.37%. Interest bearing accounts increased $19,687,000 in the first three quarters of 2003.

     Federal Home Loan Bank Loans. As of September 30, 2003 and December 31, 2002, the Company had borrowed $6,000,000 from the Federal Home Loan Bank. At September 30, 2003, the weighted average rate of these advances was 4.23%, and the weighted average remaining maturity was 17.4 months. These borrowings are secured by a portion of the loan portfolio that is secured by 1-4 family residential properties.

     Shareholders’ Equity Total shareholders’ equity increased $790,000, to $12,942,000 at September 30, 2003, from $12,152,000 at December 31, 2002. This increase was due to the Company’s net income of $865,000 for the first three quarters of 2003 and the issuance of 4,000 shares of common stock under the stock option plan of $44,000. Also, there was a decrease in the fair value of available-for-sale securities, net of tax, of $119,000.

Fiscal year ended December 31, 2002 and 2001

     Assets. Total assets at December 31, 2002 were $173,955,000, an increase of $45,554,000, or 35.5%, over 2001 year-end assets of $128,401,000. Average assets for 2002 were $146,463,000, an increase of $35,414,000 or 31.89% over 2001. Net loans of $131,433,000 (excluding mortgage loans held for sale) increased by $35,462,000 or 36.95% in 2002, from $95,971,000 in 2001. During 2002, cash and cash equivalents were $14,896,000, an increase of $11,287,000 over 2001. The increase in total assets was funded primarily by Community First’s continuing growth of new deposits accounts, by obtaining advances from the Federal Home Loan Bank and the issuance of $3,000,000 of trust preferred securities.

     Loans. Gross loans grew from $97,299,000 in 2001, to $133,206,000 in 2002, an increase of $35,907,000, or 36.90%. Mortgage loans held for sale in 2002 were $3,316,000, compared to $1,856,000 in 2001, an increase of $1,460,000. Most of the net loan growth in 2002 was in 1-4 family residential real estate, commercial, and construction loans secured by real estate. Loans secured by 1-4 family real estate increased $12,152,000, while commercial loans secured by real estate increased by $9,938,000. Construction loans secured by real estate increased $10,187,000, or 54.45% over 2001. In 2002, $104,655,000, or 78.57% of total loans consist of construction, 1-4 family residential, commercial, and multifamily loans secured by real estate. As of year-end 2002, $28,897,000, or 21.69% of total loans were construction loans secured by real estate. Loans secured by 1-4 family residential real estate were $39,067,000, or 29.33% to total loans. Commercial loans secured by real estate were $36,315,000, or 27.26% of total loans. Commercial, financial and agriculture loans totaling $18,918,000 consist of 14.20% of total loans. Consumer loans for 2002 were $9,262,000 or 6.95% of total loans. Approximately 25% of the growth in the total loans occurred after the issuance of the Trust Preferred Securities and the subsequent increase in the Bank’s capital position. The increase in loans that resulted was from the repurchase of loans that had been previously participated to other financial institutions. The Bank was able to repurchase these loans due to the increase in its legal lending limit.

     Of the total loans of $133,206,000 in the portfolio as of year-end 2002, approximately $76,814,000, or 57.67% are variable rate loans and approximately $56,392,000 are fixed rate loans. Of the total loans, $72,313,000, or 54.29% mature or reprice within 12 months. Only $6,405,000 mature or reprice over five years.

     Loan quality continues to be good as delinquent loans were lower at the end of 2002 than in 2001. On December 31, 2002 Community First’s loan to deposit ratio (including mortgage loans held for sale) was 89.91%, compared to 89.15% in 2001. The loan to asset ratio (including mortgage loans held for sale) was 78.48% for 2002, compared to 77.22% in 2001. Management expects loan demand to remain strong, especially in commercial loans. Management anticipates the loan-to-deposit ratio to remain in the range of approximately 85%-95% during the coming year and the loan-to-asset ratio will be between 75%-85%.

     Securities. At December 31, 2002, Community First owned $18,563,000 in securities, compared to $21,745,000 in 2001. The net unrealized gains on securities for 2002 were $194,000. Year-end 2002, $14,635,000, or 78.84% of total securities were U S government agencies. Mortgage-backed securities consist of $2,204,000 or 11.87% of total securities, while other debt and equity securities totaled $1,724,000 or 9.29 of total securities. Total securities decreased in 2002 by $3,182,000. The decrease was caused by principal payments of mortgage-backed securities and the sales and calls of debt securities. Community First investment portfolio is used to provide yield, liquidity and provide pledging to secure public fund deposits.

     Premises and Equipment. The Bank’s fixed asset purchases and depreciation were $465,000 and $339,000 in 2002. This represents an increase $126,000 in fixed assets for 2002. Our Wal-Mart branch was opened in 2002 causing a portion of the increase in premises and equipment. Rent expense was $64,000 in 2002, compared to $40,000 in 2001. The increase of $24,000 was due to the lease on our new Wal-Mart branch.

     Deposits. Total deposits were $151,848,000 at December 31, 2002, compared to $111,217,000 in December 31, 2001. At year-end 2002, $13,891,000, or 9.15% of the Bank’s total deposits are in noninterest-bearing demand accounts. Interest bearing demand accounts were $46,450,000 or 30.59% of total deposits. Interest bearing demand accounts increased $19,358,000 in 2002 and this increase was caused mainly by the relatively small difference between the Bank’s certificates of deposits and money market rates. As a result of this small difference customers choose to maintain flexibility and leave the funds in money market accounts rather than certificates of deposit. In addition we believe customers reduced their investment levels in the stock market due to the overall decline in the stock market. We believe that our money market balances will remain relatively stable over the short term as longer term savings rates and the stock market continue to offer little investment opportunity for our customers. In addition we have begun a significnat marketing effort to increase our core deposit growth. We have also introduced a free checking account product that is generating over 100 accounts per month. In the event spreads begin to widen we will increase our marketing effort to generate lower cost shorter term deposits. We also believe our growth into the faster growing more affluent Williamson County market will provide us more access to lower cost business accounts. Savings accounts total $5,870,000, or 3.87% of total deposits. The majority of the deposits continue to be in time deposits. Time deposits (certificate of deposits and IRAs) total $85,637,000, or 56.40% of total deposits. Time deposits greater than $100,000 were $34,066,000 and time deposits less than $100,000 were $51,571,000 in 2002. Internet time deposits totaled $16,184,000 at December 31, 2002 and had a weighted average rate of 2.84%. Time deposits less than $100,000 increased $13,866,000 from 2001. The increase in time deposits less than $100,000 was from a new variable rate time deposit product and internet time deposits. The new variable rate time deposit interest rate can change one time over the term of the deposit. The Bank has $70,563,000 in time deposits maturing within two years. Time deposits maturing within one year were $57,267,000 or 66.87% of total time deposits. The weighted average cost cost of interest bearing deposit accounts was 3.10% in 2002. The weighted average yield on certificate of deposits was 3.76%. Management expects to seek short-term time deposit funding to match variable rate loans. This will minimize interest rate risk and allow the Bank to take advantage of the historically low interest rates.

     Trust Preferred Securities. Community First issued a $3,000,000 floating rate trust preferred security through a special purpose entity as a part of a private offering. Community First can redeem the securities anytime after September 30, 2007. The interest is paid quarterly and the interest rate resets quarterly. The interest rate is the prime rate of interest published in the Eastern Edition of the Wall Street Journal, plus 50 basis points on the liquidation amount of each trust preferred security. The trust preferred security maturity date is December 31, 2032. The $3,000,000 trust preferred security is counted as tier 1 capital for regulatory purposes. The proceeds from this offering were utilized to increase the bank’s paid in capital by $3,000,000, increasing the banks overall capital to over $15,000,000 at year end.

     Liquidity. Community First’s liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended December 31, 2002 and 2001:

	Year ended December 31

	2002	2001

	($ amounts in thousands)
Net income	$750	$623
Adjusted to reconcile net incme to net cash from operating activities	(855)	(1,117)

Net cash from operating activities	(105)	(494)
Net cash from investing activities	(33,554)	(35,303)
Net cash from financing activities	44,946	28,185

Net change in cash and cash equivalents	11,287	(7,612)

Cash and cash equivalents at beginning of period	3,609	11,221

Cash and cash equivalents at end of period	$14,896	$3,609

     The adjustments to reconcile net income to net cash from operating activities consist mainly of the origination and sale of mortgage loans and provision for loan losses. Significant components of investing activities during 2002 were net loan originations of $36.1 million and purchases of securities available for sale of $19.3 million, offset by the proceeds from the maturities and sales of securities available for sale of $21.2 million. Significant components of investing activities during 2001 were net loan originations of $30.8 million and purchases of securities available for sale of $17.7 million, offset by the proceeds from the maturities and sales of securities available for sale of $13.3 million.

     Cash flows from financing activities during 2002 included net deposit inflows of $40.6 million, issuance of trust preferred securities of $3.0 million and proceeds from Federal Home Loan Bank advances of $2.0 million. Financing activities during 2001 included net deposit inflows of $23.f million and proceeds from FHLB advances of $4.0 million.

     Liquidity refers to Community First’s ability to fund loan demand, meet deposit customers’ withdrawal needs and provide for operating expenses. As summarized in the Statement of Cash Flows, Community First’s main sources of cash flow are from receiving deposits from its customers, and to a lesser extent, repayment of loan principal and interest income on loans and securities.

     The primary uses of cash are lending to Community First’s borrowers, and investing in securities and short-term interest-earning assets. In 2002, loan demand kept pace with deposit growth. There were $6,500,000 in Kansas City Surety bonds acquired and $3,000,000 in FHLB letters of credit to secure public fund deposits. Surety bonds and FHLB letters of credit were used to keep the Bank security portfolio available for liquidity purposes. Other potential sources of liquidity include the sale of securities available for sale from the Bank’s securities portfolio, the sale of loans held for sale, Federal Home Loan Bank advances, acquiring national market time deposits, or the purchase of federal funds, or repurchase agreements.

     Community First considers its liquidity sufficient to meet its outstanding shart- and long-term needs. Community First expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities.

     Capital Resources. Community First’s total shareholders’ equity at December 31, 2002 was $12,152,000, compared to $11,413,000 in December 31, 2001. The increase of $739,000 was the result of 2002 net income of $750,000, and the issuance of 3,400 shares of common stock under the stock option plan of $34,000. The increase in shareholders’ equity was partially offset by the change in unrealized gain on securities available for sale.

     As of December 31, 2002 and December 2001, the most recent regulatory notifications categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. The total capital to risk-weighted assets ratio for Community First and the Bank was 12.36% and 12.27%. Tier-1 to risk weighted assets ratio for Community First and the Bank was 11.11% and 11.02%. Tier 1 to average asset ratio for Community First and the Bank was 9.04% and 8.97%.

     The issuance of the trust preferred securities increased Tier 1 capital at the Bank, giving the Bank the opportunity to continue its asset growth.

     Interest Rate Sensitivity.

     Management uses a gap simulation model that takes cash flows into consideration. These include mortgage back securities, loan prepayments and it also takes into effect expected calls on securities. Non-maturing balances such as money market, savings and now accounts have no contractual or stated maturities. A challenge in the rate risk ananlysis is to determine the impact of the non-maturing balances on the net interest margin as the interest rates change. Because these balances do not “mature” it is difficult to know how they will reprice as rates change. It is possible to gleen some understanding by the reviewing the bank’s pricing history on these categories relative to interest rates. Using the interest rate history from the ALM software database spanning up to 20 quarters of data, we can derive the relationship between interest rates changes and the offering rates themselves. The analysis uses the T-Bill rate as an indicator of rate changes. The gap analysis uses beta factors to spread balances to reflect repricing speed. In the gap analysis the model considers deposit rate movements to determine what percentage of interest bearing deposits that are actually repriceable within a year. Our policy states that our one year cumulative gap should not exceed 15% of total assets. Our cumulative one year gap position for December 31, 2002 is $32,175,000, (18.5%) which is outside guidelines of the policy. September 30, 2003 one year cumulative gap position was $19,891,000, (10%) which was within policy guideline. The board recognized the company was outside guidelines December 31, 2002, however management was and still is positioning the company for a rising interest rate environment.

     At year-end 2002, approximately $114,460,000 interest earning assets will reprice or mature within one year. Loans repricing or maturing within one year total $96,834,000. The Bank has $3,921,000 in loans repricing or maturing after five years. As of December 31, 2002, the Company had $57,273,000 in time deposits maturing or repricing with one year.

     Gap analysis only shows the dollar volume of assets and liabilities that mature or reprice. It does not provide information on how frequently they will reprice. To more accurately capture our interest rate risk, we measure the actual effects that repricing opportunities have on earnings through income simulation models such as rate shocks of economic value of equity and rate shock interest income simulations.

     To truly evaluate the impact of rate change on income, the rate shock simulation of interest income is the best technique because variables are changed for the various rate conditions. Each category of earning assets and liabilities interest change is calculated as rates ramp up and down. In addition the prepayment speeds and repricing speeds are changed. Rate shock is a method for stress testing the net interest margin over the next 4 quarters under several rate change levels. These levels span four 100bp increments up and down from the current interest rate. Our policy guideline is that net interest income maximum percentage change can not exceed plus or minus 10% on 100bp change and 15% on 200bp change. The following illustrates the effects on net interest income of shifts in market interest rates from the rate shock simulation model.

September 30, 2003
Basis Point Change	+200bp	+100bp	-100bp	-200bp

Increase (decrease in net interest income	3.18%	1.62%	(3.22%)	(6.47%)

December 31, 2003
Basis Point Change	+200 bp	+100bp	-100bp	-200bp

Increase (decrease in net interest income	5.95%	3.01%	(4.51%)	(9.24%)

     Our Economic Value of Equity simulation measures our long term interest rate risk. The economic value is the difference between the market value of the assets and the liabilities and, technically, it is the liquidation of the bank. The techniqueis to apply rates changes and compute the value. The slope of the change between shock levels is a measure of the votilaty of value risk. The slope is called duration. The greater the slope, the greater the impact or rate change on the bank’s long term performance. Our policy guideline is that the maximum percentagege change on economic value of equity can not exceed plus or minus 10% on 100bp change and 20% on 200bp change. The following illustrates our equity at risk in the economic value of equity model.

     Interest Rate Gap Analysis.

Reprice’s or Maturing Within
(Dollars in thousands)

	0-3	3-12	Total	1-5	Over
SEPTEMBER 30, 2003	Months	Months	1 Yr.	Years	5 Yrs.	Total

ASSETS
Federal Funds Sold	$3,124	$—	$3,124	$—	$—	$3,124
Interest Bearing Deposits in Bankss	—	66	66	—	—	66
US Governments, Municipals, Other Debt	1,000	9,158	10,158	9,296	1,476	20,930
Mortgage Back Securities	220	675	895	1,929	436	3,260
Loans	77,919	33,458	111,377	44,868	4,876	161,121

Total Earning Assets	$82,263	$43,357	$125,620	$56,093	$6,788	$188,501
LIABILITIES
Checking (Interest-Bearing)	$4,947	$—	$4,947	$9,603	$—	$14,550
Money Market and Savings	26,497	—	26,497	18,413	—	44,910

Total Saving Deposits	$31,444	$—	$31,444	$28,016	$—	$59,460
CD’s (less than $100,000)	$13,214	$33,816	$47,030	$11,014	$3,669	$61,713
CD’s (more than $100,000)	8,677	17,578	26,255	5,539	4,677	36,471

Total Time Deposits	$21,891	$51,394	$73,285	$16,553	$8,346	$98,184
Federal Home Loan Bank Advances	—	1,000	1,000	5,000	—	6,000
Trust preferred securities	—	—	—	—	3,000	3,000

Total Interest-Bearing Liabilities	$53,335	$52,394	$105,729	$49,569	$11,346	$166,644
Asset (liability) GAP	28,928	(9,037)	19,891	6,524	(4,558)	21,857
Cumulative asset (liability) GAP	28,928	19,891	19,891	26,415	21,857	21,857

Cumulative as a percentage of interest- earning assets	15.35%	10.55%	10.55%	14.01%	11.60%	11.60%

	0-3	3-12	Total	1-5	Over
DECEMBER 31, 2002	Months	Months	1 Yr.	Years	5 Yrs.	Total

ASSETS
Federal Funds Sold	$9,153	$—	$9,153	$—	$—	$9,153
Interest Bearing Deposits in Bankss	—	27	27	—	—	27
US Governments, Municipals, Other Debt	7,515	497	8,012	6,621	1,500	16,133
Mortgage Back Securities	107	327	434	1,005	767	2,206
Loans	70,571	26,263	96,834	35,767	3,921	136,522

Total Earning Assets	$87,346	$27,114	$114,460	$43,393	$6,188	$164,041
LIABILITIES
Checking (Interest-Bearing)	$3,521	$—	$3,521	$8,621	$—	$12,142
Money Market and Savings	20,491	—	20,491	19,688	—	40,179

Total Saving Deposits	$24,012	$—	$24,012	$28,309	$—	$52,321
CD’s (less than $100,000)	$7,879	$25,788	$33,667	$17,904	$—	$51,571
CD’s (more than $100,000)	8,029	15,577	23,606	10,459	—	34,065

Total Time Deposits	$15,908	$41,365	$57,273	$28,363	$—	$85,636
Federal Home Loan Bank Advances	—	1,000	1,000	5,000	—	6,000
Trust preferred securities	—	—	—	—	3,000	3,000

Total Interest-Bearing Liabilities	$39,920	$42,365	$82,285	$61,672	$3,000	$146,957
Asset (liability) GAP	47,426	(15,251)	32,175	(18,279)	3,188	17,084
Cumulative asset (liability) GAP	47,426	32,175	32,175	13,896	17,084	17,084

Cumulative as a percentage of interest- earning assets	28.91%	19.61%	19.61%	8.47%	10.41%	10.41%

Results of Operations

Nine months ended September 30, 2003 and 2002

     Consolidated Income. For the first three quarters of 2003, consolidated income before income taxes was $1,387,000, compared to $874,000 for the same period in 2002. Income before taxes for the third quarter of 2003 increased to $586,000, up from $269,000, compared to the third quarter of 2002.

     Net Interest Income. Net interest income before the provision for loan losses for the first nine months of 2003 was $4,432,000 compared to $3,726,000 the first nine months of 2002. The increase of $706,000 was due primarily to continued growth in the Bank’s loan portfolio, which was funded primarily by deposit growth.

     Net Interest Margin. The Bank’s net interest margin for the first nine months of 2003 was 3.42% compared to 3.80% for the nine months ended September 30, 2002. The decrease in margin was due primarily to lower interest rates and the continued decline in the prime rate. As of third quarter 2003, 51.7% of our loan portfolio is variable rate loans. Due to the composition of the bank’s deposit mix, deposit rates did not keep pace with loan rate declines.

     Interest and Fee Income on Loans. Interest and fee income on loans for the first three quarters of 2003 was $6,808,000, an increase of $1,016,000 or 17.5% compared to the first three quarters of September 30 2002. Interest income from securities and short-term funds decreased to $456,000 in the first nine months of 2003, from $705,000 in the same period in 2002. The decrease in 2003 was due to significantly lower interest rates and lower average balances on short-term funds when compared to 2002.

     Interest Expenses. Interest expenses totaled $2,848,000 in the first nine months of 2003, compared to $2,784,000 in the same period of 2002. The increase in interest expense in 2003 was due to an increase in overall interest bearing deposits and interest expense on the trust preferred securities.

     Yield on Earning Assets. The Bank’s yield on earning assets has decreased significantly, to 5.62%, in the first nine months of 2003 from 6.63% in the first nine months of 2002. The cost of interest-bearing funds has followed the same trend, decreasing to 2.49% in the first nine months of 2003, down from 3.23% in the first nine months of 2002.

     Provision for Loan Losses. In the first nine months of 2003, the Bank provided $344,000 for loan losses, compared to $417,000 for the same period in 2002. Management’s determination of the appropriate level of the provision for loan losses and the adequacy of the allowance for loan losses is based, in part, on an evaluation of specific loans, as well as the consideration of historical loss experiences of other similar community financial institutions which management believes are representative of the probable loss experience of the Bank. Other factors considered by management include the composition of the loan portfolio, current and anticipated economic conditions, and the creditworthiness of the Bank’s borrowers and other related factors. Management chose to maintain a level of 1.27% due to the uncertain economic conditions. The net charge-offs for the first nine months of 2003 were $76,000, compared to $88,000 in the first nine months of 2002.

     The most significant portion of the allowance for loan losses was determined through the consideration of historic loss experiences of other similar institutions. Since December 31, 2002, Community First has used a general allocation of 1.25% for all loans when estimating the allowance for loan losses. Management will continue to utilize an allocation percentage of 1.25% for all loans until sufficient relevant data can be collected to determine a loss allocation representative of Communit First’s loan portfolio.

     As the loan portfolio has grown over the last four years, so has the Bank’s allowance for loan losses. As of December 31, 2002 management adjusted the allocation methodology to reflect the 1.25% general allocation and specific loan loss allocations for each loan category. Allowance allocations prior to December 31, 2002 were calculated by allocating the allowance for loan losses to each type without regard for the 1.25% general allocation.

     At September 30, 2003, the Bank had 5 loans totaling $536,857 in nonaccrual status compared to 3 loans totaling $27,902 on December 31, 2002. One nonaccrual loan with a balance of $480,765 at September 30, 2003 is in the process of foreclosure and no loss is expected. The bank had $120,000 loans more than 90 days delinquent on September 30, 2003 compared to $407,000 as of December 31, 2002. In the first nine months of 2003, $94,000 was charged off and $18,000 was recovered on loans previously charged off. Management believes the allowance for loan losses at September 30, 2003, is adequate to absorb probable losses in the loan portfolio.

     Noninterest Income. Total noninterest income for the first nine months of 2003 was $1,380,000, up from $1,025,000 for the same period in 2002. The Bank originates and sells long-term fixed rate mortgages and the related servicing. In 2002 and continuing through second quarter of 2003, the Bank experienced a significant increase in the volume of mortgage loans originated and sold due to the lower interest rate environment. Mortgage loans originated and sold generated $488,000 of gains as September 30, 2003. The bank expects gains on mortgage loans originated and sold will increase due to the new Williamson County loan production office that opened in third quarter of 2003. The other large component of non-interest income are service charges on deposit accounts which totaled $758,000 as of September 30, 2003, an increase of 58.9% over the same period in 2002. The increase resulted from continued growth within the market and a new overdraft courtesy product. Other noninterest income includes safe deposit box rent, ATM income, check printing income, and customer fee income.

     Noninterest Expenses. Noninterest expenses were $4,081,000 for the first nine months of 2003, compared with $3,460,000 for the same period of 2002. During 2003 and 2002, noninterest expenses have increased as the Bank has grown. The growth in noninterest expenses throughout 2002 and in the first nine months of 2003 is attributable primarily to salaries and other operating expenses associated with growth of the Bank, including data processing, legal and accounting expenses. Salaries and employee benefits increased $289,000 or 18.6% compared with the same period in 2002. Data processing expense increased 11.8% over the same period in 2002. Management expects that noninterest expenses will continue to increase moderately during 2003 in conjunction with the growth of the Bank, but should continue to decline as a percentage of average assets as the Bank continues to experience operating efficiencies as its growth continues.

Fiscal years ended December 31, 2002 and 2001

     Net Income. Consolidated net income for Community First for 2002 was $750,000, compared to net income of $623,000 for year-end 2001. Pretax income grew from $578,000 in 2001 to $1,236,000, a 113.8% increase. The increase in pretax income in 2002 was primarily due to the Bank’s overall asset growth, specifically loan growth and the associated interest income and increases in mortgage origination fee income related to the low interest rate environment and service charge income. Basic and diluted income per common share was $.65 and $.61, respectively, in 2002, compared to $.54 and $.51 in 2001. No dividends were paid in 2002 or 2001. The preceding income per common share amounts have been adjusted to reflect the 2-for-1 stock split which occurred on July 15, 2001.

     Net Interest Income Net interest income for 2002 was $5,120,000, compared with $3,953,000 in 2001. The increase of $1,167,000 was due primarily to continued growth in the Bank’s loan portfolio, which was funded primarily by deposit growth. The Bank’s net interest margin during 2002 was 3.71% compared to 3.78% in 2001. The decrease in margin was due primarily to lower interest rates and the continued decline in the prime rate. At year end 56.27% of our loan portfolio was tied to New York Prime. Interest income from securities in 2002 decreased to $842,000, compared to $1,205,000 in 2001. The decrease was due to some of the Bank’s higher yielding securities being called or sold with the proceeds invested in lower yielding securities. In 2002, the yield on interest earning assets including loan fees has decreased significantly, to 6.49%, compared to 8.02% in 2001. The cost of interest bearing accounts funds has followed the same trend, decreasing to 3.17% in 2002, down from 4.91% in 2001. The decrease in interest expense in 2002 was due to decreases in overall interest rates in 2001 and 2002. All of the changes reflect the effects the Federal Reserve Bank’s action of 11 interest rate cuts in 2001 and 1 interest rate cut in 2002, totaling 5.25%.

     Noninterest Income Total noninterest income was $1,399,000 in 2002, compared with $1,120,000 in 2001. Service charges on deposits totaled $664,000 in 2002 and $539,000 in 2001. This increase was due to an increase in deposits accounts and a price increase in overdraft fees and small increases in service charges on deposit products.

     The Bank originates and sells long-term fixed rate mortgages and the related servicing. In 2001 and 2002, the Bank experienced a significant increase in the volume of mortgage loans originated and sold due to the lower interest rate environment. Mortgage loans originated and sold generated income of $457,000 in 2002, versus $307,000 in 2001. The mortage loan originated and sold income consist of service release premium, loan origination fees, and loan processing fees Other noninterest income includes safe deposit box rent, ATM income, check printing income, and customer fee income. Management expects that noninterest income will continue to increase as the bank increases in size.

     Noninterest Expense Total noninterest expense was $4,600,000 in 2002, an increase of $699,000, or 17.9% over the $3,901,000 in 2001. As a percent of average assets noninterest expense was 3.14% versus 3.51% in 2001. While non-interest expense has increased as the Bank has grown, the percentage of average assets has declined. The major components of this increase include salaries and employee benefits and other operating expenses. Salaries increased $314,000, or 17.8% in 2002 when compared with 2001, data processing increased $101,000, or 28.9% over 2001, and the cost of furniture and equipment increased $51,000, or 15.6% over prior year. Occupancy expense was $256,000 in 2002, an increase of $50,000, or 24.3% over the $206,000 in 2001. Management expects that noninterest expenses will continue to increase moderately in conjunction with the growth of the bank, but should continue to decline as a percentage of average assets as the bank continues to experience operating efficiencies as its growth increases.

     Provision For Loan Losses In 2002, the Bank recorded a provision of loan losses of $683,000 compared to $594,000 for 2001. Management’s determination of the appropriate level of the provision for loan losses and the adequacy of the allowance for loan losses is based, in part, on an evaluation of specific loans, as well as the consideration of historical loss experience of other similar community financial institutions which management believes are representative of the probable loss experience of the Bank. Other factors considered by management include the composition of the loan portfolio, current and anticipated economic conditions, and the creditworthiness of the Bank’s borrowers and other related factors. The provision for loan losses has been directly impacted by the rapid loan growth experienced by the Bank, as well as the effect of net charge-offs as the loan portfolio is maturing. During the first three years of operation the Bank was required by regulations to maintain a loan loss reserve of 1.25% of gross loans. Management’s allowance calculation supports the current allowance balance of 1.33% of gross loans.

     Income Taxes Income tax expense of $486,000 was recorded due to the utilization of substantially all of the tax benefits from prior period losses in 2001. Community First recorded a $45,000 income tax benefit in 2001 related to the reduction in the valuation allowance that had been recorded against the deferred tax asset.

Liquidy and Capital Resources

     Liquidity refers to the Company’s ability to fund loan demand, meet deposit customers’ withdrawal needs and provide for operating expenses. As summarized in the Statement of Cash Flows, the Company’s main source of cash flow is from receiving deposits from its customers, and to a lesser extent, repayment of loan principal and interest income on loans and investments.

     The primary uses of cash are lending to the Company’s borrowers, and investing in securities and short-term interest-earning assets. In the first nine months of 2003, loan demand kept pace with local deposit growth. Other potential sources of liquidity include the sale of available-for-sale securities from the Bank’s securities portfolio, the sale of loans, Federal Home Loan Bank advances, or the purchase of federal funds, or repurchase agreements.

     At September 30, 2003 and December 31, 2002, Community First Bank & Trust’s risk-based capital ratios and the minimums to be considered well-capitalized under the Federal Reserve Board’s prompt corrective action guidelines were as follows:

			Minimum to be
	September 30,	December 31,	considered
	2003	2002	well-capitalized

Tier 1 “core” capital to risk-weighted assets
Community First Bank & Trust	9.84%	11.02%	6.00%
Consolidated	9.94%	11.11%	6.00%
Total capital to risk-weighted assets
Community First Bank & Trust	11.09%	12.27%	10.00%
Consolidated	11.19%	12.36%	10.00%
Tier 1 leverage ratio
Community First Bank & Trust	8.57%	8.97%	5.00%
Consolidated	8.65%	9.04%	5.00%

     As discussed above, total shareholders’ equity increased approximately $790,000, to $12,942,000 at September 30, 2003 from $12,152,000 at December 31, 2002. This increase was due to the Company’s net income of $865,000 for the first nine months of 2003 and the issuance of 4,000 shares of common stock under the stock option plan of $44,000. Also, there was a decrease in the fair value of available-for-sale securities, net of tax of $119,000.

Interest Rate Sensitivity

     As of September 30, 2003, approximately $125,620,000 of $188,501,000 interest earning assets will reprice or mature within one year. Loans maturing or repricing within one year total $111,377,000 or 69% of total loans. The Bank has $4,876,000 in loans maturing or repricing after 5 years. As of September 30, 2003, the Bank has approximately $188,501,000 of earning assets and $73,285,000 in time deposits maturing or repricing within one year.

     One of management’s objectives in managing the Bank’s balance sheet for interest rate sensitivity is to reduce volatility in the net interest margin by matching, as closely as possible, the timing of the repricing of its interest rate sensitive assets with interest rate sensitive liabilities. However, during 2002, and 2001, interest rates decreased rapidly and significantly, with 11 interest rate decreases in 2001 , 1 interest rate decrease in 2002 and one decrease in 2003. Management believes that in 2003 they are at or near their low point. The Company has been in a low rate environment since opening. Management is striving to position its assets for a rising rate environment

Average Balance Sheets, Net Interest Revenue and Changes in Interest Income and Interest Expense

     The following table shows the average daily balances of each principal category of assets, liabilities and stockholders’ equity, and an analysis of net interest revenue, and the change in interest income and interest expense segregated into amounts attributable to changes in volume and changes in rates.

	Nine Months Ended			Nine Months Ended
	September 30, 2003			September 30, 2002			Change

	Average	Interest	Revenue/	Average	Interest	Revenue/	Due to	Due to
	Balance	Rate	Expense	Balance	Rate	Expense	Volume	Rate(1)	Total

Gross loans (2 and 3)	$143,891	6.31%	$6,808	$107,895	7.16%	$5,793	$2,677	(1,562)	1,015

Securities available for sale	23,164	2.37%	411	18.584	4.70%	854	216	(459)	(243)

Federal funds sold	5,658	1.44%	61	4,424	1.90%	63	23	(25)	(2)

Total interest-earning assets	172,713	5.62%	7,280	130,883	6.63%	6,510	$2,816	(2,046)	770

Cash and due from banks	4,161			3,773
Other nonearning assets	5,275			5,162
Allowance for loan losses	(1,886)			(1,442)

Total assets	$180,263			$138,376

Deposits:
NOW and money market investments	$47,261	1.39%	$493	$33,611	1.94%	$488	$264	(259)	5
Savings	5,823	1.19%	52	3.985	1.84%	55	34	(37)	(3)
Time deposites $100,000 and over	35,262	4.04%	1,068	32,821	3.89%	958	95	15	110
Other time deposits	54,990	2.27%	936	37,659	3.83%	1,083	665	(812)	(147)

Total interest-bearing deposits	143,336	2.37%	2,848	114,777	3.23%	2,784	1,058	(1,092)	64
Other borrowings	9,157	4.35%	299	6,701	3.98%	200	98	1	99

Total interest bearing liabilities	152,493	2.49%	2,848	114,777	3.23%	2,784	1,058	(1,092)	64
Noninterest-bearing liabilities	15,403	—	—	11,609	—	—	—	—	—

Total liabilities	167,896			126,386
Shareholders’ equity	12,367			11,990

Total liabilities and shareholders’ equity	$180,263			$138,376

Net interest income			$4,432			$3,726	$1,758	(954)	706

Net interest margin(4)		3.42%			3.80%

	Year Ended December 31, 2002			Year Ended December 31, 2001			Change

	Average	Interest	Revenue/	Average	Interest	Revenue/	Due to	Due to
	Balance	Rate	Expense	Balance	Rate	Expense	Volume	Rate (1)	Total

Gross loans (2 and 3)	$114,214	7.04%	$8,037	$81,189	8.65%	$7,022	$2,856	$(1,841)	$1,015

Securities available for sale	18,767	4.49%	842	20,041	6.01%	1,205	(77)	(286)	(363)

Federal funds sold	4,928	1.58%	78	3,288	4.77%	157	78	(157)	(79)

Total interest-earning assets	137,909	6.49%	$8,957	104,518	8.02%	$8,384	$2,857	$(2,284)	$573

Cash and due from banks	3,861			2,834
Other nonearning assets	6,208			4,812
Allowance for loan losses	(1,515)			(1,115)

Total assets	$146,463			$111,049

Deposits:
NOW and money market investments	$36,093	1.90%	$687	$23,941	2.73%	$654	$332	$(299)	$33
Savings	4,129	1.74%	72	2,774	1.37%	38	19	15	34
Time deposites $100,000 and over	32,482	4.15%	1,348	26,958	6.06%	1,635	335	(622)	(287)
Other time deposits	41,354	3.45%	1,426	35,371	5.86%	2,073	351	(998)	(647)

Total interest-bearing deposits	114,058	3.10%	3,533	89,044	4.94%	4,400	1,037	(1,904)	(867)
Other borrowings	7,018	4.33%	304	1,112	2.79%	31	165	108	273

Total interest bearing liabilities	121,076	3.17%	3,837	90,156	4.91	4,431	1,037	(1,796)	(594)
Noninterest-bearing liabilities	12,653	0	0	9,821	0	0	0	0	0

Total liabilities	133,729			99,977
Shareholders’ equity	12,734			11,072

Total liabilities and shareholders’ equity	$146,463			$111,049

Net interest income(5)			$5,120			$3,953	$1,820	$(488)	$1,167

Net interest margin(4)		3.71%			3.78%

(1)	Changes in interest income and expense not due solely to balance or rate changes are included in the rate category.

(2)	Interest income includes fees on loans of $288,000 for year ended December 31, 2002 and $249,000 for year ended Decembere 31, 2001, $250,000 for nine months ended September 30, 2003 and $236,000 for nine months ended September 30, 2002.

(3)	Nonaccrual loans are included in average loan balances and the associated income (recognized on a cash basis) is included in interest.

(4)	Net interest income to average interest-earning assets.

(5)	The Company had no tax-exempt income in 2001, 2002 or 2003.

Investment Portfolio

     The carrying value of securities (in thousands of dollars) at December 31, 2002 and 2001 and at September 30, 2003 and 2002 is summarized as follows:

	September 30		December 31

Category	2003	2002	2002	2001

Available for sale:
U.S. Government and federal agency	$18,341	$11,640	$14,635	$14,432
Mortgage-backed securities	3,260	2,612	2,204	5,126
Other debt and equity securities	2664	1,724	1,724	2,187

State & municipal	151	0

Total	$24,416	$15,976	$18,563	$21,745

The following table presents the carrying value by maturity distribution of the investment portfolio along with weighted average yields thereon as of December 31, 2002 and September 30, 2003 (in thousands):

	Within	1-5	5-10	Beyond
	1 Year	Years	Years	10 Years	Total

September 30, 2003
U.S. Government and federal agency	9,174	9,167	0	0	18,341
Other debt securities	0	0	0	151	151
Total debt securities	0	0	0	2,438	2,438

Weighted average yield (tax equivalent)	9,174	9,167	0	2,589	20,930
Mortgage-backed and equity securities	1.52%	4.00%	0.00%	4.54%	3.65%
					3,486

Weighted average yield					3.83%
December 31, 2002
U.S. Government and federal agency	$513	$13,617	$505	$0	$14,635
Other debt securities	0	0	0	1,498	1,498

Total debt securities	$513	$13,617	$505	$1,498	$16,133
Weighted average yield (tax equivalent)	5.60%	.30%	6.30%	4.93%	4.41%
Mortgage-backed and equity securities					$2,430

Weighted average yield					4.44%

Loan Portfolio

     The following table presents various categories of loans (in thousands of dollars) contained in the Bank’s loan portfolio for the periods indicated and the total amount of all loans for such period:

	September 30		December 31
	2003	2002	2002	2001

Real estate: construction	$25,707	$23,732	$28,897	$18,710
1-4 family residential	46,265	34,585	39,067	26,915
Commercial	57,185	36,278	36,315	26,377
Other	638	380	376	0
Commercial, financial and agricultural	20,915	19,462	18,918	15,579
Consumer	9,321	9,198	9,262	9,429
Other	490	399	371	289

Total loans	160,521	124,034	133,206	97,299

Allowance for possible loan losses	(2,041)	(1,657)	(1,773)	(1,328)

Total (net of allowance)	$158,480	$122,377	$131,433	$95,971

     The following is a presentation of an analysis of maturities of loans as of September 30, 2003 (in thousands of dollars):

	Due in 1	Due in 1	Due After
Type of Loan	Year of Less	To 5 Years	5 Years	Total

Commercial, financial and agricultual	$17,397	$37,581	$23,121	$78,099
Real estate-construction	18,209	6,186	1,299	25,694

Total	$35,606	$43,767	$24,420	$103,793

The following is a presentation of an analysis of sensitivities of loans to changes in interest rates as of September 30, 2003 (in thousands):

Loans due after 1 year with predetermined interest rates	$33,547
Loans due after 1 year with floating interest rates	$34,640

The following table presents information regarding nonaccrual, past due and restructured loans at the dates indicated (in thousands):

	September 30		December 31

	2003	2002	2002	2001

Loans accounted for on non-accrual basis:
Number	5	6	3	11
Amount	$537	$222	$28	$58
Accruing loans (including consumer loans) which are contractually past due 90 days of more as to principal and interest payments:
Number	3	1	7	6
Amount	$120	$6	$407	$801
Loans defined as “troubled debt restructurings”
Number	0	0	0	0
Amount	$0	$0	$0	$0

     As of September 30, 2003 and December 31, 2002, there were no loans classified by management as doubtful or substandard that have not been disclosed in the above table, which (i) represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or (ii) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     Accrual of interest is discontinued on a loan when management of the Bank determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful. Commercial and real estate loans are considered for placement on non-accrual status when past due over 90 days. Consumer loans are considered when past due over 30 days. Payments received on such loans are reported as principal reductions. Loans are returned to accrual status when full loan repayment is no longer in doubt. For the nine months ended September 30, 2003 the accrued interest that would have been collected on the non accural loans was $31,899.00. The loan in question was placed on non accrual status on June 9, 2003. Management continues to believe that we will not suffer a loss on the loan.

     There are no other loans which are not disclosed above, but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

Summary of Loan Loss Experience

     An analysis of the Bank’s loss experience is furnished in the following table for the periods indicated, as well as a breakdown of the allowance for possible loan losses (in thousands):

	September 30		December 31

	2003	2002	2002	2001

Balance at beginning of period	$1,773	$1,328	$1,328	$897
Charge-offs: Commercial, financial and agricultural	0	33	(55)	(13)
Real Estate-construction	0	0	0	0
Real estate-1 to 4 family residential	7	24	(144)	(35)
Real-estage-commercial	0	0	0	(24)

Consumer and other loans	87	58	(72)	(107)

Recoveries: Commercial, financial and agricultural	2	6	7	0
Real Estate-construction	0	0	0	0
Real estate-1 to 4 family residential	1	0	0	0
Real-estage-commercial	0	0	0	0
Consumer and other loans	15	21	26	18

Net charged-offs	(76)	(88)	(238)	(163)

Provision for loan losses	344	417	683	594
Balance at end of period	$2,041	$1,657	$1,773	$1,328

Ratio of net charge-offs during the period to average loans outstanding during the period	.05%	.08%	0.2%	0.2%

At December 31, 2002 and 2001 and at September 30, 2003 and 2002 the allowance was allocated as follows (in thousands):

	September 30				December 31

	2003		2002		2002		2001

		Percentage of		Percentage of		Percentage of		Percentage of
		loans in each		loans in each		loans in each		loans in each
		category to		category to		category to		category to
	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans

Commercial, financial and agricultural	$259	13%	$331	16%	$355	14%	$265	16%
Real estate-construction	296	16%	166	19%	177	22%	133	19%
Real estate-1 to 4 family residential	532	29%	219	28%	266	29%	200	28%
Real estate-commercial	762	36%	331	30%	354	27%	265	27%
Consumer and other loa	192	6%	580	8%	621	8%	465	10%

Total	2,041	100%	1,657	100%	$1,773	100%	$1,328	100%

Allowance For Loan Losses

     In considering the adequacy of the Bank’s allowance for loan losses, management has focused on the fact that as of September 30, 2003, 81% of outstanding loans are secured by real estate, and as of December 31, 2002, 78% of outstanding loans were secured by real estate. The Bank’s consumer loan portfolio is also well secured, and as such, does not, in management’s opinion involve more than normal credit risk. During our first three years of operation we operated under a regulatory requirment that we maintain a loan loss reserve of at least 1.25% of our loan portfolio. Subsequent to our three year anniversary management felt that we should maintain at least that level of loan loss reserve until such time as we were able to historically measure what our actual loan loss experience. As a result we strive to maintain at least a loan loss reserve of at least 1.30% as measure monthly. Therefore on a monthly basis we measure our loan growth and reserve an amount equal to loan growth plus any charged off loans during the period less recoveries.

     Although the Bank’s loan portfolio is concentrated in middle Tennessee, management does not believe this geographic concentration presents an abnormally high risk.

Asset Quality

     Nonperforming loans are defined as non-accrual loans, loans accruing but past due 90 days or more, and restructured loans. We had nonperforming loans totaling $657,000 at September 30, 2003, compared to $435,000 at December 31, 2002. The nonperforming loans at September 30, 2003 represented 8 loans with the largest a commercial real estate loan where the borrower filed bankruptcy. This loan ($481,000) is secured by three pieces of commercial property. Management believes that we are adequately secured and will not recognize a loss of principal. The remaining loans are small consumer loans. The nonperforming loan total at year-end 2002 consisted of one loan, secured by residential real estate, which was placed on non-accrual status during the third quarter of 2002.

     Management classifies commercial and commercial real estate loans as non-accrual when principal or interest is past due 90 days or more and the loan is not adequately collateralized and is in the process of collection, or when, in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the obligation. Non-accrual loans are not reclassified as accruing until principal and interest payments are brought current and future payments appear reasonably certain. Loans are categorized as restructured if the original interest rate, repayment terms, or both were restructured due to deterioration in the financial condition of the borrower. However, restructured loans that demonstrate performance under the restructured terms and that yield a market rate of interest may be removed from restructured status in the year following the restructure.

     The allowance for loan losses is established through a provision for loan losses charged to expense. The provision to the allowance for loan losses is based on management’s and the Loan Committee’s ongoing review and evaluation of the loan portfolio and general economic conditions on a monthly basis, and review by the full Board of Directors on a quarterly basis. Our review and evaluation of the allowance for loan losses is based on an analysis of historical trends, significant problem loans, current market value of real estate or collateral and certain economic and other factors affecting loans and real estate or collateral securing these loans. Loans are charged off when, in the opinion of management, they are deemed to be uncollectible. Consumer loans are charged off after 120 days of delinquency unless adequately secured and in the process of collection. Recognized losses are charged against the allowance and subsequent recoveries are added to the allowance. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustment based upon information that is available to them at the time of their examination.

     At September 30, 2003, the allowance was $2,041,000, compared to $1,773,000 at the end of 2002. The ratio of the allowance for loan losses to total loans (excluding mortgage loans held for sale) at September 30, 2003, was 1.27% versus 1.33% at year end 2002. The increase in the allowance for loan losses in 2003 compared to 2002 is primarily due to the overall increase in the total loan portfolio, as nonperforming loans at December 31, 2002 decreased as a percentage of the allowance for loan losses. The allowance established for commercial and commercial real estate loans increased $ 352 to $ 706. The increase is largely reflective of the growth in the commercial and commercial real estate loan portfolio.

     Management believes that the allowance for loan losses at September 30, 2003 is adequate to absorb losses inherent in the loan portfolio as of that date. That determination is based on the best information available to management, but necessarily involves uncertainties and matters of judgment and, therefore, cannot be determined with precision and could be susceptible to significant change in the future. In addition, bank regulatory authorities, as a part of their periodic examination of Community First Bank, may reach different conclusions regarding the quality of the loan portfolio and the level of allowance, which could result in additional provisions being made in future periods.

Deposits

     The following tables present, for the periods indicated, the average amount of and average rate paid on each of the following deposit categories (in thousands):

	Nine Months Ended September 30.				Year Ended December 31

	2003		2002		2002		2001

		Average		Average		Average		Average
	Average	Rate	Average	Rate	Average	Rate	Average	Rate
	Amount	Paid	Amount	Paid	Amount	Paid	Amount	Paid

Noninterest-bearing demand deposits	$15,403	NA	$11,990	NA	$11,328	NA	$8,685	NA
Interest-bearing demand accounts	47,261	1.39%	33,611	1.94%	36,093	1.90%	23,941	2.73%
Savings deposits	5,823	1.19%	3,985	1.84%	4,129	1.74%	2,774	1.37%
Time deposits	90,252	2.96%	70,480	3.86%	73,836	3.75%	62,329	5.94%

     The following table indicates amount outstanding of time deposits of $100,000 or more and respective maturities for the year ended December 31, 2002 and the nine months ended September 30, 2003 (in thousands):

	September 30, 2003	December 31, 2002

3 months or less	$8,677	$8,030
3-12 months	17,578	15,577
over 12 months	10,216	10,459

Total	$36,471	$34,066

Return on Equity and Assets

     Returns on average consolidated assets and average consolidated equity (in thousands) for the periods indicated are as follows:

	September 30		December 31

	2003	2002	2002	2001

Return on average assets	.64%	.51%	.51%	.56%
Return on average equity	9.33%	5.90%	5.89%	5.62%
Average equity to average assets ratio	6.86%	8.66%	8.69%	10.00%
Dividend payout ratio	0%	0%	0%	0%

Short-Term Borrowings

     Not applicable.

BUSINESS STRATEGY

     Our mission is to firmly establish ourselves in our primary service area as a community owned and operated full-service bank providing traditional products and services typically offered by commercial banks. Our primary service area is Middle Tennessee, specifically Maury and Williamson County. The Maury County banking market is highly competitive with eight commercial banks and thrift institutions currently serving the market. We believe that our ability to compete is enhanced by our posture as a locally managed institution with a base of local shareholders and board of directors. Most of the banks in Maury County and the surrounding region are part of larger bank holding companies headquartered outside of the area. Promoting local management and ownership has proven effective for us in attracting customers, fostering loyalty and establishing and maintaining strong asset quality. We have and intend to continue emphasizing our local roots and we have a philosophy of giving our customers prompt and responsive personal service. During the second quarter of 2003 the bank expanded into the rapidly growing Williamson County market. This market is contiguous to Maury County and rests between Maury and Davidson County (Nashville). This expansion occurred through a loan production office located in the Cool Springs retail development. This initial step into Williamson County will allow the bank to further expand its physical locations over the next few years. While this market is aggressively banked our existing customer base travels within this region to shop, work and commute to Nashville. With our expansion into this market we believe our asset growth will accelerate over the next several years and will necessitate our increased equity position.

     Since inception, our balance sheet has steadily grown to $198 million in total assets at September 30, 2003, which was sufficient to produce positive consolidated earnings on a monthly basis starting with March 2000. As a result of becoming profitable, our accumulated retained earnings has increased to $1,407,000 at September 30, 2003. To further enhance our growth and customer service, we formed a bank holding company during the third quarter of 2002 and issued $3,000,000 in Trust Preferred Securities. The additional equity provided from the Trust Preferred issue allowed us to continue to support our rapid growth. In addition we recently opened a loan production office in Williamson County. This office was established to take advantage of one of the fastest growing markets in Tennessee.

     Community First Bank and Trust emphasizes experienced local management with a strong commitment to the communities located within its primary market area. Community First’s officers and directors are active in these communities and we believe that these communities and their business leaders have supported, and will continue to support, a locally owned and managed financial institution committed to providing outstanding customer service and banking products. Community First Bank competes aggressively for banking business through a systematic program of directly calling on both customers and referral sources such as attorneys, accountants, mortgage brokers, insurance agents and other business people, many of whom are already known to our officers and directors.

     Community First Bank is committed to developing strong customer relationships by providing:

•	customer access to executive management;

•	continuity in officer and staff personnel;

•	an active personal call program by officers;

•	an understanding of customers’ businesses and needs;

•	prompt response to customer requests; and

•	development of relationships that are durable and that grow as Community First Bank and its customers continue in business.

     We have hired and will continue to hire experienced staff to provide personalized service and to generate competitively priced loans and deposits. This experienced staff has access to technology, software and database systems selected to deliver high-quality products and provide responsive service to customers. Through an agreement with a third-party service provider to provide data processing services and customer accounts statement preparation, Community First Bank reduces the in-house personnel and equipment required to deliver such services and products.

DESCRIPTION OF BUSINESS

General

     Community First is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and became so upon the acquisition of all the voting shares of Community First Bank on August 30, 2002. An application was approved by the Federal Reserve Bank of Atlanta on August 6, 2002. See “Supervision and Regulation.” Community First was incorporated under the laws of the State of Tennessee as a Tennessee corporation on April 9, 2002. Community First conducts substantially all of its activities through and derives substantially all of its income from its wholly-owned subsidiary, the Bank.

     The Bank commenced business on May 18, 1999, as a Tennessee-chartered commercial bank whose deposits are insured by the FDIC Bank Insurance Fund. The Bank is regulated by the Tennessee Department of Financial Institutions and the FDIC. The Bank operates a main office and two branch offices in Columbia, Tennessee, one additional branch office in Mount Pleasant, Tennessee, and a loan production office in Williamson County at Brentwood, Tennessee. The Bank also operates nine automatic teller machines in Maury County,

Tennessee. The Bank’s sole subsidiary is Community First Title, Inc., a Tennessee chartered and regulated title insurance company.

Property

     Our principal office is located at 501 South James M. Campbell Boulevard, Columbia, Tennessee, which building and property is owned by the Bank. The Bank uses a modular building as a branch office at 601 North Garden Street, Columbia, Tennessee. The Bank owns the building and leases the property at that location. The Bank has also purchased land at 105 W. Fifth Street, Columbia, Tennessee for the purpose of building a future branch location. The Bank also operates a branch office at 105 Public Square, Mount Pleasant, Tennessee. The Bank owns the building and the property at this location. The Bank also operates a branch office in the Wal-Mart store at 2200 Brookmeade Drive in Columbia, which office is leased. The Bank also has a loan production office in Brentwood, Tennessee, which is in leased space.

     We believe that our facilities are adequate and suitable for our current business and our anticipated business for the foreseeable future. We are not aware of any potential environmental liability that it may incur in connection with any properties or other assets owned by us.

Services

     The Bank offers a full range of depository accounts and services to both consumers and businesses. At September 30, 2003, the Bank’s deposit base totaled approximately $175 million and included the following deposit categories: noninterest-bearing deposit accounts (10% of total deposits); NOW and money market demand accounts (30% of total deposits); other savings deposits (4% of total deposits); time deposits of $100,000 or more (21% of total deposits); and certificates of deposits in amounts less than $100,000 (35% of total deposits).

Loans

     The bank makes secured and unsercured loans to indiviuals, partnerships, corporations and other business entities within the middle Tennessee area. Our loan portfolio consists of commercial loans (13%), residential and commercial mortage loans (81%) and consumer loans (6%). Our legal lending limits under applicable reulations (based upon the legal lending limits of 25% of capital and surplus) are currently $3,235,500. With the additional equity derived from this offering our legal lending limit as of September 30, 2003 would have increased by $1,125,000.

     Commercial loans are made primarily to small- and medium-sized businesses. These loans are secured and unsecured and are made available for general operating inventory and accounts receivables, as well as any other purposes considered appropriate. We will generally look to a borrower’s business operations as the principal source of repayment, but will also receive, when appropriate, security interests in personal property and/or personal guarantees. In addition, the majority of commercial loans that are not mortgage loans are secured by a lien on equipment, inventory and/or other assets of the commercial borrower.

     Commercial lending (including commercial real estate lending) involves more risk than residential real estate lending because loan balances are greater and repayment is dependent upon the borrower’s operations. We attempt to minimize the risks associated with these transactions by generally limiting our exposure to owner-operated properties of customers with an established profitable history. In many cases, risk can be further reduced by limiting the amount of credit to any one borrower to an amount less than our legal lending limit and avoiding types of commercial real estate financings considered risky.

     We originate residential mortgage loans with either fixed or variable interest rates. Our general policy is to sell most fixed rate loans in the secondary market. This policy is subject to review by management and may be revised as a result of changing market and economic conditions and other factors. We do not retain servicing rights with respect to secondary market residential mortgage loans that we originate. We also offer home equity loans, which are secured by prior liens on the subject residence. All of our residential real estate loans are secured by a first lien on the real estate.

     We make personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, and the making of home improvements and personal investments. All of such loans are retained by us.

     Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. Consumer lending collections are dependent on a borrower’s continuing financial stability and are thus likely to be adversely affected by job loss, illness or personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. We underwrite our loans carefully, with a strong emphasis on the amount of the down payment, credit quality and history, employment stability and monthly income. These loans are expected generally to be repaid on a monthly repayment schedule with the payment amount tied to the borrower’s periodic income. We believe that the generally higher yields earned on consumer loans help compensate for the increased credit risk associated with such loans and that consumer loans are important to our efforts to serve the credit needs of our customer base.

     Although we take a progressive and competitive approach to lending, we stress high quality in our loans. We are subject to written loan policies that contain general lending guidelines and are subject to periodic review and revision by our board of directors’ Loan Policy Committee. These policies concern loan administration, documentation, approval and reporting requirements for various types of loans.

Lending Policy of the Bank

     While the ultimate authority to approve loans rests with the Board of Directors of the Bank, lending authority is delegated by the directors to the loan officers and loan committee of the Bank. Loan officers, each of whom is limited as to the amount of secured and unsecured loans that he or she can make to a single borrower or related group of borrowers, report to the Bank’s Chief Executive Officer, Marc R. Lively. Mr. Lively also chairs the Bank’s loan committee. Lending limits of individual officers are documented in the respective personnel files and are reviewed annually by the directors and the loan committee. Loan officers discuss with the Chief Executive Officer any loan request which exceeds their individual lending limit. The loan must have the joint approval from the originating officer and a senior officer. The President Mark W. Hines and Chief Executive Officer Marc R. Lively each have secured lending authority up to $300,000, and each has unsecured lending authority up to $225,000.

     The Bank’s Lending Policy provides written guidelines for lending activities and is reviewed at least annually by the directors. The directors recognize that, from time to time, it is in the best interest of the Bank to deviate from the established, written credit policy and have established guidelines for granting exceptions to the policy. Situations in which such exceptions might be granted include the waiving of requirements for independent audited financial statements when a comfort level with respect to the financial statements of the borrower can be otherwise obtained; and when it is deemed desirable to meet the terms offered by a competitor. All exceptions granted are documented in the loan committee’s minutes.

     The Bank seeks to maintain a diversified loan portfolio, including secured and unsecured consumer loans; secured loans to individuals for business purposes; secured commercial loans; secured agricultural production loans; and secured real estate loans. The Bank’s primary trade area lies in the counties of Middle Tennessee, with the primary focus in Maury County, Tennessee. The loan committee must approve all out-of-trade area loans.

     As a general rule, the Bank seeks to maintain loan-to-collateral value ratios in conformity with industry and regulatory guidelines. The following standards, established by inter-agency guidelines by the federal bank regulators, including the FDIC, went into effect on March 19, 1993:

Maximum Allowable
Loan Category	Loan-to-Value Ratio

Land	65%
Land development	75%
Owner-occupied land development	75%
Construction Commercial, multifamily(1) and other nonresidential	80%
1-4 family residential	85%
Improved property	85%
Owner-occupied 1-4 family and home equity(2)	85%

(1)	Multifamily construction includes condominiums and cooperatives.

(2)	A loan-to-value limit has not been established for permanent mortgage or home equity loans or owner-occupied, 1-4 family residential property. However, for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral is required.

Loan Review and Nonperforming Assets

     The Bank has an internal loan review system to determine deficiencies and corrective action to be taken. Loans are graded as follows:

     Class 1: High. Loans in this category are to persons or entities of unquestioned financial strength, a highly liquid financial position, with collateral that is liquid and well-margined. These borrowers have performed without question on past obligations, and the Bank expects their performance to continue. Internally generated cash flow covers current maturities of long-term debt by a substantial margin. Loans secured by Bank certificates of deposit and savings accounts, with appropriate holds placed on the accounts, are to be rated in this category.

     Class 2: Good. These loans are to persons or entities with strong financial condition and above-average liquidity who have previously satisfactorily handled their obligations with the Bank. Collateral securing the Bank’s debt is margined in accordance with policy guidelines. Internally generated cash flow covers current maturities of long-term debt more than adequately. Unsecured loans to individuals supported by strong financial statements and on which repayment is satisfactory may be included in this classification.

     Class 3: Acceptable. Loans to persons or entities with an average financial condition, adequate collateral margins, adequate cash flow to service long-term debt, and net worth comprised mainly of fixed assets are included in this category. These entities are minimally profitable now, with projections indicating continued profitability into the foreseeable future. Closely held corporations or businesses where a majority of the profits are withdrawn by the owners or paid in dividends are included in this rating category. Overall, these loans are basically sound.

     Class 4: Watch. These loans are characterized by borrowers who have marginal cash flow, marginal profitability, or have experienced an unprofitable year and a declining financial condition. The borrower has in the past satisfactorily handled debts with the Bank, but in recent months has either been late, delinquent in making payments, or made sporadic payments. While the Bank continues to be adequately secured, margins have decreased or are decreasing, despite the borrower’s continued satisfactory condition. Other characteristics of borrowers in this class include inadequate credit information, weakness of financial statement and repayment capacity, and collateral that appears to limit exposure. This classification includes loans to established borrowers that are reasonably margined by collateral but where potential for improvement in financial condition appears limited.

     Class 5: Other Loans Especially Mentioned (OLEM). Loans in this category have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deteriorating prospects for the asset or in the Bank’s credit position at some future date. OLEMs are not adversely classified and do not expose the Bank to sufficient risk to warrant adverse classification. The Bank does not use an OLEM classification as a compromise between a loan rated 4 or higher and “substandard.”

     Class 6: Substandard. A loan classified as “substandard” is inadequately protected by the sound worth and paying capacity of the borrower or the collateral pledged. Loss potential, while existing in the aggregate amount of the substandard loan, does not have to exist in individual assets.

     Class 7: Doubtful. A loan classified as “doubtful” has all the weaknesses inherent in a loan classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. These are poor quality loans in which neither the collateral, if any, nor the financial condition of the borrower presently ensure collectability in full in a reasonable period of time; in fact, there is permanent impairment in the collateral securing the Bank’s loan. These loans are in a work-out status and have a defined work-out strategy.

     Class 8: Loss. Loans classified as “loss” are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. The Bank takes losses in the period in which they become uncollectible.

     Loans grades “6”, “7”, or “8” will automatically be referred to management for inclusion on the Bank’s “watch list”.

     Nonperforming loans are placed on the non-accrual basis of accounting if: (i) there is deterioration in the financial condition of the borrower; (ii) payment in full of principal or interest is not expected; or (iii) principal or interest has been in default for 90 days or more, unless the obligation is well secured and in the process of collection. The three categories of nonperforming loans are non-accrual status loans, renegotiated debt, and loans in Chapter 13 bankruptcy unless a repayment schedule is adopted that pays out the loan.

Asset/Liability Management

     A committee composed of officers and directors of the Bank is responsible for managing the assets and liabilities of the Bank. The chairman of the committee is Chief Financial Officer Dianne Scroggins. The committee attempts to manage asset growth, liquidity and capital in order to maximize income and reduce interest rate risk. The committee directs the Bank’s overall acquisition and allocation of funds. The committee reviews and discusses the Bank’s assets and liability funds budget in relation to the actual flow of funds. The committee also reviews and discusses peer group comparisons, the ratio of the amount of rate-sensitive assets to the amount of rate-sensitive liabilities; the ratio of allowance for loan losses to outstanding and nonperforming loans; and other variables, such as expected loan demand, investment opportunities, core deposit growth within specific categories, regulatory changes, monetary policy adjustments, and the overall state of the local and national economies.

Investment Policy

     The Bank’s investment portfolio policy is designed to provide guidelines by which the funds not otherwise needed to meet loan demand of the Bank’s market area can best be invested to meet fluctuations in the loan demand and deposit structure. The Bank’s Chief Financial Officer, Dianne Scroggins, also serves as its Investment Officer. The Bank seeks to balance the market and credit risk against the potential investment return; make investments compatible with the pledging requirements of the Bank’s deposits of public funds; maintain compliance with regulatory investment requirements; and assist the various local public entities with their financing needs. The Bank’s investment policy is reviewed annually by the Investment Committee, chaired by Director Randy Maxwell, and the Board of Directors.

Customers

     In the opinion of management, no single customer or affiliated group of customers whose deposits, if withdrawn, would have a material adverse effect on the Bank’s business. The bank has a total of 65 lending relationships that represent exposure to the bank of at least $500,000. The loss of one of these relationship’s while significant would not materially impact the performance of the bank.

Competition

     The banking business is highly competitive. The Bank’s primary market area consists of Maury County,

Tennessee, and principally the cities of Columbia and Mount Pleasant, Tennessee. The Bank competes with numerous commercial banks and savings institutions with offices in the Bank’s market area. The competitors in the local market area have up to $794 million in deposits, as reported by the FDIC as of June 30, 2002 (the most recent date for which this information is available). At June 30, 2002, the Bank had deposits of approximately $121 million.

     In addition to these competitors, the Bank competes for loans with insurance companies, regulated small loan companies, credit unions, and certain government agencies. The Bank competes with numerous other companies and financial institutions engaged in similar lines of business, such as bank holding companies, mortgage banking companies, brokerage companies, investment banking firms, and leasing companies.

Employees

     As of September 30, 2003, Community First and the Bank had 49 full-time equivalent employees and 49 total employees. This is an increase in five full-time equivalent employees and five total employees from September 30, 2002 year. Community First plans to continue to hire additional employees to meet growth demands. Neither Community First nor any of its subsidiaries is a party to any collective bargaining agreement, and Community First believes that its employee relations are good.

Issuance of Trust-Preferred Securities

     In May 2002, Community First formed Community First Capital Trust I, a wholly-owned Delaware statutory business trust, and on August 30, 2002, Trust I completed a private offering of 3,000 Floating Rate Capital Securities with an aggregate liquidation value of $3,000,000. Trust I invested the proceeds of the offering in an equivalent amount of Community First’s Floating Rate Junior Subordinated Debt Securities due 2032. The Floating Rate Debentures will mature on December 31, 2032, which date may be shortened to a date not earlier than September 30, 2007 if certain conditions are met, including the prior approval of the Federal Reserve and any other required regulatory approvals. The Floating Rate Debentures, which are the only assets of Trust I, are subordinate and junior in right of payment to all present and future senior indebtedness (as defined in the Indenture dated August 30, 2002) of Community First. The Floating Rate Debentures accrue interest at a floating rate equal to the prime rate of interest in the “Money Rates” table in the Eastern Edition of The Wall Street Journal plus 50 basis points as of the last day for which such data is published in each of March, June, September and December, as applicable, on the liquidation amount of each capital security. Distributions are payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. The quarterly distributions on the capital securities are paid at the same rate that interest is paid on the Floating Rate Debentures.

     Community First has fully and unconditionally guaranteed the obligations of Trust I under the respective capital securities. Trust I must redeem the capital securities when the Debentures or Floating Rate Debentures, as the case may be, are paid at maturity or upon any earlier prepayment thereof. The Debentures and Floating Rate Debentures may be prepaid if certain events occur, including a change in the tax status or regulatory capital treatment of the capital securities or a change in existing laws that requires Trust I to register as an investment company. Under the provisions of the Debentures and Floating Rate Debentures, Community First has the right to defer payment of interest thereon at any time, or from time to time, for up to ten consecutive semi-annual periods. If interest payments on the Debentures or Floating Rate Debentures are deferred, the distributions on the respective capital securities will also be deferred.

     For financial reporting purposes, Trust I is treated as a subsidiary of Community First and consolidated in the corporate financial statements. A portion of the capital securities is treated as Tier 1 capital by the Federal Reserve. The treatment of the capital securities as Tier 1 capital, in addition to the ability to deduct the expense of the Debentures and Floating Rate Debentures for federal income tax purposes, provided Community First with a cost-effective method of raising capital.

SUPERVISION AND REGULATION

General

     As a registered bank holding company and a Tennessee-chartered, federally insured commercial bank, Community First and the Bank are subject to extensive regulation. Lending activities and other investments must comply with various statutory and regulatory requirements, including prescribed minimum capital standards. The Bank is regularly examined by the FDIC and the Tennessee Department of Financial Institutions and files periodic reports concerning its activities and financial condition with its regulators. The Bank’s relationship with depositors and borrowers is also regulated to a great extent by both federal law and the laws of the State of Tennessee, especially in such matters as the ownership of accounts and the form and content of mortgage documents.

     Federal and state banking laws and regulations govern all areas of the operation of Community First and the Bank, including reserves, loans, mortgages, capital, issuance of securities, payment of dividends and establishment of branches. Federal and state bank regulatory agencies also have the general authority to limit the dividends paid by insured banks if such payments should be deemed to constitute an unsafe and unsound practice. Both the Department and the FDIC have the authority to impose penalties, initiate civil and administrative actions and take other steps intended to prevent banks from engaging in unsafe or unsound practices.

     The following summaries of statutes and regulations affecting banks do not purport to be complete. Such summaries are qualified in their entirety by reference to the statutes and regulations described.

Bank Holding Company Act of 1956

     Community First is a bank holding company registered under the provisions of the federal Bank Holding Company Act of 1956, as amended, and consequently is subject to examination by the Board of Governors of the Federal Reserve (FRB).

     A bank holding company is required to file with the Federal Reserve Bank of Atlanta annual reports and other information regarding its business operations and those of its subsidiaries. It is also subject to examination by the FRB and is required to obtain FRB approval prior to acquiring, directly or indirectly, ownership or control of any voting shares of any bank, if, after such acquisition, it would own or control, directly or indirectly, more than 5% of the voting stock of such bank unless it already owns a majority of the voting stock of such bank. Furthermore, a bank holding company is, with limited exceptions, prohibited from acquiring direct or indirect ownership or control of any voting stock of any company which is not a bank or a bank holding company, and must engage only in the business of banking or managing or controlling banks or furnishing services to or performing services for its subsidiary banks. One of the exceptions to this prohibition is the ownership of shares of a company the activities of which the FRB has determined to be so closely related to banking or management or controlling banks as to be properly incident thereto.

     A bank holding company and its subsidiaries are also prohibited from engaging in certain tying arrangements in connection with the extension of credit or provision of any property or service. Thus, an affiliate of a bank holding company may not extend credit, lease, sell property, or furnish any services or fix or vary the consideration for these on the condition that (i) the customer must obtain or provide some additional credit, property, or services from or to the bank holding company or subsidiaries thereof or (ii) the customer may not obtain some other credit, property, or services from a competitor, except to the extent reasonable conditions are imposed to assure the soundness of the credit extended. The FRB has adopted significant amendments to its anti-tying rules that: (1) removed FRB-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) allow banks greater flexibility to package products with their affiliates; and (3) establish a safe harbor from the tying restrictions for certain foreign transactions. These amendments were designed to enhance competition in banking and non-banking products and to allow banks and their affiliates to provide more efficient, lower cost service to their customers. However, the impact of the amendments on Community First and Bank is unclear at this time.

     In approving acquisitions by bank holding companies of banks and companies engaged in banking-related activities, the Federal Reserve considers a number of factors, including expected benefits to the public such as greater convenience, increased competition, or gains in efficiency, as weighed against the risks of possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve is also empowered to differentiate between new activities and activities commenced through the acquisition of a going concern.

     The Change in Bank Control Act of 1978, as amended, requires a person (or group of persons acting in concert) acquiring “control” of a bank holding company to provided the FRB with 60 days’ prior written notice of the proposed acquisition. Following receipt of this notice, the FRB has 60 days within which to issue a notice disapproving the proposed acquisition, but the FRB may extend this time period for up to another 30 days. An acquisition may be completed before expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the transaction. In addition, any “company” must obtain the FRB’s approval before acquiring 25% (5% if the “company” is a bank holding company) or more of the outstanding shares or otherwise obtaining control over Community First.

     The Attorney General of the United States may, within 15 days after approval by the Federal Reserve Board of an acquisition, bring an action challenging such acquisition under the federal antitrust laws, in which case the effectiveness of such approval is stayed pending a final ruling by the courts. Failure of the Attorney General to challenge an acquisition does not, however, exempt the holding company from complying with both state and federal antitrust laws after the acquisition is consummated or immunize the acquisition from future challenge under the anti-monopolization provisions of the Sherman Act.

     Bank holding companies are not permitted to engage in “unsafe and unsound” banking practices. The FRB’s Regulation Y, for example, generally requires a bank holding company to give the FRB prior notice of any redemption or repurchase of its own equity securities, if the consideration to be paid, together with consideration paid for any repurchases or redemptions in the preceding year, is equal to 10% or more of the bank holding company’s consolidated net worth. The FRB may oppose the transaction if it believes that the transaction would constitute an unsafe and unsound practice or would violate any law or regulation. Depending upon the circumstances, the FRB could take the position that paying a dividend would constitute an unsafe and unsound banking practice.

     The FRB has broad authority to prohibit activities of bank holding companies and their non-bank subsidiaries which represent unsafe and unsound banking practices or which constitute violations of laws or regulations, knowing or reckless basis, if those activities caused a substantial loss to a depository institution. These penalties can be as high as one million dollars for each day the activity continues.

Securities Registration and Reporting

     The common stock of Community First is registered as a class with the SEC under the Securities and Exchange Act of 1934 and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of the 1934 Act. In addition, the securities issued by Community First are subject to the registration requirements of the Securities Act of 1933 Act and applicable state securities laws unless exemptions are available. The periodic reports, proxy statements, and other information filed by Community First with the SEC are available at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at1-800-SEC-0330. Community First is an electronic filer with the SEC and Community First’s filings may be obtained at the SEC website (http://www.sec.gov).

Tennessee Supervision and Regulation

     As a Tennessee-chartered commercial bank, the Bank is subject to various state laws and regulations which limit the amount that can be loaned to a single borrower, the type of permissible investments, and geographic expansion, among other things. The Bank must submit an application and receive the approval of the Department before opening a new branch office or merging with another financial institution. The Commissioner of the Department has the authority to enforce state laws and regulations by ordering a director, officer or employee of the Bank to cease and desist from violating a law or regulation and from engaging in unsafe or unsound banking practices. The Bank will be required to file annual reports and such other additional information as Tennessee law requires.

     Tennessee law contains limitations on the interest rates that may be charged on various types of loans and restrictions on the nature and amount of loans that may be granted and on the type of investments which may be made. The operations of banks are also affected by various consumer laws and regulations, including those relating to equal credit opportunity and regulation of consumer lending practices. All Tennessee banks, including the Bank, must become and remain insured under the Federal Deposit Insurance Act.

     Community First is a legal entity separate and distinct from the Bank. The principal source of Community First’s revenues however, is from dividends declared by the Bank. Under Tennessee law, the Bank can only pay dividends in an amount equal to or less than the total amount of its net income for that year combined with retained net income of the preceding two (2) years. Payment of dividends in excess of this amount requires prior approval by the commissioner of the Department. The Bank’s ability to pay dividends also may depend on its ability to meet minimum capital levels established from time to time by the FDIC. Under such regulations, FDIC-insured state banks are prohibited from paying dividends, making other distributions or paying any management fee to a parent if, after such payment, the bank would fail to have a risk-based Tier 1 Capital ration of 4%, a risk-based Total Capital ratio of 8% and a Tier 1 leverage capital ration of 4%.

     Under Tennessee law, Community First may pay common stock dividends if, after giving effect to the dividends, Community First can pay its debts as they become due in the ordinary course of business and Community First’s total assets exceed its total liabilities. The payment of dividends by Community First also may be affected or limited by certain factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank holding company or a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may take various supervisory actions to prevent such action, including a cease and desist order prohibiting such practice. See “Dividends.”

     State banks are subject to regulation by the Department with regard to capital requirements. Tennessee has adopted the provisions of Federal Reserve Regulation O with respect to restrictions on loans and other extensions of credit to bank “insiders.” Further, under Tennessee law, state banks are prohibited from lending to any one person, firm or corporation amounts more than fifteen percent (15%) of its equity capital accounts, except (i) in the case of certain loans secured by negotiable title documents covering readily marketable nonperishable staples, or (ii) with the prior approval of the state bank’s board of directors or finance committee (however titled), the state bank may make a loan to any person, firm or corporation of up to twenty-five percent (25%) of its equity capital accounts.

Federal Supervision and Regulation

     Deposit Insurance—The Bank’s deposit accounts are insured by the FDIC up to applicable limits by the BIF. The BIF was designated as an insurance fund pursuant to the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”). FIRREA provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC insured depository institution in danger of default. FIRREA provides that certain types of persons affiliated with financial institutions can be fined by the federal regulatory agency having jurisdiction over a depository institution with federal deposit insurance (such as the Bank) could be fined up to $1 million per day for each violation of certain regulations related (primarily) to lending to and transactions with executive officers, directors, and principal shareholders, including the interests of these individuals. Other violations may result in civil money penalties of $5,000 to $25,000 per day or in criminal fines and penalties. In addition, the FDIC has been granted enhanced authority to withdraw or to suspend deposit insurance in certain cases.

     As an insurer, the FDIC issues regulations, conducts examinations, requires the filing of reports and generally supervises and regulates the operations of state-chartered banks that are not members of the Federal Reserve System. FDIC approval is required prior to any merger or consolidation involving state, nonmember banks, or the establishment or relocation of an office facility thereof. FDIC supervision and regulation is intended primarily for the protection of depositors and the FDIC insurance funds.

     Pursuant to the Federal Deposit Insurance Act (“FDIA”), as amended by FIRREA, all BIF-insured banks were required to pay semiannual insurance assessments to recapitalize the BIF to a 1.25% of insured deposits ratio. In August 1995, the FDIC substantially reduced deposit insurance premiums for well-capitalized, well-managed BIF-insured institutions to the lowest assessment rate of 4 basis points per $100 of assessable deposits. The BIF premium reduction became effective in September 1995. Any insured bank which does not operate in accordance with or conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. For example, proceedings may be instituted against any insured bank or any director, officer or employee of such bank who engages in unsafe and unsound practices, including the violation of applicable laws and regulations. The FDIC has the authority to terminate deposit insurance pursuant to procedures established for that purpose.

     Deposit insurance premiums are paid to the FDIC on a quarterly basis. For the first nine months of 2003, the Bank’s FDIC premiums were $18,000. The Bank paid FDIC insurance premiums of $19,000 in 2002.

     FDICIA & Prompt Corrective Action – The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”), which was enacted on December 19, 1991, substantially revised the depository institution regulatory and funding provisions of the FDIA and revised several other banking statutes. The additional supervisory powers and regulations mandated by FDICIA include a “prompt corrective action” program based upon five regulatory zones for banks, in which all banks are placed, largely based on their capital positions. Regulators are permitted to take increasingly harsh action as a bank’s financial condition declines. Regulators are also empowered to place in receivership or require the sale of a bank to another depository institution when a bank’s capital leverage ratio reaches two percent. Better capitalized institutions are generally subject to less onerous regulation and supervision than banks with lesser amounts of capital. Each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. The FDIC has adopted regulations implementing the prompt corrective action provisions of the FDICIA, which place financial institutions in the following five categories based upon capital ratios: (i) a “well capitalized” if it has a total risk-based capital ratio of 10.0%, a Tier 1 risk-based ratio of at least 6% and a leverage ratio of at least 5%; (ii) an “adequately capitalized” institution has a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 4%, and a leverage ratio of 4%; (iii) an “undercapitalized” institution has a total risk-based capital ratio of under 8%, a Tier 1 risk-based capital ratio of under 4% or a leverage ratio of under 4%; (iv) a “significantly undercapitalized” institution has a total risk-based capital ratio of under 6%, a Tier 1 risk-based ratio of under 3% or a leverage ratio of under 3%; and (v) a “critically undercapitalized” institution has a leverage ratio of 2% or less.

     The regulations also establish procedures for “downgrading” an institution to a lower capital category based on supervisory factors other than capital. Specifically, Section 38 of the FDIA and the implementing regulations provide that a federal banking agency may, after notice and an opportunity for a hearing, reclassify a well-capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as it were in the next lower category if the institution is an unsafe or unsound condition or engaging in an unsafe or unsound practice. (The FDIC may not, however, reclassify a significantly undercapitalized institution as critically undercapitalized).

     FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve System. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit capital restoration plans. A depository institution’s holding company must guarantee the capital plan, up to an amount equal to the lesser of 5% of the depository institution’s assets at the time it becomes undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution’s capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator.

     FDICIA contain numerous other provisions, including accounting, audit and reporting requirements, beginning in 1995 termination of the “too big to fail” doctrine except in special cases, limitations on the FDIC’s payment of deposits at foreign branches, new regulatory standards in such areas as asset quality, earnings and compensation and revised regulatory standards for, among other things, powers of state banks, real estate lending and capital adequacy. FDICIA also requires that a depository institution provide 90 days prior notice of the closing of any branches.

     Various other legislation, including proposals to revise the bank regulatory system and to limit or expand the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. The Department and the FRB examine the Bank periodically for compliance with various regulatory requirements. Such examinations, however, are for the protection of the BIF and for depositors and not for the protection of investors and shareholders.

     As of December 31, 2002, under the regulations promulgated under FDICIA, the Bank would have been deemed to be a “well-capitalized” institution if solely viewed on the basis of capital ratios.

     Standards for Safety and Soundness—The FDIA requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; (v) asset growth; and (vi) compensation, fees and benefits. The federal banking agencies have adopted regulations and Interagency Guidelines Prescribing Standards for Safety and Soundness (“Guidelines”) to implement safety and soundness standards required by the FDIA. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The agencies also adopted asset quality and earnings standards which are part of the Guidelines. Under the regulations, if the FDIC determines that the Bank fails to meet any standards prescribed by the Guidelines, the agency may require the Bank to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDIA. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

     Capital Requirements—The FDIC’s minimum capital standards applicable to FDIC-regulated banks and savings banks require the most highly-rated institutions to meet a “Tier 1” leverage capital ratio of at least 3.0% of total assets. Tier 1 (or “core capital”) consists of common stockholders’ equity, noncumulative perpetual preferred stock and minority interests in consolidated subsidiaries minus all intangible assets other than limited amounts of purchased mortgage servicing rights and certain other accounting adjustments. All other banks must have a Tier 1 leverage ratio of at least 100-200 basis points above the 3% minimum. The FDIC capital regulations establish a minimum leverage ratio of not less than 4% for banks that are not highly rated or are anticipating or experiencing significant growth. Tier 2 capital is an amount equal to the sum of (i) the allowance for possible loan losses in an amount up to 1.25% of risk-weighted assets; (ii) cumulative perpetual preferred stock with an original maturity of 20 years or more and related surplus; (iii) hybrid capital instruments (instruments with characteristics of both debt and equity), perpetual debt and mandatory convertible debt securities; and (iv) in an amount up to 50% of Tier I capital, eligible term subordinated debt and intermediate-term preferred stock with an original maturity of five years or more, including related surplus. The inclusion of the foregoing elements of Tier 2 capital are subject to certain requirements and limitations of the FDIC.

     FDIC capital regulations require higher capital levels for banks which exhibit more than a moderate degree of risk or exhibit other characteristics which necessitate that higher than minimum levels of capital be maintained. Any insured bank with a Tier 1 capital to total assets ratio of less than 2% is deemed to be operating in an unsafe and unsound condition pursuant to Section 8(a) of the FDIA unless the insured bank enters into a written agreement, to which the FDIC is a party, to correct its capital deficiency. Insured banks operating with Tier 1 capital levels below 2% (and which have not entered into a written agreement) are subject to an insurance removal action. Insured banks operating with lower than the prescribed minimum capital levels generally will not receive approval of applications submitted to the FDIC. Also, inadequately capitalized state nonmember banks will be subject to such administrative action as the FDIC deems necessary.

     FDIC regulations also require that banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of total capital (which is defined as Tier 1 capital and Tier 2 or supplementary capital) to risk weighted assets of 8% and Tier 1 capital to risk-weighted assets of 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier 1 capital are equivalent to those discussed above under the 3% leverage requirement. The components of mandatory convertible securities, term subordinated debt, intermediate-term preferred stock and allowance for possible loan and lease losses. Allowance for possible loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of Tier 1 capital. The FDIC includes in its evaluation of a bank’s capital adequacy an assessment of risk-based capital focusing principally on broad categories of credit risk. No measurement framework for assessing the level of a bank’s interest rate risk exposure has been codified but, effective board and senior management oversight of the banks tolerance for interest rate risk is required.

     The FDIC has adopted the Federal Financial Institutions Examination Council’s recommendation regarding the adoption of Statement of Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Specifically, the agencies determined that net unrealized holding gains or losses on available for sale debt and equity securities should not be included when calculating core and risk-based capital ratios.

     FDIC capital requirements are designated as the minimum acceptable standards for banks whose overall financial condition is fundamentally sound, which are well-managed and have no material or significant financial weakness. The FDIC capital regulations state that, where the FDIC determines that the financial history or condition, including off-balance sheet risk, managerial resources and/or the future earnings prospects of a bank are not adequate and/or a bank has a significant volume of assets classified substandard, doubtful or loss or otherwise criticized, the FDIC may determine that the minimum adequate amount of capital for that bank is greater than the minimum standards established in the regulation.

     The Bank believes that, under the current regulations, the Bank has sufficient capital to meet its minimum capital requirements. However, events beyond the control of the Bank, such as a downturn in the economy in areas where the Bank has most of its loans, could adversely affect future earnings and, consequently, the ability of the Bank to meet its capital requirements.

     Activities and Investments of Insured State-Chartered Banks—Section 24 of the FDIA, as amended by the FDICIA, generally limits the activities and equity investments of FDIC-insured, state-chartered banks so those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things, (i) acquiring or retaining a majority interest in a subsidiary, (ii) investing as a limited partner in a partnership the sole purpose of which is direct or indirect investment in the acquisition, rehabilitation or new construction of a qualified housing project, provided that such limited partnership investment may not exceed 2% of the bank’s total assets, (iii) acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors’, trustees’ and officers’ liability insurance coverage or bankers’ blanket bond group insurance coverage for insured depository institutions, and (iv) acquiring or retaining the voting shares of a depository institution if certain requirements are met.

     In addition, an insured state bank (i) that is located in a state which authorized as of September 30, 1991 investment in common or preferred stock listed on a national securities exchange (“listed stock”) or shares of a registered investment company (“registered shares”), and (ii) which during the period beginning September 30, 1990 through November 26, 1991 (“measurement period”) made or maintained investments in listed stocks and registered shares, may retain whatever shares that were lawfully acquired or held prior to December 19, 1991 and continue to acquire listed stock and registered shares, provided that the bank does not convert its charter to another form or undergo a change in control. In order to acquire or retain any listed stock or registered shares, however, the bank must file a one-time notice with the FDIC which meets specified requirements and which sets forth the Bank’s intention to acquire and retain stocks or shares, and the FDIC must determine that acquiring or retaining the listed stocks or registered shares will not pose a significant risk to the deposit insurance fund of which the bank is a member.

     FDIC regulations implementing Section 24 of the FDIA provide that an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as “principal” in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which it is a member and the bank is in compliance with applicable regulatory capital requirements. Any insured state-chartered bank or savings bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity.

     Loans-to-One-Borrower—The aggregate amount of loans that the Bank is permitted to make under applicable regulations to any one borrower, including related entities, is the greater of 25% of unimpaired capital and surplus or $500,000. Based on the Bank’s capitalization at September 30, 2003, the Bank’s loans-to-one borrower limit at that time was approximately $3,235,500.

     Federal Reserve System—In 1980, Congress enacted legislation which imposed Federal Reserve requirements (under “Regulation D”) on all depository institutions that maintain transaction accounts or non-personal time deposits. These reserves may be in the form of cash or non-interest-bearing deposits with the regional Federal Reserve Bank. NOW accounts and other types of accounts that permit payments or transfers to third parties fall within the definition of transaction accounts and are subject to Regulation D reserve requirements, as are any non-personal time deposits at a bank.

     Community Reinvestment Act—Community First is also subject to the provisions of the Community Reinvestment Act of 1977, which requires the appropriate federal bank regulatory agency, in connection with its regular examination of a bank, to assess the bank’s record in meeting the credit needs of the community serviced by the bank, including low and moderate income neighborhoods.

     The regulatory agency’s assessment of Community First’s record is made available to the public. Further, such assessment is required of any bank which has applied, among other things, to establish a new branch office that will accept deposits, relocate an existing office or merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. As a component of its Community Reinvestment Act outreach, Community First has instituted an affordable home loan program for first-time home buyers and low to moderate income borrowers.

     Interstate Banking—The Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (“Interstate Act”), which was enacted on September 29, 1994, among other things and subject to certain conditions and exceptions, (i) permits bank holding company acquisitions commencing one year after enactment of banks of a minimum age of up to five years as established by state law in any state, (ii) mergers of national and state banks after May 31, 1997 across state lines unless the home state of either bank has opted out of the interstate bank merger provision, (iii) branching de novo by national and state banks into others states if the state has elected this provision of the Interstate Act, and (iv) certain interstate bank agency activities after one year after enactment.

     Gramm-Leach Bliley Act—The Gramm-Leach-Bliley Act of 1999 (the “1999 Act”) represented a pivotal point in the history of financial services regulation in the United States. The 1999 Act removes large parts of a regulatory structure that had its roots in the 1930’s and creates new opportunities for banks, other depository institutions, insurance companies and securities firms to enter into combinations. The 1999 Act also provides new flexibility to design financial products and services that better serve the banking consumer. The 1999 Act, among other provisions, (i) substantially eliminates the prohibition under the Bank Holding Company Act which existed previously on affiliations between banks and insurance companies; (ii) repeals Section 20 of the Glass-Steagall Act which prohibited banks from affiliating with securities firms; (iii) sets forth procedures for such affiliations; (iv) provides for the formation of Financial Holding Companies; and (v) eliminates the blanket exclusion of banks from the definitions of the terms “broker” and “dealer” under the Securities Exchange Act of 1934 (the “Exchange Act”), while permitting banks to continue to conduct certain limited brokerage and dealer activities without registration under the 1934 Act as a broker-dealer.

     In addition to expanding the activities in which banks and bank holding companies may engage, the Gramm-Leach-Bliley Act also imposed new requirements on financial institutions with respect to customer privacy. The Gramm-Leach-Bliley Act generally prohibits disclosure of customer information to non-affiliated third parties unless the customer has been given the opportunity to object and has not objected to such disclosure. Financial institutions are further required to disclose their privacy policies to customers annually. Financial institutions, however, will be required to comply with state law if it is more protective of customer privacy than the Gramm-Leach-Bliley Act.

     The USA Patriot Act of 2001—The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA Patriot Act”) was enacted in October 2001. The USA Patriot Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ ability to work cohesively to combat terrorism on a variety of fronts. The potential impact of the USA Patriot Act on financial institutions of all kinds is significant and wide ranging. The USA Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including: (i) due diligence requirements for financial institutions that administer, maintain, or manage private bank accounts or correspondent accounts for non-U.S. persons; (ii) standards for verifying customer identification at account opening; (iii) rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; (iv) reports by non-financial trades and business filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000; and (v) filing of suspicious activities reports involving securities by brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

     Sarbanes-Oxley Act of 2002—On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002. This legislation represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity securities registered, or that file reports under, the Securities Exchange Act of 1934. In particular, the act establishes (i) new requirements for audit committees, including independence, expertise and responsibilities; (ii) additional responsibilities regarding financial statements for the chief executive officer and the chief financial officer of the reporting company and new requirements for them to certify the accuracy of periodic reports filed with the Securities and Exchange Commission; (iii) new standards for auditors and regulation of audits; (iv) increased disclosure and reporting obligations for the reporting company and its directors and executive officers, including an accelerated time frame for reporting of insider transactions and Community First’s periodic reports; (v) and new and increased civil and criminal penalties for violations of the federal securities laws. The legislation also established a new accounting oversight board to enforce auditing standards and restrict the scope of services that accounting firms may provide to their public company audit clients. The act requires the Securities and Exchange Commission, based on certain enumerated factors, to regularly and systematically review corporate filings. Many of the act’s provisions were effective immediately, while other provisions have become effective over a period of time and are subject to rule-making by the Securities and Exchange Commission.

     Because Community First’s common stock is registered with the Securities and Exchange Commission, it is currently subject to the requirements of this legislation. Community First is in the process of complying with, and establishing procedures for ongoing compliance with, the act and the related rules and regulations issued by the Securities and Exchange Commission. At the present time, and subject to the final rules and regulations to be adopted and issued by the SEC, management anticipates that Community First will incur additional expense as a result of the act but does not expect that Community First’s compliance will have a material impact on its business. To the extent that the Bank has already implemented the requirements of this legislation and the related regulations, compliance has been accomplished with existing Bank personnel.

Change in Control Restrictions

     Statutory Provisions

     The Change in Bank Control Act requires the written consent of the FDIC be obtained prior to any person or company acquiring “control” of a state-chartered bank. Tennessee law also requires the prior written consent of the Department to acquire control of a Tennessee-chartered bank. Upon acquiring control, a company will be deemed to be a bank holding company and must register with the Federal Reserve Board. Conclusive control is presumed to exist if, among other things, an individual or company acquires more than 25% of any class of voting stock of the Bank. Rebuttable control is presumed to exist if, among other things, a person acquires more than 10% of any class of voting stock and the issuer’s securities are registered under Section 12 of the Exchange Act (the Common Stock is not expected to be so registered) or the person would be the single largest stockholder. Restrictions applicable to the operations of a bank holding company and conditions that may be imposed by the

Federal Reserve Board in connection with its approval of a company to become a bank holding company may deter companies from seeking to obtain control of the Bank.

     Other

     While not directly restricting efforts to acquire control of the Bank, certain other characteristics of the Bank’s organization may discourage attempts to acquire control of the Bank. The Bank’s Charter provides that approximately one-third of its Board of Directors are elected each year, thereby making it more difficult for a potential acquirer of control of the Bank to replace the members of the Board of Directors than it would be if directors were elected at more frequent intervals or if a greater percentage of directors were elected at any one time.

     As a result of all of the foregoing restrictions on acquisitions, the Bank is a less attractive target for a “takeover” attempt than other less-highly regulated companies generally. Accordingly, these restrictions might deter offers to purchase the Bank which stockholders may consider to be in their best interests, and may make it more difficult to remove incumbent management.

Dividends

     The principal source of Community First’s cash revenues is dividends received from the Bank. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends, which would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if that payment could reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. Other than the laws and regulations noted above, which apply to all banks and bank holding companies, neither Community First nor Bank are currently subject to any regulatory restrictions on its dividends.

     Tennessee law requires that dividends be paid only from retained earnings (or undivided profits), except that dividends may be paid from capital surplus with the prior, written consent of the Department. Tennessee laws regulating banks require certain charges against and transfers from an institution’s undivided profits account before undivided profits can be made available for the payment of dividends. The Department generally prohibits a newly chartered institution from paying dividends during its first three years of operation without the Department’s prior approval.

Monetary Policy

     The Bank, like other depository institutions, is affected by the monetary policies implemented by the Board of Governors of the Federal Reserve. The Federal Reserve has the power to restrict or expand the money supply through open market operations, including the purchase and sale of government securities and the adjustment of reserve requirements. These actions may result in significant fluctuations in market interest rates, which could adversely affect the operations of the Bank, such as its ability to make loans and attract deposits, as well as market demand for loans. See “Supervision and Regulation.”

Future Legislation

     Any future banking legislation proposed by the United States Congress and the Tennessee General Assembly may have an effect on the structure, regulation and competitive relationships of the nation’s financial institutions.

MANAGEMENT

     The following chart gives the name, age and a biographical information indicated each person’s position with the Community First and that person’s principal occupation during the preceding five years:

Name	Age	Position; Principal Occupation

Randy Maxwell	46	Mr. Maxwell is Assistant Vice President for Investments of Tennessee Farmers Mutual Insurance Company. He is the Chairman of Community First’s Investment Committee, and serves on Community First’s Audit Committee. He was first elected to the Board in 1999.

H. Allen Pressnell, Jr.	57	Mr. Pressnell is President and Owner of Columbia Rock Products. He serves on Community First’s Personnel Committee, and was first elected to the Board in 1999.

James R. Sloan	74	Mr. Sloan is President and CEO of Jim Sloan Ford Lincoln Mercury, Inc. and a partner in J&R, L.L.C., a real estate partnership. He serves on Community First’s Audit Committee, and was first elected to the Board in 1999.

Dina C. Vire	51	Ms. Vire manages a physician’s office. She chairs Community First’s Personnel Committee and serves on the Investment Committee. Ms. Vire was first elected to the Board in 1999.

Fred C. White	61	Mr. White is currently a local business person. He was formerly the co-owner of Smelter Service Corporation. Mr. White serves on the Executive Committee, Loan Committee and Audit Committee. He was first elected to the Board in 2000.

Roger Witherow	54	Mr. Witherow is President of Roger Witherow & Associates, Inc. Mr. Witherow sells insurance and securities. He is a registered representative. Mr. Witherow serves on the Loan Committee, Personnel Committee and Executive Committee. He was first elected to the Board in 2000.

Bernard Childress	47	Mr. Childress is a former educator. He is currently the Assistant Executive Director of the Tennessee Secondary School Athletic Association and is active in community activities through Leadership Maury County, the YMCA, the Rotary Club and the Maury Regional Hospital Advisory Board. Mr. Childress serves on the Bank’s Personnel Committee. He was first elected to the Board in 1999.

Stephen Walker	33	Mr. Walker is the Commercial Property Manager for Walker Family Limited Partnership and is active in the Maury County Chamber of Commerce and the Columbia Main Street Corporation. Mr. Walker serves on the Bank’s Loan Committee. He was first elected to the Board in 1999.

Henry Woody	78	Mr. Woody is the retired manager of the Maury Farmers Cooperative and has served as a member of the Board of Directors of the Middle Tennessee Bank in Columbia, Tennessee for 27 years. Mr. Woody serves on the Audit Committee and the Loan Committee. He was first elected to the Board in 1999.

Marc R. Lively	39	Mr. Lively is the President of Community First, and the Chief Executive Officer of Community First Bank and Trust. Mr. Lively serves on the Bank’s Executive Committee,

Name	Age	Position; Principal Occupation

		Personnel Committee, and Investment Committee. Mr. Lively is the Chair of the Loan Committee. Mr. Lively is also a Director of Community First Title, Inc. Prior to joining the Bank, Mr. Lively managed TransFinancial’s Tennessee Corporate Banking Group in Nashville. He was first elected to the Board in 1999.

Mark W. Hines	40	Mr. Hines serves as the Corporate Secretary of Community First and as President of Community First Bank and Trust. He was formerly with the Middle Tennessee Bank in Columbia, Tennessee where he served as director of information systems and director of marketing as well as the chief financial officer and re-engineering coordinator. Mr. Hines serves on the Bank’s Executive Committee, Loan Committee, and the Investment Committee. Mr. Hines is also President and Chief Executive Officer of Community First Title, Inc. He was first elected to the Board in 1999.

Eslick E. Daniel, M.D.	61	Mr. Daniel is Chairman of the Board of Directors. He is an orthopedic surgeon and president and founder of Mid-Tennessee Bone and Joint Clinic, P.C. Dr. Daniel serves on the Bank’s Executive Committee, Loan Committee and Investment Committee. He was first elected to the Board in 1999.

Vasant Hari	54	Mr. Hari is an investor in the hospitality industry. Mr. Hari also serves as director of Community First Title, Inc. He was first elected to the Board in 2000.

     The following is biographical information regarding those persons who are executive officers of Community First, but are not members of the Board of Directors:

     Dianne Scroggins, 44, is Chief Financial Officer of Community First Inc. and Vice President and Chief Financial Officer of Community First Bank & Trust. Ms. Scroggins serves on the Asset Liability Committee and the Investment Committee. Ms. Scroggins joined the Bank in its organization phase in 1998. Prior to joining the Bank, Ms. Scroggins served as assistant cashier from 1994-1997, Vice President in 1998 with the Middle Tennessee Bank. She served in many areas of the bank, including manager of the credit card department, investment accountant, assisted the Chief Financial Officer in the Finance Department and served on the Asset Liability Committee.

     Donna Lynn, 40, is Vice President and Chief Administrative Officer of Community First Bank & Trust. Ms. Lynn serves on the Bank’s Personnel Committee. Prior to joining the Bank in 1998, Ms. Lynn was Assistant Cashier at the Middle Tennessee Bank in Columbia, Tennessee.

     Peggy McEwen, 48, is Vice President and Compliance Officer of Community First Bank & Trust. Ms. McEwen is staff support on the Audit Committee. She joined the Bank in its organizational phase in 1998. Prior to joining the Bank, she was compliance auditor at the Middle Tennessee Bank.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

     The following table sets forth information for the past two fiscal years concerning compensation paid or accrued by the Company to or on behalf of the Company’s chief executive officer and secretary:

				Long Term
		Annual Compensation		Compensation

				Securities
				Underlying
	Fiscal			Options	All Other
Name and Principal Position	Year	Salary	Bonus	Awarded	Compensation

Marc R. Lively	2002	$111,568	$12,000	0	$20,471	(1)
President of the Company and	2001	101,375	0	0	14,269	(1)
Chief Executive Officer of	2000	93,500	5,000	0	11,438	(1)
Community First Bank and Trust	1999	72,016	0	51,050	4,803	(1)

Mark W. Hines	2002	$111,568	$12,000	0	$19,455	(2)
Corporate Secretary and President of	2001	101,375	0	0	12,908	(2)
Community First Bank and Trust	2000	93,500	5,000	0	5,618	(2)
	1999	72,016	0	51,050	4,803	(2)

(1)	For fiscal year ended December 31, 2002, this represents $3,382 for the payment of monthly country club fees, an IRA contribution in the amount of $3,331, deferred compensation in the amount of $9,971, a car allowance of $787, and $3,000 in directors’ compensation fees. For fiscal year ended December 31, 2001, this represents $3,409 for the payment of monthly country club fees, an IRA contribution in the amount of $2,951, deferred compensation in the amount of $4,909 and $3,000 in directors’ compensation fees. For fiscal year ended December 31, 2000, this represents $2,979 for the payment of monthly country club fees, an IRA contribution of $2,709, $750 as directors’ compensation fees and $5,000 for moving expenses. For fiscal year ended December 31, 1999, this represents the payment of monthly country club fees in the amount of $4,803.

(2)	For fiscal year ended December 31, 2002, this represents $2,227 for the payment of monthly country club fees, an IRA contribution in the amount of $3,331, deferred compensation in the amount of $9,971, a car allowance of $926 and $3,000 in directors’ compensation fees. For fiscal year ended December 31, 2001, this represents $2,048 for the payment of monthly country club fees, an IRA contribution in the amount of $2,951, deferred compensation in the amount of $4,909 and $3,000 in directors’ compensation fees. For fiscal year ended December 31, 2000, this represents $2,159 for the payment of monthly country club fees, an IRA contribution in the amount of $2,709 and $750 as directors’ compensation fees. For fiscal year ended December 31, 1999, this represents $4,803 for the payment of monthly country club fees.

Aggregated Option Exercises in Last Fiscal Year
and Option Values at December 31, 2002

			Number of	Value of
			Unexercised	Unexercised
	Number of		Options at	In-the-Money
	Shares		December 31, 2002	Options at
	Acquired	Value	Exercisable/	December 31, 2002
Name	on Exercise	Realized	Unexercisable	Exercisable/Unexercisable

Marc R. Lively	—	—	27,224/23,826	$272,240/$238,260
Mark W. Hines	—	—	27,224/23,826	$272,240/$238,260

Deferred Compensation Master Plan Agreement

     On February 14, 2001, the Board of Directors approved the adoption of a Deferred Compensation Master Plan Agreement (“the Compensation Plan”) by the Company. The Compensation Plan provides additional retirement benefits for a select group of management. To be eligible for the Compensation Plan, an employee must be designated, in writing, as a participant by the Board of Directors. Once an employee becomes a participant, he or she remains a participant until his or her termination of employment with the Company, and thereafter, until all benefits to which he or she (or his or her beneficiary) is entitled under the Compensation Plan have been paid, unless otherwise provided under the Compensation Plan.

     The Deferred Compensation Plan provides that the Company will make contributions to a participant’s retirement account at the written direction of the Board of Directors in amounts determined at the sole discretion of the Board of Directors.

     On February 14, 2001, the Board of Directors designated Mark W. Hines and Marc R. Lively as eligible participants in the Compensation Plan. The Board of Directors also determined that the Company will make a contribution to each named executive’s retirement account of 9% of that executive’s monthly base salary.

     The retirement benefits under the Deferred Compensation Plan will vest according to the following schedule:

Completed Years of Plan Participation	Vested Percentage

0-10	00.00%
11 or more	100%

     Upon retirement at age 65 (or as otherwise permitted under the Plan), a participant in the Deferred Compensation Plan receives an annual benefit. The annual benefit will amount to the sum of all amounts deferred, including any contributions made by the Company, any interest credited to the participant or his or her beneficiaries and investment earning or losses credited pursuant to the agreement, minus any distributions to such participant or his or her beneficiaries. The Plan Administrator will have the sole discretion to determine the amount of each annual installment based on the value of the participant’s accrued benefit at the date of retirement and on prevailing interest rates at that time.

     The Compensation Plan also entitles participants to disability, death, and termination benefits.

     The Board of Directors adopted the Deferred Compensation Plan because it believes that it is in the Company’s best interest to provide such benefits to executives. The Board of Directors believes that the Compensation Plan, bonuses, and other benefits enhance the Company’s ability to attract and retain the executive talent that the Company needs in order to maximize its return to shareholders.

     The Company attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with average market rates for executives who hold comparable positions or have similar qualifications in the Company’s size.

Employment Agreements

     Community First has entered into employment agreements with Messrs. Hines and Lively. Community First entered into the employment agreements to assure itself of the employment of the executives for the terms specified in the agreements. The terms of the employment agreements require the executives to remain in the employ of Community First for a term of thirty-six (36) full calendar months. The employment terms are automatically renewable unless the agreement is terminated or amended in accordance with the terms of such agreements. These agreements were renewed in May 2002 for an additional twenty-four months.

     These employment agreements also include change-in-control provisions. The change-in-control terms are intended to encourage key executives to remain in Community First’s employ by providing them with greater security and imposing various restrictions on competitive employment should an officer leave Community First’s employment. If the change in control provisions become operative, and if the employment with Community First of one of these officers is terminated, the officer will be entitled to receive a severance pay or liquidated damages, or both, one (1) times the executive’s base amount currently in effect. The executive will also be entitled to receive continued benefits, retirement contributions that would have been made under the remaining term of the agreement and benefits due under or contributed to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by Community First on the executive’s behalf.

     A change in control of Community First will be deemed to occur if (1) there occurs an acquisition in one or more transactions of at least 15% but less than 25% of Community First’s common stock by any person, or by two or more persons acting as a group (excluding officers and directors of Community First), and the adoption by the Board of Directors of a resolution declaring that a change in control of Community First has occurred; or (ii) there occurs a merger, consolidation, reorganization, re-capitalization or similar transaction involving the securities of Community First upon the consummation of which more than 50% in voting power of the voting securities of the surviving corporation(s) is held by persons other than former shareholders of Community First; or (iii) 25% or more of the directors elected by shareholders of Community First to the Board of Directors are persons who were not listed as nominees in Community First’s then most recent proxy statement.

     The employment agreements also entitle the executives to benefits if the executive is terminated for a disability, retirement or death of the executive. Upon the executive’s termination for disability, Community First will pay the executive as disability pay, a bi-weekly payment equal to two-thirds (2/3) of executive’s bi-weekly rate of Base Salary on the effective date of such termination. Community First will also continue to provide life, medical, dental and disability coverage to the executive. Upon termination of the executive at retirement, which is at age 65 or in accordance with any retirement management established with the executive’s consent, the executive will be entitled to all benefits under any retirement plan of Community First. See “Deferred Compensation Plan.” Upon termination at death, the executive’s beneficiaries will be entitled to the executive’s benefits.

     The Board of Directors caused Community First to enter into these employment agreements with the executives because it believes that it is in Community First’s best interest to assure itself of the employment of the executives and to restrict the executives’ competitive employment should the executive leave the employ of Community First.

     The executives are not entitled to any benefits under the employment agreements if they are terminated for cause.

Director Compensation

     All directors, including directors who are employees of the Company, receive $450.00 as compensation for each board meeting attended. In addition, each outside director receive $200.00 per committee meeting attended. In addition, the Executive Committee members are paid an annual retainer fee of $2,000.

RELATED PARTY TRANSACTIONS

     Except as set forth below, there were no related party transactions during the nine months ended September 30, 2003 or the year ended December 31, 2002, and there are no existing or proposed direct or indirect material transactions between Community First and any of their officers, directors, or any affiliate of the foregoing, except in the ordinary course of Community First’s business.

     Community First has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers of Community First and their affiliates, including members of their families or corporations, partnerships or other organizations in which such officers of directors have a controlling interest, on substantially the same terms (including price or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such banking transactions have not and will not involve more than the normal risks of collection, nor present other unfavorable features.

     As of September 30, 2003, the aggregate amount of loans outstanding to directors, executive officers and related parties was approximately $4,299,000.

     In February and March, 2002, the Bank purchased two motor vehicles from Jim Sloan Ford Lincoln Mercury, Inc., at a total cost of approximately $74,800. James R. Sloan, the President and CEO of Jim Sloan Ford Lincoln Mercury, Inc., is a director of the Company. The vehicles were purchased in the ordinary course of business of the Bank for use by senior management, and at prices which the Bank believed to be fair and competitive.

PRINCIPAL SHAREHOLDERS

     Set forth below is information, as of September 30, 2003, with respect to beneficial ownership by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (b) each director and nominee, (c) the chief executive officer and the four most highly compensated executive officers for the previous fiscal year and (d) all directors and executive officers of the Company as a group:

Name and Address of		Amount and Nature of		Percent of Outstanding
Beneficial Owner	Description	Beneficial Ownership		Common Stock(1)

Eslick E. Daniel, MD	Director, Chairman of	93,400	(2)	7.51%
501 S. James M. Campbell Blvd	the Board of Directors
Columbia, TN 38401

Marc R. Lively	Director, President	42,464	(4)	2.77%
501 S. James M. Campbell Blvd	of the Company
Columbia, TN 38401	and Chief Executive Officer
	of Community First Bank
	and Trust

Mark W. Hines	Director and Secretary	40,164	(3)	2.75%
501 S. James M. Campbell Blvd	of the Company;
Columbia, TN 38401	President of Community
	First Bank and Trust

Vasant Gopal Hari	Director	2,500		*
501 S. James M. Campbell Blvd
Columbia, TN 38401

Roger Witherow	Director	7,290	(5)	*
501 S. James M. Campbell Blvd
Columbia, TN 38401

Fred C. White	Director	20,500		1.65%
501 S. James M. Campbell Blvd
Columbia, TN 38401

Henry Paul Woody	Director	2,000	(6)	*
501 S. James M. Campbell Blvd
Columbia, TN 38401

Dinah C. Vire	Director	10,400	(7)	*
501 S. James M. Campbell Blvd
Columbia, TN 38401

Bernard Childress	Director	5,400	(8)	*
501 S. James M. Campbell Blvd
Columbia, TN 38401

James R. Sloan	Director	8,430	(8)(9)	*
501 S. James M. Campbell Blvd
Columbia, TN 38401

Dianne Scroggins	Chief Financial	3,000	(10)	*
501 S. James M. Campbell Blvd	Officer of the Company
Columbia, TN 38401	and Community First
	Bank and Trust

Peggy C. McEwen	Compliance	1,940	(11)	*
501 S. James M. Campbell Blvd	Officer
Columbia, TN 38401

Name and Address of		Amount and Nature of		Percent of Outstanding
Beneficial Owner	Description	Beneficial Ownership		Common Stock(1)

Randy Maxwell	Director	8,500	(12)	*
501 S. James M. Campbell Blvd
Columbia, TN 38401

H. Allen Pressnell, Jr.	Director	11,380	(13)	*
501 S. James M. Campbell Blvd
Columbia, TN 38401

Stephen F. Walker	Director	8,790	(14)	*
501 S. James M. Campbell Blvd
Columbia, TN 38401

All executive officers and		266,158		23%
directors as a group (16 persons)

*	Indicates less than 1%.

(1)	For the purpose of computing the percentage of outstanding shares owned by each beneficial owner, shares subject to presently exercisable stock options held by such beneficial owner are deemed to be outstanding. Such shares are not deemed to be outstanding for the purpose of computing the percentage owned by any other person.

(2)	Includes 10,000 shares of the Company’s Common Stock owned by Dr. Daniel’s wife, 40,000 shares held by the Daniel General Partnership, 20,000 shares held by various trusts in which the director serves as trustee, and options to purchase 3.400 shares that are exercisable pursuant to the Organizer Options Agreement.

(3)	Includes 2,000 shares of the Company’s Common Stock owned jointly with Mr. Hines’ mother, options to purchase 31,764 shares pursuant to the Management Stock Option Agreement and options to purchase 1,400 shares pursuant to the Organizer Options Agreement.

(4)	Includes 2,200 shares of the Company’s Common Stock owned jointly with Mr. Lively’s wife, 100 shares owned by Mr. Lively’s daughter and held by Mr. Lively’s wife as custodian, options to purchase 31,764 shares of the Company’s Common Stock pursuant to the Management Stock Option Agreement and options to purchase 3,400 shares pursuant to the Organizer Options Agreement.

(5)	Includes 3,500 shares of the Company’s Common Stock held in an IRA owned by Mr. Witherow’s wife.

(6)	Includes 1,000 shares of the Company’s Common Stock owned by Mr. Woody’s wife.

(7)	Includes 2,000 shares of the Company’s Common Stock held in custodian account by Ms. Vire for her daughter and options to purchase 3,400 shares of the Company’s Common Stock pursuant to the Organizer Options Agreement.

(8)	Includes options to purchase 3,400 shares of the Bank’s Common Stock pursuant to the Organizer Options Agreement.

(9)	Includes options to purchase 3,400 shares of the Company’s Common Stock pursuant to the Organizer Options Agreement. Includes 30 shares held by the reporting person’s grandchildren. The reporting person serves as custodian of these shares.

(10)	Includes options to purchase 2,000 shares of the Company’s Common Stock pursuant to the Employee Stock Option Agreement.

(11)	Includes 930 shares of the Company’s Common Stock owned jointly with Ms. McEwen’s husband, 10 shares of the Company’s Common Stock owned by Ms. McEwen’s son and options to purchase 1,000 shares of the Company’s Common Stock pursuant to the Employee Stock Option Agreement.

(12)	Includes 100 shares of the Company’s Common Stock owned by Mr. Maxwell’s children and options to purchase 3,400 shares of the Company’s Common Stock pursuant to the Organizer Options Agreement.

(13)	Includes 1,000 shares of the Company’s Common Stock owned jointly with Mr. Pressnell’s wife, and options to purchase 3,400 shares of the Company’s Common Stock pursuant to the Organizer Options Agreement.

(14)	Includes 390 shares of the Company’s Common Stock owned by the Walker Family Limited Partnership, which represents Mr. Walker’s 3.9% Limited Partnership Interest in the Company’s Common Stock owned by the Walker Family Limited Partnership, and 3,400 shares of the Company’s Common Stock pursuant to the Organizer Options Agreement.

DESCRIPTION OF OUR CAPITAL STOCK

     Our charter authorizes our board of directors, without shareholder approval, to issue up to 1,500,000 shares of common stock, $5 par value. As of the date of this prospectus, 171,000 shares of our common stock were reserved for issuance under our Stock Option Plan.

     All shares of our common stock will be entitled to share equally in dividends from legally available funds, when, as and if declared by our board of directors. We do not anticipate that we will pay any cash dividends on our common stock in the near future. If we were to voluntarily or involuntarily liquidate or dissolve, all shares of our common stock would be entitled to share equally in all of our remaining assets available for distribution to our shareholders. Each holder of common stock will be entitled to one vote for each share on all matters submitted to the shareholders. Whenever we issue new shares of capital stock, holders of our common stock will not have any right to acquire authorized but unissued capital stock. No redemption, sinking fund or conversion rights or provisions apply to our common stock. All shares of our common stock issued in the offering as described in this prospectus will be fully paid and nonassessable.

SELECTED PROVISIONS OF OUR CHARTER AND BYLAWS AND TENNESSEE LAW

     Classified Board of Directors. Our charter provides that our board of directors is to be divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of having a classified board of directors is that only approximately one-third of the members of our board of directors are elected each year. As a result, two annual meetings are required for shareholders to change a majority of the members of our board of directors.

     The purpose of dividing the board of directors into classes is to facilitate continuity and stability of leadership by insuring that experienced personnel familiar with us will be represented on the board of directors at all times, and to permit management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of our board of directors, such provisions may discourage some potential mergers, tender offers or takeover attempts.

     Limitations of Directors Liability.

     Section 48-18-503 of the Tennessee Business Corporation Act (the “Act”) provides that, unless its charter provides otherwise, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     In addition, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed that, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in its best interest, and, in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. A corporation may not indemnify a director under this law in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

     Our charter and our bylaws limit the liability of our directors to the greatest extent permitted by law. Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by Tennessee law.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE

     All shares sold in this offering will be freely tradable without restriction or registration under the Securities Act of 1933, except for any shares purchased by an “affiliate” of Community First, which will be subject to the resale limitations set forth in Securities and Exchange Commission Rule 144.

     All of our directors are considered “affiliates” within the meaning of Rule 144 and will, therefore, be subject to the applicable resale limitations with respect to the shares purchased in this offering and are subject to applicable resale limitations with respect to the shares they currently own. In general, the number of shares that can be sold by each director in brokers’ transactions, (as that term is used in Rule 144) within any three month period may not exceed the greater of one percent (1%) of the outstanding shares as shown by the most recent report or statement published by Community First, or the average weekly reported volume of trading in the shares on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the sale.

EXPERTS

     The financial statements of Community First as of December 31, 2002 and 2001 and for the years then ended included in this prospectus, have been audited by Crowe Chizek and Company LLC, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

     The validity of the shares of common stock offered under this prospectus are being passed upon by Bone McAllester Norton PLLC, Nashville, Tennessee.

WHERE YOU CAN FIND MORE INFORMATION

     We filed a registration statement on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of common stock offered under this prospectus. The registration statement contains additional information about us and our common stock. The Securities and Exchange Commission allows us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected and copied at the Public Reference Section at the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     We furnish our shareholders with annual reports containing audited financial statements. We also file periodic reports and notices with the SEC, including annual reports on Form 10-KSB and quarterly reports on Form 10-QSB, as well as proxy statements and current reports on Form 8-K.

     Our internet website address is http://www.cfbk.com.

COMMUNITY FIRST, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

REPORT OF INDEPENDENT AUDITORS	F-2
FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS, December 31, 2002 and 2001 and (unaudited) September 30, 2003	F-3
CONSOLIDATED STATEMENTS OF OPERATIONS for the Years Ended December 31, 2002 and 2001 and (unaudited) for the Nine Months Ended September 30, 2003 and 2002	F-4
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY For the Years Ended December 31, 2002 and 2001 and (unaudited) for the Nine Months Ended September 30, 2003	F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS for the Years Ended December 31, 2002 and 2001 and (unaudited) for the Nine Months Ended September 30, 2003 and 2002	F-6
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS for the Years Ended December 31, 2002 and 2001 and (unaudited) for the Nine Months Ended September 30, 2003 and 2002	F-7

COMMUNITY FIRST, INC.
CONSOLIDATED BALANCE SHEETS

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Community First, Inc.
Columbia, Tennessee

We have audited the consolidated balance sheets of Community First, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First, Inc. as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC
Brentwood, Tennessee
January 23, 2003

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
CONSOLIDATED BALANCE SHEETS

($ amounts in thousands, except share data)

	September 30, 2003	December 31,
	(unaudited)	2002	2001

ASSETS
Cash and due from banks	$5,315	$5,743	$3,609
Federal funds sold	3,124	9,153	—

Cash and cash equivalents	8,439	14,896	3,609
Securities available for sale	24,416	18,563	21,745
Loans held for sale	600	3,316	1,856
Loans	160,521	133,206	97,299
Allowance for loan losses	(2,041)	(1,773)	(1,328)

Net loans	158,480	131,433	95,971

Premises and equipment	3,711	3,905	3,779
Accrued interest receivable	810	731	757
Federal Home Loan Bank stock	388	361	200
Other assets	762	750	484

Total assets	$197,606	$173,955	$128,401

LIABILITIES SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$17,237	$13,891	$9,763
Interest-bearing	157,644	137,957	101,454

Total deposits	174,881	151,848	111,217
Federal funds purchased	—	—	720
Federal Home Loan Bank advances	6,000	6,000	4,000
Trust preferred securities	3,000	3,000	—
Accrued interest payable	577	446	649
Other liabilities	206	509	402

Total liabilities	184,664	161,803	116,988
Shareholders’ equity
Common stock, $5 par value, authorized 1,500,000 shares; shares issued: 1,152,906 at 9/30/03, 1,148,906 at 12/31/02 and 1,145,506 at 12/31/01	5,767	5,745	5,728
Additional paid-in capital	5,767	5,745	5,728
Retained earnings (accumulated deficit)	1,407	542	(208)
Accumulated other comprehensive income	1	120	165

Total shareholders’ equity	12,942	12,152	11,413

Total liabilities and shareholders’ equity	$197,606	$173,955	$128,401

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

($ amounts in thousands, except per share data)

	Nine Months Ended		Year Ended
	September 30,		December 31,
	(unaudited)
	2003	2002	2002	2001

Interest income
Loans, including fees	$6,808	$5,792	$8,037	$7,022
Securities	406	652	842	1,205
Federal funds sold	66	66	78	157

Total interest income	7,280	6,510	8,957	8,384
Interest expense
Deposits	2,549	2,584	3,533	4,400
Federal Home Loan Bank advances	191	186	249	31
Other	108	14	55	—

Total interest expense	2,848	2,784	3,837	4,431

Net interest income	4,432	3,726	5,120	3,953
Provision for loan losses	344	417	683	594

Net interest income after provision for loan losses	4,088	3,309	4,437	3,359
Noninterest income
Service charges on deposit accounts	758	477	664	539
Gain on sale of loans	488	318	318	233
Securities gains	—	104	104	139
Other	134	126	313	209

Total other income	1,380	1,025	1,399	1,120
Noninterest expenses
Salaries and employee benefits	1,844	1,555	2,082	1,768
Occupancy	240	192	256	206
Furniture and equipment	358	277	378	327
Data processing fees	370	331	451	350
Advertising and public relations	156	166	228	217
Other	1,113	939	1,205	1,033

Total other expenses	4,081	3,460	4,600	3,901

Income before income taxes	1,387	874	1,236	578
Income taxes (benefits)	522	343	486	(45)

Net income	$865	$531	$750	623

Net income per share
Basic	$0.75	$0.46	$0.65	$0.54
Diluted	0.70	0.44	0.61	0.51

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years Ended December 31, 2002 and 2001 and Nine Months Ended September 30, 2003 (Unaudited)

($ amounts in thousands)

				Retained	Accumulated
			Additional	Earnings	Other	Total
		Common	Paid-In	(Accumulated	Comprehensive	Shareholders’
	Shares	Stock	Capital	Deficit)	Income	Equity

Balance at January 1, 2001	1,145,506	$5,728	$5,728	$(831)	$196	$10,821
Comprehensive income
Net income	—	—	—	623	—	623
Other comprehensive income
Change in unrealized gain (loss) on securities available for sale	—	—	—	—	55	55
Reclassification adjustment for gains included in net income, net of $53 in income taxes	—	—	—	—	(86)	(86)

Total comprehensive income	—	—	—	—	—	592

Balance at December 31, 2001	1,145,506	5,728	5,728	(208)	165	11,413

Issuance of 3,400 shares of common stock for the exercise of stock options	3,400	17	17	—	—	34
Comprehensive income
Net income	—	—	—	750	—	750
Other comprehensive income
Change in unrealized gain (loss) on securities available for sale	—	—	—	—	18	18
Reclassification adjustment for gains included in net income, net of $41 in income taxes	—	—	—	—	(63)	(63)

Total comprehensive income	—	—	—	—	—	705

Balance at December 31, 2002	1,148,906	5,745	5,745	542	120	12,152

Issuance of 2,000 shares of common stock for the exercise of stock options (unaudited)	4,000	22	22	—	—	44
Comprehensive income
Net income (unaudited)	—	—	—	865	—	865
Change in unrealized gain (loss) on securities available for sale (unaudited)	—	—	—	—	(119)	(119)

Total comprehensive income	—	—	—	—	—	790

Balance at September 30, 2003 (unaudited)	1,152,906	$5,767	$5,767	$1,407	$1	$12,942

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

($ amounts in thousands)

	Nine Months Ended		Year Ended
	September 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Cash flows from operating activities
Net income	$865	$531	$750	$623
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	423	246	395	343
Provision for loan losses	344	417	683	594
Deferred tax benefits	(76)	(88)	(86)	(45)
Mortgage loans originated for sale	(25,133)	(16,724)	(23,264)	(16,145)
Proceeds from sale of mortgage loans	28,337	16,286	22,122	14,685
Gain on sale of loans	(488)	(318)	(318)	(233)
Securities gains	—	(104)	(104)	(139)
FHLB stock dividends	(11)	(10)	(14)	(10)
Decrease in accrued interest receivable	(79)	136	26	10
Decrease in accrued interest payable	131	56	(203)	(77)
Less Deferred Tax Benefit
Other, net	(165)	38	(92)	(100)

Net cash from operating activities	4,148	466	(105)	(494)
Cash flows from investing activities
Purchases of securities available for sale	(31,495)	(12,758)	(19,279)	(17,705)
Principal payments for securities available for sale	1,305	870	1,283	—
Proceeds from sales of securities available for sale	—	8,784	8,784	5,111
Proceeds from maturities and redemptions of securities available for sale	24,000	8,907	12,415	8,232
Purchase of FHLB stock	(16)	(123)	(147)	(89)
Net increase in loans	(27,391)	(26,736)	(36,145)	(30,752)
Purchases of premises and equipment	(85)	(373)	(465)	(100)

Net cash from investing activities	(33,682)	(21,429)	(33,554)	(35,303)
Cash flows from financing activities
Increase in deposits	23,033	27,420	40,632	23,465
Increase (decrease) in federal funds purchased	—	(720)	(720)	720
Proceeds from FHLB advances	—	2,000	2,000	4,000
Issuance of trust preferred securities	—	3,000	3,000
Proceeds from issuance of common stock	44	—	34	—

Net cash from financing activities	23,077	31,700	44,946	28,185

Net change in cash and cash equivalents	(6,457)	10,737	11,287	(7,612)
Cash and cash equivalents at beginning of period	14,896	3,609	3,609	11,221

Cash and cash equivalents at end of period	$8,439	$14,346	$14,896	$3,609

Supplemental disclosures of cash flow information
Cash paid during period for:
Interest	$2,717	$2,714	$4,040	$4,508
Income taxes	868	470	528	15

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001 and years then ended and September 30, 2003 (unaudited) and nine months ended September 30, 2003 and 2002 (unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Community First, Inc. and its wholly-owned subsidiaries, Community First Bank & Trust and Community First Capital Trust I, together referred to as “the Company”. Intercompany transactions and balances are eliminated in consolidation. Footnote tables are presented in thousands, except share and per share data.

The Company provides financial services through its offices in Maury county. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

On August 1, 2002, Community First Bank & Trust (the Bank) became a wholly-owned subsidiary of Community First, Inc. (the Company), a one-bank holding company. The Company was formed through a change in legal entity in which the shareholders of the Bank became shareholders of the Company receiving one share of Company common stock for each share of Bank stock owned. The historical cost basis of assets and liabilities has been carried forward.

Use of Estimates:   To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows:   Cash and cash equivalents includes cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities:   Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Trading securities are carried at fair value, with changes in unrealized holding gains and losses included in income. Other securities such as Federal Home Loan Bank stock are carried at cost which approximates fair value.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans:   Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis.

Accrual of interest is discontinued on a loan when management of the Bank determines upon consideration of economic and business factors affecting collection efforts that collection of interest is doubtful. Commercial and real estate loans are considered for placement on non-accrual status when past due over 90 days. Consumer loans are considered when past due over 30 days. Payments received on such loans are reported as principal reductions. Loans are returned to accrual status when full loan repayment is no longer in doubt.

Allowance for Loan Losses:   The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets:   Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment:   Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 40 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 5 to 7 years.

Stock Dividends:   A two-for-one stock split to shareholders in the form of a 100% stock dividend (unaudited) was distributed in July 2003, resulting in the issuance of 575,453 shares of common stock. Share data has been adjusted to reflect the stock dividends.

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share:   Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Earnings and dividends per share are restated for all stock splits and dividends through the date of issue of the financial statements.

Mortgage Banking Activities:   The Bank originates mortgage loans for sale and these loans are carried at the lower of cost or fair value, determined on an aggregate basis. Generally, these loans are sold at origination in a manner designed to minimize market risk directly related to interest rate movements. Origination fees are recorded as income when the loans are sold to third party investors.

Off-Balance Sheet Financial Instruments:   Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Income Taxes:   Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Comprehensive Income:   Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Newly Issued But Not Yet Effective Accounting Standards:   Statement of Financial Accounting Standard (SFAS) No. 143 Accounting for Asset Retirement Obligations, SFAS No. 145 Rescission of FSAB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities were adopted on January 1, 2003. Management determined that when the new accounting standards are adopted they will not have a material impact (unaudited) on the Company’s financial condition or results of operations.

Loss Contingencies:   Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Restrictions on Cash:   Cash on hand or on deposit with the Federal Reserve Bank of $563,000 (unaudited) and $520,000 was required to meet regulatory reserve and clearing requirements at September 30, 2003 and December 31, 2002. These balances do not earn interest.

Fair Value of Financial Instruments:   Fair value of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Benefit Plan:   In January 2003, the Bank adopted a 401(k) plan for all employees. The Bank maintained a Simple IRA plan for all employees in 2002 and 2001. The Bank matched up to 3% of wages for all periods presented. The Bank contributed $37,000 (unaudited) and $30,000 (unaudited) for the six months ended June 30, 2003 and 2002. The Bank contributed $28,000 in 2002 and $25,000 in 2001.

Dividend Restriction:   Banking regulations require maintaining certain capital levels and may limit the dividends paid by the bank to the holding company or by the holding company to shareholders.

Operating Segments:   While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Reclassifications:   Some items in the prior year financial statements were reclassified to conform to the current presentation.

Stock Compensation:   Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

		Nine Months Ended		Year Ended
		September 30,		December 31,
		2003	2002	2002	2001

		(unaudited)
Net income	As reported	$865	$531	$750	$623
Deduct: Stock-based compensation expense determined under fair value based method		76	93	120	259

	Pro forma	789	438	630	364
Basic income per share	As reported	0.75	0.46	0.65	0.54
	Pro forma	0.69	0.38	0.54	0.31
Diluted income per share	As reported	0.70	0.44	0.61	0.51
	Pro forma	0.64	0.36	0.51	0.30

In calculating the pro forma disclosures, the fair value of the options granted is estimated as of the date granted using the Black-Scholes option pricing model. The following assumptions were used for the 2003 grant: dividend yield of 0 percent and risk free interest rate of 3.56%, expected life of seven years, and expected stock volatility of 19.40%. The following assumptions were used for the 2002 grant: dividend yield of 0% and risk free interest rate of 5.38% , and an expected life of seven years. No assumption was made for estimated volatility since it is not feasible to determine this assumption for an entity whose stock is not actively traded. The weighted-average fair value of options granted during 2002 was $10.48 per share. No options were granted in 2001.

NOTE 2 – SECURITIES AVAILABLE FOR SALE

The fair value of securities available for sale and the related gross unrealized gains and losses are as follows:

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

September 30, 2003 (unaudited)
U.S. Government and federal agency	$18,341	$53	$—
Mortgage-backed securities	3,260	11	—
State and Municipals	151	—	—
Other debt securities	2,438	—	(63)
Equity securities	226	—	—

Total	$24,416	$64	$(63)

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Gross	Gross
	Fair	Unrealized	Unrealized
	Value	Gains	Losses

December 31, 2002
U.S. Government and federal agency	$14,635	$129	$(11)
Mortgage-backed securities	2,204	78	—
Other debt securities	1,498	3	(5)
Equity securities	226	—	—

Total	$18,563	$210	$(16)

December 31, 2001
U.S. Government and federal agency	$14,432	$285	$(9)
Mortgage-backed securities	5,126	43	(19)
Other debt securities	1,982	—	(32)
Equity securities	205	—	—

Total	$21,745	$328	$(60)

The fair value of debt securities at September 30, 2003 (unaudited), by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

Fair Value

Due in one year or less	$9,174
Due after one through five years	9,167
Due after five through ten years	—
Due after ten years	2,589
Mortgage-backed securities	3,260
Equity securities	226

Total	$24,416

The fair value of debt securities at December 31, 2002, by contractual maturity is shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations.

Fair Value

Due in one year or less	$513
Due after one through five years	13,617
Due after five through ten years	505
Due after ten years	1,498
Mortgage-backed securities	2,204
Equity securities	226

Total	$18,563

Gross gains of $104,000 and $139,000 were recognized from sale of securities in 2002 and 2001.

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SECURITIES AVAILABLE FOR SALE (Continued)

Gross gains of $104,000 (unaudited) were recognized from sale of securities for the nine months ended September 30, 2002. Securities carried at $10,047,000 (unaudited), $8,812,000 and $18,012,000 at September 30, 2003 and December 31, 2002 and 2001, were pledged to secure deposits and for other purposes as required or permitted by law. No securities were sold in the nine months ended September 30, 2003 (unaudited).

NOTE 3 - LOANS

A summary of loans outstanding by category follows:

	September 30,	December 31,
	2003	2002	2001

	(unaudited)
Real estate
Construction	$25,707	$28,897	$18,710
1-4 family residential	46,265	39,067	26,915
Commercial	57,185	36,315	26,377
Other	638	376	—
Commercial, financial and agricultural	20,915	18,918	15,579
Consumer	9,321	9,262	9,429
Other	490	371	289

	$160,521	$133,206	$97,299

Changes in the allowance for loan losses were as follows:

	Nine months ended		Year ended
	September 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Balance at beginning of year	$1,773	$1,328	$1,328	$897
Provision for loan losses	344	417	683	594
Loans charged off	(94)	(115)	(271)	(179)
Recoveries	18	27	33	16

Balance of end of year	$2,041	$1,657	$1,773	$1,328

At September 30, 2003 (unaudited) and December 31, 2002 and 2001 or during the years then ended there were no loans classified as impaired.

Nonperforming loans were as follows:

	September 30,	December 31,
	2003	2002	2001

	(unaudited)
Loans past due over 90 days still on accrual	$120	$407	$801
Nonaccrual loans	537	28	58

Nonperforming loans and impaired loans are defined differently. Some loans may be

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

included in both categories, whereas other loans may only be included in one category.

NOTE 4 – PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

	September 30,	December 31,
	2003	2002	2001

	(unaudited)
Land	$1,331	$1,326	$1,326
Buildings and improvements	1,780	1,780	1,652
Furniture and equipment	1,706	1,625	1,288

	4,817	4,731	4,266
Less: Allowance for depreciation	(1,106)	(826)	(487)

	$3,711	$3,905	$3,779

Depreciation expense for the year ended 2002 and 2001 was $339,000 and $283,000. Depreciation expense for the nine months ended September 30, 2003 and 2002 (unaudited) was $280,000 and $158,000.

Rent expense was $64,000 and $40,000 for the year ended 2002 and 2001. Rent expense for the nine months ended Septembr 30, 2003 and 2002 (unaudited) was $68,000 and $47,000.

NOTE 5 – DEPOSITS

Deposits are summarized as follows:

	September 30,	December 31,
	2003	2002	2001

	(unaudited)
Noninterest-bearing demand accounts	$17,237	13,891	$9,763
Interest-bearing demand accounts	52,823	46,450	27,092
Savings accounts	6,637	5,870	3,514
Time deposits greater than $100,000	36,471	34,066	33,143
Other time deposits	61,713	51,571	37,705

	$174,881	$151,848	$111,217

At September 30, 2003 (unaudited), scheduled maturities of time deposits are as follows:

2003	$21,706
2004	55,023
2005	9,374
2006	4,481
2007	7,461
2008	139

$98,184

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – DEPOSITS (Continued)

At December 31, 2002, scheduled maturities of time deposits are as follows:

2003	$57,267
2004	13,296
2005	3,723
2006	4,086
2007	7,265

$85,637

NOTE 6 – FEDERAL HOME LOAN BANK ADVANCES

The Bank has established a line of credit with the Federal Home Loan Bank (FHLB) secured by a blanket pledge of 1-4 family residential mortgage loans. The extent of the line is dependent, in part, on available collateral. The arrangement is structured so that the carrying value of the loans pledged amounts to 135% of the principal balance of the advances from the FHLB. To participate in this program, the Bank is required to be a member of the Federal Home Loan Bank and own stock in the FHLB. The Bank has $388,000 (unaudited) and $361,000 of such stock at September 30, 2003 and December 31, 2002 to satisfy this requirement.

     At September 30, 2003 (unaudited) and December 31, 2002 and 2001, advances from the FHLB totaled $6,000,000, $6,000,000 and $4,000,000. The interest rates on these advances range from 3.39% to 4.67% for all periods. The weighted average rates for September 30, 2003 (unaudited), December 31, 2002 and 2001 were 4.23%, 4.23% and 4.09%. The Bank has an undrawn $4,000,000 standby letter of credit with the FHLB as of September 30, 2003 (unaudited) and $3,000,000 as of December 31, 2002. The letter of credit is used as a pledge to the State of Tennessee Bank Collateral Pool. Qualifying loans totaling $12,150,000 and $12,150,000 were pledged as security under a blanket pledge agreement with the FHLB at September 30, 2003 (unaudited) and December 31, 2002.

At September 30, 2003 (unaudited) and December 31, 2002, maturities of the advances from the FHLB are as follows:

2003	$1,000
2004	1,000
2005	3,000
2006	1,000

$6,000

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – TRUST PREFERRED SECURITIES

     The Company issued $3,000,000 of floating rate obligated mandatory redeemable securities through a special purpose entity as part of a private offering. The securities mature on December 31, 2032, however, the maturity may be shortened to a date not earlier than September 30, 2007. They are presented in liabilities on the balance sheet and count as Tier 1 capital for regulatory capital purposes. Debt issue costs of $62,000 have been capitalized and are being amortized over the term of the securities. The interest rate on the trust preferred securities was 4.50% (unaudited) as of September 30, 2003 and 4.75% as of December 31, 2002.

NOTE 8 – INCOME TAXES

The tax effect of each type of temporary difference that gives rise to net deferred tax assets and liabilities is as follows:

	September 30,	December 31,
	2003	2002	2001

	(unaudited)
Deferred tax assets (liabilities)
Allowance for loan losses	$660	$544	$385
Pre-opening costs, net of amortization	33	66	95
Depreciation	(124)	(126)	(82)
Unrealized gain on securities	(1)	(74)	(101)
Other	(9)	(2)	(2)

Balance at end of year	$559	$408	$295

The components of income tax expense (benefit) are summarized as follows:

	Nine months ended		Year Ended
	September 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Current
Federal	$500	$352	$471	$220
State	100	77	101	40

Total current taxes	600	429	572	260

Deferred
Federal	$(70)	$(72)	$(70)	$(75)
State	(8)	(14)	(16)	(9)

Total deferred taxes	(78)	(86)	(86)	(84)

Less change in valuation allowance	—	—	—	(221)

Income tax expense (benefit)	$522	$343	$486	$(45)

A reconciliation of actual income tax expense in the financial statements to the expected tax benefit (computed by applying the statutory Federal income tax rate of 34% to income before income taxes) is as follows:

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Nine months ended		Year Ended
	September 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Computed expected tax expense	$471	$297	$420	$196
State income taxes, net of effect of federal income taxes	66	38	56	23
Change in valuation allowance			—	(221)
Other, net	(15)	8	10	(43)

Income tax expense (benefit)	$522	$343	$486	$(45)

NOTE 9 – REGULATORY MATTERS

The Bank’s regulatory reserve requirement at September 30, 2003 (unaudited) and December 31, 2002, was satisfied by teller and vault cash.

Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank and the Company are required to meet specific capital adequacy guidelines that involve quantitative measures of a bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material effect on the Bank’s financial condition.

The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. The risk-based guidelines are based on the assignment of risk weights to assets and off-balance sheet items depending on the level of credit risk associated with them. In addition to minimum capital requirements, under the regulatory framework for prompt corrective action, regulatory agencies have specified certain ratios an institution must maintain to be considered “undercapitalized”, “adequately capitalized”, and “well capitalized”. As of September 30, 2003 (unaudited) and December 31, 2002, the most recent notification from the Bank’s regulatory authority categorized the Bank as “well capitalized”. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Bank and the Company’s capital amounts and ratios at September 30, 2003 (unaudited) and December 31, 2002 and 2001 are as follows:

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

September 30, 2003 (unaudited)
Total Capital to risk weighted assets
Bank	$17,781	11.09%	$11,363	8.00%	$14,204	10.00%
Consolidated	17,946	11.19%	11,372	8.00%	14,215	10.00%
Tier 1 to risk weighted assets
Bank	$15,776	9.84%	$5,681	4.00%	$8,522	6.00%
Consolidated	15,941	9.94%	5,686	4.00%	8,529	6.00%

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

Tier 1 to average assets
Bank	$15,776	8.57%	$7,260	4.00%	$9,075	5.00%
Consolidated	15,941	8.65%	7,269	4.00%	9,086	5.00%
December 31, 2002
Total Capital to risk weighted assets
Bank	$16,602	12.27%	$10,821	8.00%	$13,527	10.00%
Consolidated	16,724	12.36%	10,825	8.00%	13,531	10.00%
Tier 1 to risk weighted assets
Bank	$14,910	11.02%	$5,411	4.00%	$8,116	6.00%
Consolidated	15,032	11.11%	5,412	4.00%	8,118	6.00%
Tier 1 to average assets
Bank	$14,910	8.97%	$6,650	4.00%	$8,313	5.00%
Consolidated	15,032	9.04%	6,654	4.00%	8,317	5.00%

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2001
Total Capital to risk weighted assets
Bank	$12,117	12.18%	$7,962	8.00%	$9,952	10.00%
Tier 1 to risk weighted assets
Bank	$10,872	10.92%	$3,981	4.00%	$5,971	6.00%
Tier 1 to average assets
Bank	$10,872	8.92%	$4,877	4.00%	$6,096	5.00%

NOTE 10 – OFF-BALANCE SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance sheet risk was as follows at September 30, 2003 (unaudited).

	Fixed	Variable
	Rate	Rate

Commitments to extend credit	$2,907	$15,639
Letters of credit	2,355	—

These commitments are generally made for periods of one year or less. The fixed rate loan

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

commitments have interest rates ranging from 3.75% to 9.95%.

The contractual amount of financial instruments with off-balance sheet risk was as follows at December 31, 2002.

	Fixed	Variable
	Rate	Rate

Commitments to extend credit	$3,084	$17,119
Letters of credit	1,730	—

These commitments are generally made for periods of one year or less. The fixed rate loan commitments have interest rates ranging from 3.75% to 9.00%.

NOTE 11 – STOCK OPTIONS

The Company established an Incentive Stock Option Plan for certain members of management and employees and an Organizers’ Non-Qualified Stock Option Plan effective May 17, 1999. The plans granted options to key employees and directors. Exercise price is the market price at the date of grant, so there is no compensation expense recognized in the income statement. The organizer and employee options vest ratably over three years, and the management options vest ratably over six years. At December 31, 2002, there were options to purchase 29,050 shares pursuant to the organizers and employee option agreements and options to purchase 47,650 shares pursuant to the management option agreement. All options expire within ten years from the date of grant.

Options outstanding at September 30, 2003 (unaudited) were as follows:

		Weighted Average
		Remaining
Exercise	Outstanding	Contractual	Exercisable
Prices	Options	Life	Options

$10	139,400	5.9 years	105,622
$19	10,000	8.9 years	3,000
$20	6,200	9.6 years	—

Outstanding at period end	155,600		108,622

A summary of the status of the Company’s stock option plans for the periods ended September 30, 2003 (unaudited) and December 31, 2002 and 2001, and the changes during those periods are presented below:

	Total Option	Exercisable	Weighted
	Shares	Options	Average
	Outstanding	Outstanding	Exercise Price

Outstanding at January 1, 2001	146,300	30,750	$10.00
Options granted	—	—	—
Options which became exercisable	—	34,972	10.00

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Total Option	Exercisable	Weighted
	Shares	Options	Average
	Outstanding	Outstanding	Exercise Price

Outstanding at December 31, 2001	146,300	65,722	10.00
Options granted	10,500	—	19.00
Options exercised	(3,400)	(3,400)	10.00
Options which became exercisable	—	32,928	10.00

Outstanding at December 31, 2002	153,400	95,250	10.61

Options granted (unaudited)	6,200	—	20.00
Options exercised (unaudited)	(4,000)	(4,000)	11.13
Options which became exercisable (unaudited)	—	17,372	11.81

Outstanding at September 30, 2003 (unaudited)	155,600	108,622	$10.98

NOTE 12 – RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates were as follows:

	September 30,	December 31,
	2003	2002

	(unaudited)
Beginning balance	$3,950	$1,075
New loans	939	3,682
Effect of changes in related parties	—	(152)
Repayments	(590)	(677)

Ending balance	$4,299	$3,928

Deposits from principal officers, directors, and their affiliates at September 30, 2003 (unaudited) and December 31, 2002 and 2001 were $5,286,000, $3,088,000 and $3,369,000.

NOTE 13 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issue. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of loans held for sale is based on market quotes. Fair value of debt is based on current rates for similar financing. The fair value of off-balance sheet loan commitments is considered nominal.

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 – FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair value of the Bank’s financial instruments are as follows at December 31, 2002 and 2001:

	2002		2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets
Cash and cash equivalents	$14,896	$14,896	$3,609	$3,609
Securities available for sale	18,563	18,563	21,745	21,745
Loans held for sale	3,316	3,316	1,856	1,856
Loans, net of allowance	131,433	132,979	95,971	97,804
Accrued interest receivable	731	731	757	757
Federal Home Loan Bank stock	361	361	200	200
Financial liabilities
Deposits with defined maturities	$85,629	$87,726	$70,849	$72,005
Deposits with undefined maturities	66,219	66,219	40,368	40,368
Accrued interest payable	446	446	649	649
Federal funds purchased	—	—	720	720
FHLB advances	6,000	6,000	4,000	4,000
Trust preferred securities	3,000	3,000	—	—

NOTE 14 – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Selected quarterly results of operations for each of the three quarters ended September 30, 2003 (unaudited) are as follows:

	Three Months Ended
	March 31	June 30	September 30

	(in thousands, except per share amounts)
Interest income	$2,406	$2,418	$2,456
Interest expense	982	962	904

Net interest income	1,424	1,456	1,552
Provision for loan losses	116	56	172
Other income	314	484	582
Other expense	1,333	1,372	1,376

Income before income tax	289	512	586
Income taxes	113	203	206

Net income	$176	$309	$380
Earnings per common share	$0.15	$0.27	$0.33
Diluted earnings per common share	0.14	0.26	0.31
Cash dividends declared per common share	—	—	—

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 – QUARTERLY RESULTS OF OPERATIONS (UNAUDITED) (Continued)

     Selected quarterly results of operations for each of the four quarters ended December 31, 2002 are as follows:

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31

	(in thousands, except per share amounts)
2002:
Interest income	$2,068	$2,131	$2,311	$2,447
Interest expense	929	870	971	1,067

Net interest income	1,139	1,261	1,340	1,380
Provision for loan losses	97	146	174	266
Other income	283	419	323	374
Other expense	1,115	1,139	1,220	1,126

Income before income tax	210	395	269	362
Income taxes	82	155	106	143

Net income	$128	$240	$163	$219
Earnings per common share	$0.11	$0.21	$0.14	$0.19
Diluted earnings per common share	0.10	0.19	0.14	0.18
Cash dividends declared per common share	—	—	—	—

     Selected quarterly results of operations for each of the four quarters ended December 31, 2001 are as follows:

	Three Months Ended
	March 31	June 30	Sept. 30	Dec. 31

	(in thousands, except per share amounts)
2001:
Interest income	$2,031	$2,092	$2,115	$2,146
Interest expense	1,134	1,136	1,123	1,038

Net interest income	897	956	992	1,108
Provision for loan losses	124	95	157	218
Other income	209	299	321	291
Other expense	918	959	1,002	1,022

Income before income tax	64	201	154	159
Income taxes (benefits)	—	—	—	(45)

Net income	$64	$201	$154	$204
Earnings per common share	$0.05	$0.17	$0.14	$0.18
Diluted earnings per common share	0.05	0.17	0.13	0.16
Cash dividends declared per common share	—	—	—	—

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Community First, Inc. follows:

CONDENSED BALANCE SHEET

	September 30,	December 31,
	2003	2002

($ amounts in thousands)	(unaudited)
Assets
Cash and cash equivalents	$117	$14
Investment in banking subsidiaries	15,777	15,030
Investment in and advances to other subsidiaries	93	93
Other assets	48	108

Total assets	$16,035	$15,245

Liabilities and Equity
Trust preferred securities	$3,093	$3,093
Shareholders’ equity	12,942	12,152

Total liabilities and shareholders’ equity	$16,035	$15,245

CONDENSED STATEMENTS OF INCOME

		For the period
	Nine months	of August 1
	ended	through
	September 30,	December 31,
	2003	2002

($ amounts in thousands)	(unaudited)
Interest income	$2	$2
Dividends from subsidiaries	108	161

Total income	110	163
Interest expense	108	55
Other expense	104	66

Total expenses	212	121
Income before income tax and undistributed subsidiary income	(102)	42
Income tax benefit	101	46
Equity in undistributed subsidiary income	866	220

Net income	$865	$308

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

	Nine months ended	For the period of August 1
	September 30,	through December 31,
	2003	2002

($ amounts in thousands)	(unaudited)
Cash flows from operating activities
Net income	$865	$308
Adjustments:
Equity in undistributed subsidiary income	(866)	(220)
Change in other assets	59	(108)

Net cash from operating activities	58	(20)
Cash flows from investing activities
Investments in and advances to bank subsidiary	—	(3,000)
Investments in and advances to other subsidiary	—	(93)

Net cash from investing activities	—	(3,093)
Cash flows from financing activities
Issuance of trust preferred securities	—	3,093
Proceeds from stock issue	45	34

Net cash from financing activities	45	3,127

Net change in cash and cash equivalents	103
Beginning cash and cash equivalents	14	—

Ending cash and cash equivalents	$117	14

NOTE 16 – EARNINGS PER SHARE

The factors used in the earnings per share computation follows:

	Nine months ended		Year ended
	September 30,		December 31,
	2003	2002	2002	2001

		(unaudited)
Basic
Net income	$865	$531	$750	$623

Weighted average common shares outstanding	1,151,210	1,145,942	1,146,690	1,145,506

Basic earnings per common share	$0.75	0.46	$0.65	$0.54

(Continued)

COMMUNITY FIRST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Nine months ended		Year ended
	September 30,		December 31,
	2003	2002	2002	2001

		(unaudited)
Diluted
Net income	$865	$531	$750	$623

Weighted average common shares outstanding for basic earnings per common share	1,151,210	1,145,942	1,146,690	1,145,506
Add: Dilutive effects of assumed exercise of stock options	78,419	73,458	73,082	73,150

Average shares and dilutive potential common shares	1,229,629	1,219,400	1,219,772	1,218,656

Diluted earnings per common share	$0.70	$0.44	$0.61	$0.51

No options were antidilutive for all periods presented.

EXHIBIT A
COMMUNITY FIRST, INC.
SUBSCRIPTION AGREEMENT

To:	Community First, Inc.
501 S. James Campbell Boulevard
Columbia, Tennessee 38401

Gentlemen:

     You have informed me (the “Subscriber”) that Community First, Inc., a Tennessee corporation (the “Company”), is offering up to 180,000 shares of its $5.00 par value common stock (the “Common Stock”) at a price of $25.00 per share as described in and offered pursuant to the Prospectus furnished to the Subscriber herewith (the “Prospectus”). In addition, you have informed me that the minimum subscription is 200 shares for current Tennessee resident shareholders and 400 shares for all others.

     1.     SUBSCRIPTION. Subject to the terms and conditions hereof, the Subscriber hereby tenders this subscription, together with payment in United States currency by check, cashier’s check or money order payable to “Community First, Inc.” or any other consideration satisfactory to the Company (the “Funds”), representing the payment of $25.00 per share for the number of shares of the Common Stock indicated below.

     2.     ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the Subscriber has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

     3.     ACKNOWLEDGMENTS. The Subscriber hereby acknowledges receipt of a copy of the Prospectus and agrees to be bound by the terms of this Agreement.

     4.     REVOCATION. The Subscriber agrees that once this Subscription Agreement is submitted to the Company, it may not be withdrawn by the Subscriber. The Subscriber agrees not to cancel, terminate or revoke this Subscription Agreement or any agreement of the Subscriber made hereunder and that this Subscription Agreement shall survive the death or disability of the Subscriber.

     BY EXECUTING THIS SUBSCRIPTION AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933, AS AMENDED AND THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

     [Please fill in the information requested below, make your check payable to “Community First, Inc.” and mail this Subscription Agreement and check to the attention of Marc R. Lively, President, Community First, Inc., 501 S. James Campbell Boulevard, Columbia, Tennessee 38401.]

______________________________	______________________________
No. of Shares Subscribed	(Signature of Subscriber)
$______________________________	______________________________
Funds Tendered ($25.00	Name (Please Print or Type)
per share subscribed)
Date:___________________________
Phone Number:______________________________
(Home)
______________________________________
(Office)
Residence Address:____________________________
______________________________________
City, State and Zip Code
Social Security Number or other
Taxpayer Identification Number:________________________

STOCK CERTIFICATE REGISTRATION INSTRUCTIONS

_________________________________________
Name
_________________________________________
Additional Name if Tenant in Common or Joint Tenant
_________________________________________
Mailing Address:

Social Security Number or other Taxpayer Identification Number________________

Number of Shares to be registered in above name(s): ___________________________

Legal form of ownership:

________Individual

________Joint Tenants with Rights of Survivorship

________Tenants in Common

________Uniform Gift to Minors

________Other

FORM OF ACCEPTANCE

Dear Subscriber:

     Community First, Inc. (the “Company”) acknowledges receipt of your subscription for      shares of its $25.00 par value Common Stock and your payment for $     .

     The Company hereby accepts your subscription for the purchase of      shares of its Common Stock, at $25.00 per share, for an aggregate of $     , effective as of the date of this letter.

     Your stock certificate(s) representing shares of Common Stock duly authorized and fully paid will be issued to you as soon as practicable.

     If this acceptance is for a lesser number of shares than that number subscribed by you as indicated in your Subscription Agreement, your payment for shares of Common Stock in excess of the number of shares accepted hereby will be refunded to you by mail, without interest, within ten (10) days of the date hereof.

Very Truly Yours,

COMMUNITY FIRST, INC.

By:

Marc R. Lively President

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company’s charter provides that we shall indemnify our officers, directors, agents and employees to the fullest extent permitted by the Tennessee Business Corporation Act (“TBCA”). Section 48-18-502 of the TBCA provides that a Tennessee corporation may indemnify an individual made a party to a proceeding, because the individual is or was a director, against liability incurred in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative if the individual’s conduct was in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. This indemnity extends to an individual who, while a director of a corporation, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee or agent of another corporation or enterprise. This indemnity extends to any liability for expenses, judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding.

     A corporation may not indemnify a director: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Section 48-18-503 of the TBCA provides that, unless limited by its charter, a corporation shall indemnify a director who has been successful in the defense of any action, suit or proceeding, against expenses actually and reasonably incurred by him or her in connection therewith.

     Section 48-18-507 of the TBCA provides that, unless its charter provides otherwise, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 48-18-503 to the same extent as a director, and a corporation may indemnify an officer, employee, or agent of a corporation who is not a director to the same extent as a director.

     Section 48-18-508 of the TBCA provides that a corporation may purchase and maintain insurance or behalf of such individuals against liability asserted against such persons or incurred by such persons in their capacity as a director, officer, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under the statutes. We have a Directors’ and Officers’ Liability Insurance Policy issued by St. Paul Fire & Marine Insurance Company. We pay the premiums on this insurance policy. The beneficiaries of this policy are our officers and directors and, in some instances, us. This policy provides per occurrence insurance coverage of up to $4.0 million, less specified amounts for deductibles, against certain claims made against our officers and directors.

     These policies indemnify and pay the loss of each of our officers and directors arising from certain claims made against any of them in their capacity as an officer or director unless we indemnify the officers and directors directly. The insurer also will advance the costs of defending against any such claim. The policies do not cover losses incurred by an officer or director who, among other reasons, has acted intentionally or with criminal intent or who has committed fraud against the Company.

     These policies also cover our losses against any claim made against us based on the securities laws and against losses incurred by us for claims made against our officers and directors. In the case of claims made against our officers and directors, we can only recover from the insurers the actual amount of money we spend to indemnify our officers and directors.

     The Registrant’s Bylaws require the Registrant to indemnify its officers, directors, employees or agents to the maximum extent permitted by the TBCA. The section also provides that the Registrant may purchase and maintain insurance as permitted in Section 48-18-508 of the TBCA.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses in connection with the issuance and distribution of the securities being registered. Except for the registration fee, all of the amounts shown are estimates.

Registration Fee	$365
Blue Sky Fees and Expenses	1,000
Accounting Fees	5,000
Legal Fees	25,000
Printing	15,000
Miscellaneous Expenses	3,635
TOTAL	$50,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     No securities have been sold by the registrant within the past three years without registering the securities under the Securities Act of 1933.

ITEM 27. EXHIBITS

The following exhibits are filed herein:

3.1	Company Charter of Incorporation*

3.2	Company By-laws*

5	Opinion regarding legality

10.1	Form of Management Stock Option Agreement**

10.2	Form of Organizers Stock Option Agreement**

10.3	Form of Employee Stock Option Agreement**

10.4	Amended and Restated Employment Agreement between Mark W. Hines and the Company, dated May 15, 2002**

10.5	Amended and Restated Employment Agreement between Marc R. Lively and the Company, dated May 15, 2002**

21	Subsidiaries of the registrant

23.1	Consent of Independent Auditors – Crowe Chizek and Company LLC

23.2	Consent of Attorneys (included in Exhibit 5)

24	Power of Attorney (previously filed)

*	Incorporated herein by reference to the exhibit of the Company’s Form 10QSB for the quarterly period ended September 30, 2002

**	Incorporated herein by reference to the exhibit on the Company’s Form 10-KSB for the year ended December 31, 2002

ITEM 28 UNDERTAKINGS

The undersigned small business issuer hereby undertakes as follows:

     (1)  The small business issuer will:

          (a) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a(3) of the Securities Act;

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

               (iii) Include any additional or changed material information on the plan of distribution.

          (b) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (2)  That for the purposes of determining any liability under the Securities Act of 1933 (the “Act”), it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Act as part of this registration statement as of the time the Commission declared it effective.

     (3)  That for the purposes of determining any liability under the Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

     (4)  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Pre-Effective Amendment on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Columbia, State of Tennessee, on December 19, 2003.

COMMUNITY FIRST, INC.

By:	/s/ Marc R. Lively

Marc R. Lively, Chief Executive Officer

     We, the undersigned directors and officers of Community First, Inc., do hereby constitute and appoint Marc R. Lively and Mark W. Hines, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 19th day of December, 2003 in the capacities indicated:

SIGNATURE	TITLE

/s/ Marc R. Lively Marc R. Lively	President

/s/ Dianne Scroggins Dianne Scroggins	Chief Financial Officer (Chief Financial and Chief Accounting Officer)

* Mark W. Hines	Secretary, Director

* H. Allen Pressnell, Jr.	Director

* James R. Sloan	Director

* Dina C. Vire	Director

* Fred C. White	Director

* Roger Witherow	Director

* Bernard Childress	Director

* Stephen Walker	Director

SIGNATURE	TITLE

* Henry Woody	Director

* Randy Maxwell	Director

* Eslick E. Daniel, M.D.	Director

* Vasant Hari	Director

* /s/ Marc R. Lively

By: Marc R. Lively, as Attorney-in-Fact
Date: December 19, 2003

EXHIBIT INDEX

3.1	Company Charter of Incorporation*

3.2	Company By-laws*

5	Opinion regarding legality

10.1	Form of Management Stock Option Agreement**

10.2	Form of Organizers Stock Option Agreement**

10.3	Form of Employee Stock Option Agreement**

10.4	Amended and Restated Employment Agreement between Mark W. Hines and the Company, dated May 15, 2002**

10.5	Amended and Restated Employment Agreement between Marc R. Lively and the Company, dated May 15, 2002**

21	Subsidiaries of the registrant

23.1	Consent of Independent Auditors – Crowe Chizek and Company LLC

23.2	Consent of Attorneys (included in Exhibit 5)

24	Power of Attorney (previously filed)

*	Incorporated herein by reference to the exhibit of the Company’s Form 10QSB for the quarterly period ended September 30, 2002

**	Incorporated herein by reference to the exhibit on the Company’s Form 10-KSB for the year ended December 31, 2002